   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 2001

                                          REGISTRATION STATEMENT NO. ___________

================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                           SOUTHERN COMMUNITY BANCORP
                 (Name of Small Business Issuer in its Charter)


         Florida                        6021                   59-3619325
(State or Jurisdiction of        (Primary Standard          (I.R.S. Employer
    Incorporation or                 Industrial              Identification
      Organization)             Classification Code             Number)
                                      Number)


                            250 North Orange Avenue
                             Orlando, Florida 32801
                                 (407) 648-1844
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)
                          ----------------------------
                            Charlie W. Brinkley, Jr.
                      Chairman and Chief Executive Officer
                           Southern Community Bancorp
                            250 North Orange Avenue
                             Orlando, Florida 32801
                                 (407) 648-1844
           (Name, Address and Telephone Number of Agent for Service)


                                   Copies to:

Alfred G. Smith, II, Esq.                    Rod Jones, Esq.
Shutts & Bowen LLP                           Shutts & Bowen LLP
201 S. Biscayne Boulevard, Suite 1500        20 North Orange Avenue, Suite 1000
Miami, Florida 33131                         Orlando, Florida  32801
(305) 379-9147                               (407) 849-4906
(305) 381-9982 (fax)                         (407) 425-8316 (fax)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ----------------------------

                         CALCULATION OF REGISTRATION FEE

     Title of Each                                      Proposed              Proposed
        Class of                                         Maximum               Maximum
    Securities to be       Amount to be              Offering Price           Aggregate               Amount of
       Registered           Registered                 Per Unit             Offering Price         Registration Fee
    ----------------       ------------              --------------         --------------         ----------------
Common Stock........     1,200,000 Shares           $10.50 per share           $12,600,000             $3,011.40

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               SUBJECT TO COMPLETION, DATED _________ ___ , 2001.

                                   PROSPECTUS

                           SOUTHERN COMMUNITY BANCORP

                                1,200,000 Shares

                                  Common Stock

         We are offering a minimum of 1,000,000 shares, and a maximum of 1,200,000 shares, of our common stock. There is currently no public market for our common stock, and we do not expect a public market to develop after the offering. The price to the public in the offering is $10.50 per share. Each subscriber is required to purchase a minimum of 1,000 shares.

         INVESTING IN THE SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         We will deposit all amounts received from subscribers into an escrow account which we have established with SunTrust Bank, as escrow agent. The escrow agent will hold and disburse the amounts deposited in the escrow account subject to conditions which we have established. See "Summary - Escrow Accounts" on page 3 for a description of these conditions.

         We will not utilize an underwriter to offer the shares. Instead, certain of our executive officers will offer the shares on our behalf on a "best efforts" basis. These officers will not receive any commissions or additional compensation for these efforts.

         The expiration date of the offering is May 15, 2002. We also have the right to cancel the offering at any time prior to the release of funds from escrow. If we cancel the offering, the escrow agent will promptly return all funds received from subscribers, without interest or deduction.

         Subscribers may not revoke their subscriptions without our consent. We may accept or reject any subscription offer, in whole or in part, in our discretion.

                                                                                     Underwriting            Proceeds to Southern
                                                         Price to Public              Commissions              Community Bancorp
                                                         ---------------              -----------            --------------------
Per Share..................................                  $10.50                      None                       $10.50

Minimum Offering...........................               $10,500,000                    None                    $10,500,000

Maximum Offering ..........................               $12,600,000                    None                    $12,600,000


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD NOTE THAT THE SHARES ARE NOT BANK ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED BY THE FDIC OR ANY STATE OR FEDERAL AGENCY.

               The date of this prospectus is            , 2001.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

         In this prospectus, "Southern Community Bancorp," "Southern," "we," and "our" refer to Southern Community Bancorp, a Florida corporation; the "Orlando bank" refers to "Southern Community Bank"; the "Bonita Springs bank" refers to "Southern Community Bank of Southwest Florida"; "Peninsula" refers to Peninsula Bancorp. Inc., a Florida corporation; "Peninsula Bank" refers to Peninsula Bank of Central Florida; and the "Boca Raton bank" or the "new bank" refer to Southern Community Bank of South Florida (in organization).

         We effected a two for one stock split on October 19, 2001. Unless otherwise noted, all share amounts in this prospectus have been restated to reflect this stock split.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY................................................................................................1
         Our Business.............................................................................................1
         Our Strategy.............................................................................................1
         Our Management Team......................................................................................2
         Escrow Account...........................................................................................3
         Our Address and Telephone Number.........................................................................3

THE OFFERING......................................................................................................4

RISK FACTORS......................................................................................................5

FORWARD-LOOKING STATEMENTS.......................................................................................10

TERMS OF OFFERING................................................................................................11
         Minimum Subscription....................................................................................11
         Plan of Distribution....................................................................................11
         Expiration Date.........................................................................................11
         Escrow Terms............................................................................................11
         Issuance of Shares......................................................................................11
         Cancellation of Offering................................................................................11
         How to Subscribe........................................................................................12
         Other Subscription Terms................................................................................12
         Additional Information..................................................................................12

USE OF PROCEEDS..................................................................................................13

DILUTION ........................................................................................................14

CAPITALIZATION...................................................................................................16

DIVIDEND POLICY..................................................................................................17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................................................18
         Selected Financial Data of Southern.....................................................................18
         Acquisition of Peninsula Bancorp, Inc...................................................................22
         Results of Operations for the Years ended December 31, 1999 and December 31, 2000..........................................................................22
         Results of Operations - Nine Months Ended September 30, 2001 and 2000...................................24
         Capital Expenditures....................................................................................26



         Asset Quality and Credit Risk...........................................................................26
         Non-Performing Assets and Past Due Loans................................................................31
         Allowance and Provision for Loan Losses.................................................................31
         Southern's Financial Condition..........................................................................33
         Liquidity and Rate Sensitivity..........................................................................36
         Capital  ...............................................................................................42
         Impact of Inflation and Changing Prices.................................................................43
         Quantitative and Qualitative Disclosures About Market Risk..............................................43
         Future Accounting Requirements..........................................................................43

BUSINESS ........................................................................................................44
         General  ...............................................................................................44
         Strategy ...............................................................................................45
         Southern Community Bank.................................................................................45
         Southern Community Bank of Southwest Florida............................................................45
         Southern Community Insurance Agency, Inc................................................................45
         Southern Community Banc Mortgage LLC....................................................................46
         Products and Services...................................................................................46
         Asset and Liability Management..........................................................................48
         Correspondent Banking...................................................................................49
         Other Services..........................................................................................49
         Customers...............................................................................................49
         Competition.............................................................................................50
         Facilities..............................................................................................51
         Employees...............................................................................................52
         Legal Proceedings.......................................................................................52

SUPERVISION AND REGULATION.......................................................................................52
         General  ...............................................................................................52
         Holding Company Regulations.............................................................................53
         Bank Regulation.........................................................................................55
         Capital Adequacy Requirements...........................................................................56
         Dividends...............................................................................................57
         Other Laws..............................................................................................57
         Interstate Banking and Branching........................................................................58
         Financial Modernization.................................................................................59

MANAGEMENT.......................................................................................................60
         Executive Officers and Directors........................................................................60
         Proposed New Directors..................................................................................63
         Dependence on Management................................................................................63
         Executive Compensation..................................................................................64
         Salary Continuation Agreements..........................................................................66
         Restricted Stock Agreement with Mr. Brinkley............................................................66
         Grant of Stock Options to John Squires..................................................................66



         Stock Option Plans......................................................................................67
         Employee Stock Purchase Plan............................................................................68
         Board Compensation......................................................................................68
         Certain Transactions....................................................................................68

SECURITIES OWNERSHIP OF CERTAIN
         BENEFICIAL OWNERS AND MANAGEMENT........................................................................70
         Beneficial Ownership of Management Following Offering...................................................71

DESCRIPTION OF CAPITAL STOCK.....................................................................................72
         Common Stock............................................................................................72
         Anti-Takeover Provisions................................................................................72
         Staggered Board.........................................................................................74
         Transfer Agent and Registrar............................................................................74
         Limited Liability and Indemnification...................................................................74

SHARES ELIGIBLE FOR FUTURE SALE..................................................................................75

LEGAL MATTERS....................................................................................................75

EXPERTS  ........................................................................................................75

WHERE YOU CAN FIND MORE INFORMATION..............................................................................76

Exhibit A - SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES.........................................................A-1

Exhibit B - PENINSULA BANCORP AND SUBSIDIARY....................................................................B-1

Exhibit C - PROFORMA FINANCIAL INFORMATION......................................................................C-1

Exhibit D - ESCROW AGREEMENT....................................................................................D-1

Exhibit E - SUBSCRIPTION AGREEMENT..............................................................................E-1



                               PROSPECTUS SUMMARY

         You should read this summary together with the more detailed information appearing elsewhere in this prospectus.

OUR BUSINESS

         We are a Florida based bank holding company organized in 1999. We currently own and operate three Florida chartered banks. Their main offices are in Orlando, Bonita Springs and Daytona Beach, Florida.

         The Orlando bank opened in December 1998 and currently has four branches in the Orlando, Florida area and one branch in Boca Raton, Florida. As of September 30, 2001, the Orlando bank had assets of $270.1 million. We expect that the Orlando bank will open two additional branches in the Orlando market during the next 12 months.

         The Bonita Springs bank opened in January 2001, and it currently has one branch in Bonita Springs and another in Naples, Florida. We expect that the Bonita Springs bank will open an additional branch in Estero, Florida in the next 12 months. The Bonita Springs bank had assets of $60.7 million as of September 30, 2001.

         We acquired Peninsula Bank in April 2001. Peninsula Bank was organized in 1998 and currently has four branches in the Daytona Beach, Florida area. Peninsula Bank had assets of $74.1 million at September 30, 2001.

         We intend to expand our operations by opening a new bank in Boca Raton, Florida, in the spring of 2002. The new bank will acquire the assets and liabilities of the existing Boca Raton branch of our Orlando bank. We believe that the new Boca Raton bank will be more successful than the branch in attracting customers in the southeast Florida market because most of the directors and officers of the new bank will be residents of southeast Florida. We believe that many customers will be attracted to the new bank by virtue of its local management.

OUR STRATEGY

         Our strategy is to target customers who are dissatisfied with the level of service delivered by the multi-state banking organizations which have acquired a large percentage of the banking business in Florida over the past 15 years and have centralized their operations and decision-making functions out of state. According to FDIC statistics, the ten largest bank holding companies operating in Florida at June 30, 1995 did so through 62 separately-chartered banks, all but one of which were based in Florida, and all of which had their own boards of directors and senior management teams that could make prompt local decisions to serve the needs of their customers. By June 30, 2000, the ten largest bank holding companies had centralized their operations into just 11 separately-chartered banks, only two of which were based in Florida. As a result of this centralization of operations and decision-making on the part of our competitors, we believe that we have the ability to attract owners of small and medium-sized businesses, entrepreneurs, and other professional and executive customers by providing a high level of personalized service and local decision making together with products that are tailored to meet the special needs of these customers.

         As part of our strategy, we will attempt to operate our existing banks, our proposed new bank, and any banks which we may open or acquire in the future, in substantially the same manner as local community banks. Accordingly, we expect that the board of directors and officers of each of our banks will primarily consist of individuals who live within the communities served by each bank. Additionally, we anticipate that all of the lending decisions for each bank will be made by the board of directors and officers of that bank. Each bank will also seek to become an active participant in the local community by supporting local charities and civic organizations.

         We expect to realize some of the benefits of larger banking organizations. For example, we will operate each of our banks on the same data processing system. Additionally, we plan to utilize a single human resources department to handle employee benefits and related employment matters. We hope to realize the benefits of economies of scale for these administrative functions.

         We may expand in the future by opening new banks, and by acquiring or merging with existing banks. We expect that we would utilize our same strategy for establishing and growing these banks by emphasizing personalized service and the community bank aspects of our banks.

OUR MANAGEMENT TEAM

         Our management team includes individuals who have significant experience serving our target markets. Our chairman and chief executive officer is Charlie W. Brinkley, Jr., who has more than 22 years of banking experience in the Florida market, including serving as the president of Southern Bank of Central Florida for eight years and as the president of Colonial Bank - Florida for two years. Our president and the head of our Orlando bank is John G. Squires, who also has more than 22 years of experience in the Florida market, including serving as vice-chairman of Southern Bank of Central Florida for eight years and as executive vice-president of Colonial Bank - Florida for two years. The chairman and chief executive officer of our Bonita Springs bank is Richard
L. Garner, who has more than 30 years of banking experience in Florida, including serving as the president of the First National Bank of Bonita Springs for four years and as regional president for Colonial Bank-Southwest Florida for two years. The president and chief executive officer of Peninsula Bank is Thomas
H. Dargan, who has more than 22 years of banking experience in Florida, including serving as the president of Tomoka State Bank for four years and as regional president for Colonial Bank - Volusia for two years.

         Our new Boca Raton bank will be headed by Dennis G. Bedley, who will serve as its president and chief executive officer. Mr. Bedley has 16 years of banking experience in Florida, including serving as senior banking executive for Capital Bank for three years and as regional president of Colonial Bank, West Palm Beach, for three years. The senior vice president and senior lending officer of the new bank will be Rick A. Simpson, who has 20 years of banking experience in the Florida market, including serving as vice president of Capital Bank for two years and as senior vice president and senior lending officer of Colonial Bank - Fort Lauderdale and West Palm Beach for three years.

ESCROW ACCOUNT

         We have established an escrow account with SunTrust Bank as escrow agent for purposes of the offering.

         The escrow agent will hold and disburse all of the amounts deposited in the escrow account subject to the following conditions:

o The escrow agent will return all subscription funds to subscribers, without interest or deduction, if we do not receive and accept subscriptions for at least 1,000,000 shares by May 15, 2002.

o If we receive subscriptions for at least 1,000,000 shares by May 15, 2002, then the escrow agent will continue to hold all subscription funds until the earlier of our receipt of all required regulatory approvals to open our proposed new bank or June 30, 2002. If we receive all required regulatory approvals before June 30, 2002, the escrow agent will release the amounts in the escrow account to us.

o If we do not receive all required regulatory approvals by June 30, 2002, the escrow agent will return all subscription funds to subscribers, without interest or deduction.

         We have the right to accept or reject any subscription offer, in whole or in part. Assuming that we accept the entire subscription offer made by a subscriber, we will deposit the subscriber's funds in the escrow account. If we do not accept the entire subscription offer, we will promptly return the portion of the subscription offer which we did not accept, without interest or deduction.

         We will issue shares to subscribers promptly after the escrow agent releases the proceeds from the escrow account to us.

         The escrow agent will invest all amounts deposited in escrow in a money-market mutual fund managed by an affiliate of the escrow agent. We will retain all interest and other income from the account, regardless of whether the offering is completed or canceled.

OUR ADDRESS AND TELEPHONE NUMBER

         The address of our principal executive offices is 250 N. Orange Avenue, Orlando, Florida, 32801 and our telephone number is (407) 648-1844.

                                  THE OFFERING



Securities Offered for Sale:                 We are offering a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of our common stock.  See "Description of
                                             Capital Stock" for a description of the shares.

Price to Public:                             $10.50 per share

Shares to be Outstanding after the           We will have a minimum of 6,460,202 shares, and a maximum
Offering:                                    of 6,660,202 shares, outstanding after the offering.  These amounts do not reflect any shares which we may issue under outstanding stock options.

Use of Proceeds:                             We will receive a minimum of $10,500,000 and a maximum of
                                             $12,600,000 in proceeds from this offering.

                                             We will utilize the first $10,500,000 of these proceeds as follows:

                                             o        We will pay the costs of the offering, which are
                                                      estimated at $50,000.

                                             o        We will reimburse the organizers of our new bank
                                                      for the organizational expenses of the new bank.
                                                      These expenses are estimated at $450,000.

                                             o        We will make a capital contribution to our
                                                      proposed new Boca Raton bank in the amount of
                                                      $10,000,000.

                                             We will utilize any proceeds in excess of $10,500,000 to establish a working capital reserve to meet future working capital
                                             requirements. We anticipate that these requirements may include salaries of our executive officers, legal and accounting fees incurred by our holding company and capital contributions to our banks. See
                                             "Use of Proceeds."

Risk Factors:                                You should read the "Risk Factors" beginning on page 5 before deciding to invest in our shares.


                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks below and other information in this prospectus before deciding to invest in our common stock.

WE HAVE INCURRED A SUBSTANTIAL LOSS SINCE WE COMMENCED OPERATIONS AND WE MAY CONTINUE TO INCUR LOSSES IN THE FUTURE.

         We commenced banking operations on December 15, 1998. From that date through September 30, 2001, we had an accumulated deficit of $758,000. This deficit is primarily due to the costs of opening two bank subsidiaries and establishing their businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         We had net earnings of $400,000 in 2000 and $68,000 in the first nine months of 2001. Our earnings in 2001 have been adversely affected by a material reduction in our net interest margin. As a result, we may incur a loss in 2001. We expect that our interest margin will improve in 2002 due to lower interest rates on our deposit products. Nevertheless, we may incur losses in 2002 unless we can improve our net interest margin.

         Our ability to achieve consistent profitability may also be adversely affected by the short operating histories of our banks. In this regard, newly formed banks ordinarily incur losses in their early periods of operations because of an inability to generate sufficient net interest income to cover operating expenses. These operating losses can be significant and can occur for longer periods than planned depending on the banks' ability to control operating expenses and generate net interest income. In light of the foregoing, there is a risk that we may not achieve consistent profitability.

IF ADVERSE ECONOMIC CONDITIONS IN OUR TARGET MARKETS EXIST FOR A PROLONGED PERIOD, OUR FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED.

         Our success will significantly depend upon economic conditions in central and south Florida. The economy in Florida has been adversely affected by the decline in tourism caused by the World Trade Center attack, as well as the national recession. To date, we have not experienced any significant problems which are attributable to the decline in tourism or the recession. However, a prolonged economic downturn or recession in Florida is likely to increase our non-performing assets, which would cause operating losses, impaired liquidity and the erosion of capital.

WE MAY ENCOUNTER UNEXPECTED FINANCIAL AND OPERATING PROBLEMS DUE TO OUR RAPID GROWTH.

         We have grown rapidly since we opened our Orlando bank in December 1998. As of December 31, 1999, we had total assets of $83.9 million. Our total assets grew to $210.8 million at December 31, 2000 and to $405.1 million by September 30, 2001.

         Our rapid growth may result in unexpected financial and operating problems, including problems in our loan portfolio due to its unseasoned nature and problems in our operating procedures and policies which we have not yet discovered. In this connection, our non-performing loans increased from $2.0 million at December 31, 2000 to $3.8 million at September 30, 2001. We attribute this increase to the maturity of our loan portfolio.

YOU WILL NOT RECEIVE ANY INTEREST ON YOUR SUBSCRIPTION FUNDS WHICH ARE DEPOSITED IN ESCROW EVEN IF THE ESCROW AGENT RETURNS YOUR FUNDS.

         We will deposit all funds received from subscribers with the escrow agent for the offering. It is possible that the escrow agent could hold your funds in escrow until June 30, 2002 before returning them to you. If the escrow agent returns your subscription funds, you will not receive any interest on your subscription funds. We will retain all interest and other income from the escrow account, regardless of whether the offering is consummated or canceled.

IF WE CANNOT ATTRACT ADDITIONAL DEPOSITS AND INCREASE OUR CAPITAL, WE WILL NOT BE ABLE TO GROW.

         We plan to significantly increase the level of our assets, including our loan portfolio. Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. We intend to seek additional deposits by offering deposit products which are competitive with those offered by other financial institutions in our markets and by establishing personal relationships with our customers. There can be no assurance that these efforts will be successful.

         Furthermore, our ability to increase our assets depends on our ability to maintain adequate levels of capital. In this connection, federal and state banking laws require each of our banks to maintain certain minimum levels of capital relative to the size of their assets. We have also committed to the Federal Reserve to maintain the ratio of our consolidated total capital to risk-based assets at a minimum of 10% until 2003. This exceeds the statutory requirement of 8%.

         At the present time, our holding company and each of our bank subsidiaries meet all applicable capital requirements. However, we expect that we will be required to increase our capital within the next 2 years in order to accommodate the expected growth of our bank subsidiaries. There can be no assurance that we will be successful in raising additional capital. Furthermore, any sale of additional shares will dilute ownership interest.

IF REAL ESTATE VALUES IN OUR MARKETS DECLINE, OUR LOAN PORTFOLIO WOULD BE IMPAIRED.

         A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate located in central and south Florida. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline in our markets, the value of the real estate collateral securing our loans could be reduced. Such a reduction in the value of our collateral could increase the number of non-performing loans and adversely affect our financial performance.

WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.

         We will be limited in the amount each of our banks can loan a single borrower by the amount of each bank's capital. The legal lending limit for secured loans is 25% of capital and surplus. Due to the relatively small size of our banks, our lending limits are significantly less than those of our competitors. This may adversely affect our ability to establish lending relationships with larger businesses in our target markets.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE
FUTURE.

         As a holding company, we will have no significant independent sources of revenue. Accordingly, our principal source of funds will be cash dividends and other payments that we receives from our bank subsidiaries. We expect that our bank subsidiaries will retain their earnings in order to increase their capital. Furthermore, our bank subsidiaries' ability to pay dividends is restricted under Federal and state banking law. As a result, we do not anticipate that we will pay dividends on our common stock in the foreseeable future.

BECAUSE OUR MANAGEMENT ARBITRARILY DETERMINED THE OFFERING PRICE FOR THE SHARES, THE OFFERING PRICE MAY EXCEED THE FAIR MARKET VALUE OF OUR SHARES.

         Prior to the offering, there was no active trading market in our common stock. Our directors arbitrarily determined the offering price without the assistance of underwriters or other valuation experts. Our directors considered our historic and expected growth, and general market conditions, among other factors, in determining the offering price. Nevertheless, the offering price bears no direct relationship to the amount of our assets, book value, shareholders' equity or other typical criteria of value, and may exceed the fair market value of our shares and price at which shares may be sold after the offering. Consequently, you may lose a portion of your investment simply as a result of an inaccurately determined offering price.

FUTURE SALES OF OUR COMMON STOCK COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

         After the offering, the market price of our common stock could be materially and adversely affected by the sale or the availability for sale of shares now held by our existing shareholders. After the offering, we will have a minimum of 6,460,202 shares and a maximum of 6,660,202 shares of common stock outstanding. These amounts do not include shares which may be issued under outstanding stock options.

         Almost all of the shares which will be outstanding after the offering, including all of the shares sold in the offering, will be eligible for sale in the open market without restriction, except for shares held by our "affiliates." At the present time, our directors and executive officers hold an aggregate of 1,277,757 of our outstanding shares, and have the right to purchase up to 220,300 additional shares under outstanding stock options. Additionally, the persons who will serve as directors of our new bank have indicated that they will subscribe to purchase at least 195,000 shares. Following the offering, almost all of the shares held by these affiliates will be eligible for sale in the public market subject to compliance with certain volume limitations and other conditions of Rule 144. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF YOUR SHARES.

         Investors purchasing shares of common stock in this offering will incur immediate and substantial dilution in their shares. If we sell a minimum of 1,000,000 shares in the offering, then the pro forma book value of one share of common stock as of September 30, 2001 would have been $8.32, or $2.18 less than the offering price of $10.50 per share. If we were to sell a maximum of 1,200,000 shares in the offering, then the pro forma book value as of September 30, 2001 would have been $8.38, or $2.12 less the offering price of $10.50 per share.

CERTAIN PROVISIONS OF FLORIDA LAW MAY DISCOURAGE OR PREVENT A TAKEOVER OF SOUTHERN AND RESULT IN A LOWER MARKET PRICE FOR OUR COMMON STOCK.

         Florida law and certain federal regulations contain certain anti-takeover provisions that apply to us. Additionally, we have adopted amendments to our articles to discourage our unwanted takeover. While these provisions may provide us with flexibility in managing its business, they could discourage potential buyers from seeking to acquire us, even though certain shareholders may wish to participate in the transaction. These provisions could also adversely affect the market price of our common stock. See "Description of Southern's Capital Stock -- Anti-Takeover Provisions" for a discussion of these anti- takeover provisions.

YOU MAY HAVE DIFFICULTY RESELLING YOUR SHARES BECAUSE IT IS UNLIKELY THAT A PUBLIC MARKET FOR OUR SHARES WILL DEVELOP AFTER THE MERGER.

         There is no established public market for our common stock and we do not expect a public market to develop in the future. We do not currently have any brokers or other persons who make a market in its common stock. Additionally, we do not intend to seek the listing of our shares on any securities exchange or inclusion of our shares on NASDAQ.

         The absence of a public market for our shares will make it difficult for you to resell your shares and is likely to depress the prices which you would receive from any sale of your shares.

OUR EXECUTIVE OFFICERS AND DIRECTORS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER SOUTHERN WHICH COULD DELAY OR PREVENT A CHANGE OF CONTROL FAVORED BY OTHER SHAREHOLDERS.

         Our executive officers and directors, if acting together, would be able to significantly influence all matters requiring approval by our shareholders, including election of directors and the approval of mergers or other business combination transactions. Our executive officers and directors beneficially own approximately 1,277,757 of our outstanding shares, representing 23.4% of the total number of shares outstanding as of September 30, 2001. See "Security Ownership of Certain Beneficial Owners and Management of Southern."

         The interests of these shareholders may differ from the interests of other shareholders, and these shareholders, acting together, would be able to influence significantly all matters requiring approval by shareholders. As a result, these shareholders could approve or cause Southern to take actions of which you disapprove or that are contrary to your interests and those of other investors.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our future financial condition, results of operations and business. These statements may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following possibilities:

         o        retaining key personnel is more difficult than expected.

         o competitive pressure among financial institutions increases significantly.

         o effects of changes in interest rates on interest margins, loan volumes and asset valuations.

         o general economic conditions or conditions in target markets are less favorable than expected.

         o legislation or regulatory changes adversely affect our business.

                                TERMS OF OFFERING

         We are offering a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of our common stock at a price of $10.50 per share.

MINIMUM SUBSCRIPTION

         Each subscriber must agree to purchase a minimum of 1,000 shares, unless we agree to waive this requirement. We would only expect to waive this requirement for a subscription made by a person who has a substantial existing relationship with one of our banks or for a subscription which is part of a group of subscriptions made by related subscribers.

PLAN OF DISTRIBUTION

         We will not utilize an underwriter to offer the shares. Instead, certain of our executive officers will offer the shares on our behalf on a "best efforts" basis. These officers will not receive any commissions or additional compensation for these efforts.

EXPIRATION DATE

         The expiration date of the offering is May 15, 2002.

ESCROW TERMS

         We will deposit all amounts received from each subscriber into an escrow account which we have established with SunTrust Bank, as escrow agent. The escrow agent will hold and disburse the amounts deposited in the escrow account based on conditions which we have established. See "Summary - Escrow Account" on page 3 for a description of the conditions of the escrow account. A copy of the escrow agreement between the escrow agent and us is attached as Exhibit D to this prospectus.

ISSUANCE OF SHARES

         We will issue shares to subscribers at the same time as the escrow agent releases the subscription funds from the escrow account to us.

CANCELLATION OF OFFERING

         We have the right to cancel the offering at any time prior to the release of the subscription funds from the escrow account. If we cancel the offering, the escrow agent will promptly return all subscription funds to subscribers, without interest or deduction.

HOW TO SUBSCRIBE

         You must take the following steps to subscribe for shares in the offering:

o You must complete and sign the Subscription Agreement which accompanies this prospectus. A copy of the Subscription Agreement is attached as Exhibit E to this prospectus.

o You must make full payment for the purchase price for the shares by check, bank draft or money order payable to "SunTrust Bank - Southern Community Bancorp Escrow Account."

o You must deliver the executed Subscription Agreement, together with full payment for the purchase price, in person or by mail, to the address shown on the Subscription Agreement.

OTHER SUBSCRIPTION TERMS

         We reserve the right to reject any subscription which is not fully paid when we receive it. No subscription will be binding until we have accepted it, and we may refuse to accept any subscription for shares, in whole or in part, for any reason. In determining which subscriptions to accept, in whole or in part, we may take into account the order in which we receive subscriptions and a subscriber's potential to do business with, or to refer customers to, our banks. In the event we reject all or part of your subscription offer, the escrow agent will refund by mail all or the appropriate portion of the amount paid by you with the subscription offer, without interest, promptly after the rejection.

ADDITIONAL INFORMATION

         If you have any questions about the offering or how to subscribe, please call Dennis G. Bedley at (561) 347-7443 or Charlie Brinkley at (407) 447-1721. If you subscribe, you should retain a copy of the completed subscription documents for your records.

                                 USE OF PROCEEDS

         If the offering is successful, we will receive proceeds in the minimum amount of $10,500,000 and the maximum amount of $12,600,000.

         We will utilize the first $10,500,000 of these proceeds as follows:

         o We will pay the costs of the offering, which are estimated at $50,000.

         o We will reimburse the organizers of our new bank for the origination costs of the new bank. These expenses are estimated at $450,000.

         o We will make a capital contribution of $10,000,000 to our new bank. The new bank will initially utilize these proceeds to purchase marketable securities. The new bank will liquidate these securities as necessary to make loans and to pay its start-up and operating expenses.

         We will utilize the balance of the proceeds, if any, to create a working capital reserve. We will utilize this reserve for the following purposes:

         o to pay operating expenses of our holding company, including salaries, and legal and accounting fees.

         o to make capital contributions to our banks when we determine that such capital is required either for regulatory or liquidity purposes.

                                    DILUTION

         If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after the offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the pro forma number of shares of common stock outstanding. As of September 30, 2001, our net tangible book value, on a pro forma basis as adjusted for the sale of a minimum of 1,000,000 shares and a maximum of 1,200,000 shares offered in the offering, would have been approximately $8.32 per share in the case of a minimum offering and $8.38 per share in the case of a maximum offering. The following table illustrates this per share dilution.


                                                                   Minimum                     Maximum
                                                                  Offering                    Offering
                                                                  --------                    --------
Offering price per share .....................................      $10.50                      $10.50
Net book value per share as of September 30, 2001.............    $   7.92                     $  7.92
Increase per share attributable to new investors .............    $   0.40                     $  0.46
Pro forma net book value per share after the offering.........    $   8.32                      $ 8.38
Pro forma dilution per share to new investors.................    $   2.18                      $ 2.12

         The following tables summarize on a pro forma basis as of September 30, 2001, the differences between the total consideration paid and the average price per share paid by the existing shareholders prior to the offering and by new investors in the offering.

                                Minimum Offering
                                ----------------
                               (1,000,000 Shares)

                           Shares Purchased                      Total Consideration
                     ---------------------------              --------------------------                 Average Price
                     Number              Percent              Amount              Percent                  Per Share
                     ------              -------              ------              -------                -------------
Existing
shareholders         5,460,202             85%                $43,665,978           81%                     $ 8.00

Investors in
the offering         1,000,000             15%                 10,500,000           19%                      10.50
                     ---------            ---                 -----------          ---                      ------
         Total       6,460,202            100%                $54,165,978          100%                     $ 8.32


                                Maximum Offering
                                ----------------
                               (1,200,000 Shares)


                           Shares Purchased                      Total Consideration
                     ---------------------------              --------------------------                 Average Price
                     Number              Percent              Amount              Percent                  Per Share
                     ------              -------              ------              -------                -------------
Existing
shareholders         5,460,202             82%             $43,665,978              78%                     $ 8.00

Investors in
the offering         1,200,000             18%              12,600,000              22%                      10.50
                     ---------            ---              -----------             ---                      ------
         Total       6,660,202            100%             $56,265,978             100%                     $ 8.38



         The information presented above is as of September 30, 2001 and excludes 832,875 shares of our common stock issuable upon the exercise of outstanding stock options. The exercise of these options will result in further dilution to new investors. See "Management - Stock Option Plans" and Note 11 of Notes to our Consolidated Financial Statements.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2001. Our capitalization is presented:

         o        on an actual basis; and

         o        on an as adjusted basis to give effect to:

                  o on the sale of a minimum of 1,000,000 shares in the offering and the application of the net proceeds from such shares; and

                  o the sale of a maximum of 1,200,000 shares in the offering and the application of the net proceeds from such shares.

         This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.


                                                                              As of September 30, 2001
                                                            -------------------------------------------------------------
                                                                                As Adjusted to            As Adjusted to
                                                                                Give Effect to            Give Effect to
                                                                                  Sale of                    Sale of
                                                            Actual              1,000,000 Shares          1,200,000 Shares
                                                            -------             ----------------          ----------------
                                                                          (in thousands)
Shareholders' equity:
  Common stock, $1.00 par value;
  10,000,000 shares authorized;
  5,460,202 shares issued and
  outstanding (actual), 6,460,202 issued
  and outstanding (as adjusted for sale
  of 1,000,000 shares); 6,660,202 shares
  issued and outstanding (as adjusted for
  sale of 1,200,000 shares)........................         $ 5,460                  $ 6,460                   $ 6,660
Additional paid-in capital..........................         38,206                   47,706                    49,606
Accumulated deficit and accumulated other
comprehensive (loss)................................           (402)                    (402)                     (402)
                                                            -------                  -------                   --------
            Total shareholders' equity .............        $43,264                  $53,764                   $55,864


   The outstanding share information in the table above is as of September 30, 2001 and excludes 832,875 shares of our common stock issuable upon the exercise of outstanding stock options.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future. Instead, we intend to retain any earnings to finance our growth.

         We are a legal entity separate and distinct from our subsidiaries. Substantially all of our revenues and cash flow, including funds available for other offering expenses, will be in the form of fees which we charge to our existing bank for management services. Funds available for payment of dividends would principally consist of dividends paid to us by our banks. Due to the short operating history of our existing banks, their ability to pay dividends to us is very limited. There are also regulatory limitations on the amount of dividends that may be paid by our existing banks to us. Our ability to receive dividends from our proposed new bank will be subject to the same limitations. See "Supervision and Regulation" for a discussion of the regulatory restrictions on the payment of dividends by our banks to us.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with Southern's consolidated financial statements and the related notes included elsewhere in this prospectus. All share amounts have been revised to reflect Southern's two for one stock split which was effective on October 19, 2001.

SELECTED FINANCIAL DATA OF SOUTHERN

         The following table sets forth selected consolidated financial data of for the years ended December 31, 1999 and 2000, and the nine months ended September 30, 2000 and 2001. The financial condition data as of December 31, 1999 and December 31, 2000, the operating data for the period from the years ended December 31, 1999 and 2000, and have been derived from Southern's audited consolidated financial statements included elsewhere in this proxy statement/prospectus, which have been audited by Hacker, Johnson & Smith, PA, independent auditors. The historical results do not necessarily indicated the results which you should expect in a future period.


                                                   December 31,          December 31,          September 30,         September 30,
                                                       1999                  2000                  2000                  2001
                                                   ------------          ------------          -------------         -------------
FINANCIAL CONDITION DATA
(Dollars in thousands)
   Assets...............................             $ 83,864              $ 210,813              $175,587              $405,147
   Securities available for sale........               11,998                 18,746                17,895                29,919
   Loans receivable, net................               61,363                150,734               128,708               300,401
   Deposits.............................               65,063                182,225               157,435               356,615
   Stockholders' equity.................               11,838                 26,351                15,233                43,264
   Book value per share *...............                $6.70                  $7.66                 $6.98                 $7.92
   Number of full service
   customer facilities..................                    4                      5                     5                    10


* Adjusted to reflect 2 for 1 stock split effective in October 19, 2001.


OPERATING DATA                                        Year Ended         Year Ended             Nine Months          Nine Months
(Dollars in thousands except per                       December           December           Ended September      Ended September
share amounts)                                         31, 1999           31, 2000               30, 2000             30, 2001
                                                      ---------          ---------           ---------------      ---------------
   Interest income..........................            $ 3,399            $12,512                $ 8,075              $17,501
   Interest expense.........................              1,186              6,201                  4,098               10,187
   Net interest income before loan
   loss provision...........................              2,213              6,311                  3,977                7,314
   Provision for loan losses................                609              1,174                    840                1,554
   Net interest income after loan loss
   provision................................              1,604              5,137                  3,137                5,760
   Other income.............................                116                595                    481                1,272
   Other expense............................              3,216              5,033                  3,603                6,919
   Income tax (benefit) provision...........               (554)               299                      6                   46
   Net income (loss)........................               (942)               400                     10                   68
   Net income (loss) per share, basic
   and diluted*.............................            $ (0.55)            $ 0.20                  $0.01                $0.02
   Total shares outstanding at end of
   period*..................................          1,768,850          3,440,196              2,180,816            5,460,202


   *Adjusted to reflect two for one stock split effective on October 19, 2001.

                         NET INTEREST INCOME AND EXPENSE


                                                           Year Ended December 31, 1999
                                                 ------------------------------------------------
                                                 Average           Interest &
                                                 Balance            Dividends               Yield
                                                 -------           -----------              -----
                                                              (Dollars in Thousands)
Loans ...............................            $26,915             $ 2,716                10.09%
Securities ..........................              6,088                 398                 6.54%
Other interest-earning assets(1) ....              5,776                 285                 4.93%
                                                 -------             -------
Total interest earnings assets ......             38,779               3,399                 8.77%
                                                                     -------

Noninterest earning assets ..........              5,950
                                                 -------

Total assets ........................            $44,729
                                                 =======

Savings and NOW deposits ............            $ 3,592                  34                 0.95%
Money market deposits ...............              9,124                 363                 3.98%
Time deposits .......................             13,985                 772                 5.52%
                                                 -------             -------
Total interest-bearing deposits .....             26,701               1,169                 4.38%

Other borrowings ....................                298                  17                 5.70%
                                                 -------             -------

Total interest-bearing liabilities ..             26,999               1,186                 4.39%
                                                                     -------

Non-interest-bearing deposits .......              4,766
Non-interest-bearing liabilities ....                797
Shareholders' equity ................             12,167
                                                 -------

Total liabilities and equity ........            $44,729
                                                 =======

Net interest income and spread(2) ...                                $ 2,213                 4.38%
                                                                     =======                 ====

Net interest margin(3) ..............                                                        5.71%
                                                                                             ====

Average interest-earning assets to
 average interest-bearing liabilities               1.44
                                                 =======

(1)      Includes federal funds sold and Federal Home Loan Bank stock.

(2) Represents the difference between average interest-earning assets and average interest-bearing liabilities.

(3) Represents net interest income divided by average interest-earning assets.

                        NET INTEREST INCOME AND EXPENSE


                                                             Year Ended December 31, 2000
                                                 ---------------------------------------------------
                                                  Average             Interest &
                                                  Balance              Dividends              Yield
                                                 --------             ----------              -----
                                                                 (Dollars in Thousands)
Loans ...............................            $105,566               10,702                10.14%
Securities ..........................              16,066                1,123                 6.99%
Other interest-earning assets(1) ....               8,014                  687                 8.57%
                                                 --------             --------
Total interest earnings assets ......             129,646               12,512                 9.65%
                                                                      --------

Non-interest-earning assets .........              12,398
                                                 --------

Total assets ........................            $142,044
                                                 ========

Savings and NOW deposits ............              18,089                  702                 3.88%
Money market deposits ...............              17,774                  828                 4.66%
Time deposits .......................              73,749                4,618                 6.26%
                                                 --------             --------
Total interest-bearing deposits .....             109,612                6,148                 5.61%

Other borrowings ....................                 849                   53                 6.24%
                                                 --------             --------

Total interest-bearing liabilities ..             110,461                6,201                 5.61%
                                                                      --------

Non-interest-bearing deposits .......              17,513
Non-interest-bearing liabilities ....                 660
Shareholders' equity ................              13,410
                                                 --------

Total liabilities and equity ........            $142,044
                                                 ========

Net interest income and spread(2) ...                                 $  6,311                 4.04%
                                                                      ========                =====

Net interest margin(3) ..............                                                          4.87%
                                                                                              =====

Average interest-earning assets to
 average interest-bearing liabilities              1.17
                                                 ========


(1)      Includes federal funds sold and Federal Home Loan Bank stock.
(2) Represents the difference between average interest-earning assets and average interest-bearing liabilities.
(3) Represents net interest income divided by average interest-earning assets.

ACQUISITION OF PENINSULA BANCORP, INC.

          On December 18, 2000, Southern entered into an Agreement and Plan of Merger with Peninsula Bancorp, Inc.. Peninsula was the parent company of Peninsula Bank. The merger was consummated on April 30, 2001.

          Under the terms of the merger agreement, each share of Peninsula common stock outstanding on the effective date of the merger was converted into
0.625 shares of the common stock of Southern. Additionally, Southern assumed each outstanding option to purchase shares of Peninsula common stock. These options became the right to purchase a number of shares of Southern common stock equal to the number of shares of Peninsula common stock that were subject to each option, multiplied by 0.625, at an exercise price equal to the current exercise price divided by 0.625.

          Southern issued a total of 1,247,880 shares pursuant to the terms of the merger.

          Southern accounted for the transaction using the purchase method of accounting. Accordingly, the results of operations of Peninsula are included in Southern's consolidated financial statements from the date of acquisition.

          The consolidated financial statements for Peninsula for the fiscal years ended December 31, 1999 and 2000, and for the three months period ended March 31, 2000 and 2001 are included elsewhere in this prospectus. Additionally, pro forma financial information regarding the merger is also included elsewhere in this prospectus.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999 AND
DECEMBER 31, 2000

          Southern had a consolidated net loss of $942,000 for the year ended December 31, 1999 compared to net earnings of $400,000 for the year ended December 31, 2000. Southern's results for the year ended December 31, 1999 reflected the start-up nature of Southern's operations at that time. Southern's results of operations for the year ended December 31, 2000 include $419,000 (net of tax benefits of $240,000) in expenses related to the organization of Southern's new bank. In the absence of these expenses, Southern's net income would have been $819,000. This reflects Southern's success in establishing its business in the Orlando market. Results for the year ended December 31, 2000 were aided by a substantial increase in the level of interest income due to the growth of Southern's loan portfolio. Southern's net loans grew from $61.4 million for the year ended December 31, 1999 to $150.7 million at December 31, 2000. Results for the year ended December 31, 2000 were also positively impacted by a substantial increase in non-interest income (consisting primarily of services charges on deposit accounts and other services charges and fees).

          INTEREST INCOME AND EXPENSE. Interest income for the year ended December 31, 1999 was $3.4 million compared to $12.5 million for the year ended December 31, 2000. Interest expense was $1.2 million for the year ended December 31, 1999, compared to $6.2 million for the year ended December 31, 2000. The increase in these amounts was directly attributable to the increase in loans, investment securities, and deposit accounts.

          NET INTEREST INCOME. Southern's operating results depend primarily on Southern's net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest-rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. Southern's interest-rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, Southern's net earnings are also affected by the level of non-performing loans and foreclosed real estate, as well as the level of its non-interest income, and its non-interest expenses, such as salaries and employee benefits and occupancy expense and income taxes.

         PROVISION FOR LOAN LOSSES. The provision for loan losses totaled $609,000 in for the year ended December 31,1999 and $1,174,000 in 2000. See "- Allowance and Provision for Loan Losses."

          NON-INTEREST INCOME. Non-interest income totaled $116,000 for the year ended December 31, 1999 compared to $595,000 for the year ended December 31, 2000. Non-interest income consists of service charges on deposit accounts and other service charges and fees.

          NON-INTEREST EXPENSES. Non-interest expenses for the year ended December 31, 1999 totaled $3.2 million, and $5.0 million for the year ended December 31, 2000, and was comprised of the following:

          o Salaries and employee benefits totaled $1.5 million or 46% of total non-interest expenses for the year ended December 31, 1999 and $2.0 million or 40% in 2000. These increases were the result of new employees, salary increases and higher benefit costs.

          o Occupancy and equipment expense for the year ended December 31, 1999 totaled $804,000 or 25% of total non-interest expenses and $980,000 or 19% in 2000. The increase was due to the opening of one additional banking office during the year ended December 31, 2000 as well as the impact of three banking offices which were open throughout the year ended December 31, 2000.

          o Preopening expenses of $659,000 in 2000 consisted of organizational and preopening expenses associated with Southern Community Bank of Southwest Florida.

          o Other non-interest expenses for the year ended December 31,1999 totaled $947,000 or 29% of total non-interest expenses and $1,359,000 or 27% in 2000. Other non-interest expenses included data processing, printing and office supplies, marketing and advertising, professional fees and other expenses.

          INCOME TAX PROVISION (BENEFIT). The income tax benefit totaled $554,000 in for the year ended December 31,1999 as a result of Southern's net operating loss, and a provision of $299,000 in 2000.

RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

         Southern had net earnings for the nine months ended September 30, 2001 of $68,000 compared to earnings of $10,000 for the comparable period in 2000. Earnings before income taxes for the nine- months ended September 30, 2001 were $113,000 compared to $16,000 for the comparable period in 2000.

         Southern's results of operations for the nine months ended September 30, 2001 were adversely affected by a decline in Southern's net interest margin which decreased from approximately 4.64% during the nine months ended September 30, 2000 to 3.31% during the nine month ending September 30, 2001. This decrease was due to an overall decline of interest rates during this period which reduced the yields on Southern's loan portfolio and investment portfolio more than the rates paid by Southern on its interest bearing liabilities. In this connection, many of Southern's deposit products have relatively high interest rates. This was due to Southern's efforts to increase deposits during the second half of 2000. Southern expects this issue will be addressed by the repricing of the deposits over the next three months. The net interest margin was also adversely affected by Southern's relatively high level of liquid assets (such as federal funds sold). Southern plans to address this issue by seeking new loans at each of its banks. Earnings were also adversely affected by Southern's decision to increase its allowance for loan losses from approximately 1.12% of the total loans (at September 30, 2000) to 1.23% of the total loans (at September 30,
2001).

         Earnings for the nine months ended September 30, 2001 were positively impacted by the sale of a portion of Southern's investment securities which generated a gain of $459,000 before tax.

         NET INTEREST INCOME. Interest income for the nine months ended September 30, 2001 was $17.5 million, compared to $8.1 million for the nine months ended September 30, 2000. The growth in interest income reflects the growth in Southern's assets, which grew from $175.6 million at September 30, 2000 to $405.1 million at September 30, 2001. During the same period, net loans grew from $128.7 million to $300.4 million. The increase in assets and loans is attributable to the expansion of Southern's business in the Orlando market, the formation of the Bonita Springs Bank in January 2001, the acquisition of Peninsula in the second quarter of 2001, and the opening of a loan production office in Palm Beach County, Florida in the second quarter of 2001.

          Interest expense was $10.2 million for the nine months ended September 30, 2001 compared with $4.1 million for the nine months ended September 30, 2000. The increase in interest expense is primarily due to the higher level of deposits which were used to support the growth in loans.

          As discussed above, Southern's net interest margin decreased from approximately 4.64% for the nine months ended September 30, 2000 to approximately 3.31% for the nine months ended September 30, 2001. The adverse change in the net interest margin reflects the impact of the decrease in interest rates in the economy, which reduced the yield on the Company's loans and investment securities more rapidly than the yields paid by Southern on its deposits and other interest bearing liabilities. The net interest margin was also adversely affected by Southern's relatively high level of liquid assets, such as federal funds sold. Southern's goal is to utilize these liquid assets to fund loan growth during the balance of this year.

          NON-INTEREST INCOME. Non-interest income in the nine months ended September 30, 2001 totaled $1.3 million, compared with $481,000 in 2000. Customer service charges totaled $263,000 in 2001, up from $189,000 in 2000, due to an increase in the average number of deposit accounts. Other service charges and fees totaled $432,000 in 2001, up from $238,000 in 2000. This increase was primarily caused by an increase in insurance referral fees as well as overall growth of Southern. Gain on sale of securities available for sale totaled $459,000 in 2001, compared to $9,000 in 2000. Earnings on bank owned life insurance totaled $118,000 in 2001, compared to $45,000 in 2000.

          PROVISION FOR LOAN LOSSES. The provision for loan losses totaled $1.6 million for the nine months ended September 30, 2001 compared to $840,000 in 2000. The increase in the provision for loan losses reflects the growth in Southern's loan portfolio as well as Southern's decision to increase its allowance for loan losses from approximately 1.12% at September 30, 2000 to 1.23% at September 30, 2001. See "Allowance and Provision for Loan Losses."

          NON-INTEREST EXPENSES. Non-interest expenses for the nine months ended September 30, 2001 totaled $6.9 million, up 92% from $3.6 million in 2000. Non-interest expenses included the following:

          o Salaries and employee benefits represented 52% of total non-interest expenses in 2001. Salaries and employee benefits increased 157% to $3.6 million in 2001 from $1.4 million in 2000. These increases were the result of additional employees resulting from the opening of the Bonita Springs Bank, the acquisition of Peninsula, the opening of a loan production office in Palm Beach County, Florida, salary increases, higher benefit costs and upgrading of personnel.

          o Occupancy and equipment expense in 2001 totaled $1.3 million up 87% from $689,000 in 2000. The increase was primarily due to the addition of the branches of the Bonita Springs Bank and Peninsula Bank which were not present in 2000 as well as the opening of a loan production office in Palm Beach County, Florida in the second quarter of 2001.

          o Other non-interest expenses for the nine months ended September 30, 2001 totaled $2.0 million, up 34% from $1.5 million in 2000. During the 2000 period, these expenses included $542,000 in organization expenses related to the formation of Southern Community Bank of Southwest Florida. If these expenses were excluded, noninterest expenses increased $1.0 million or 109% during 2001 compared to 2000. This was due to the opening of the Bonita Springs Bank and the acquisition of Peninsula Bank. Other non-interest expenses included data processing, printing and office supplies, marketing and advertising, professional fees and other expenses.

          INCOME TAX PROVISION. The income tax provision totaled $46,000 in 2001 (an effective rate of 40.2%) compared with $6,000 in 2000 (an effective rate of 36.9%).

CAPITAL EXPENDITURES

          Southern's capital expenditures are reviewed by its board of directors. Southern makes capital expenditures in order to expand its business and to improve Southern's ability to provide quality services to its customers. Capital expenditures equaled $2.7 million in 1999, and $5.7 million for the year ended December 31, 2000. These expenditures were principally related to leasehold improvements and furniture and equipment purchased for new banking facilities opened during 1999 and 2000. These expenses also included the purchase of three parcels in 2000 for office sites in the Bonita Springs/Naples area, including the main office of Southern Community Bank of Southwest Florida in Bonita Springs, Florida.

          Capital expenditures for the nine months ended September 30, 2001 equaled $3.5 million compared to $3.7 million in 2000. Most of these expenditures are related to purchase and construction of new branches.

ASSET QUALITY AND CREDIT RISK

          SECURITIES. Southern maintains a high quality investment portfolio, including U.S. government agencies and mortgage-backed securities. Southern believes that these securities have very little risk of default. At December 31, 1999, and December 31, 2000, all of the securities held in the investment portfolio were rated "A" or better. All of these securities were classified "available for sale." A rating of "A" or better means that the bonds are of "upper medium grade, with strong ability to repay, possibly with some susceptibility to adverse economic conditions or changing circumstances." Ratings are assigned by independent rating agencies and are subject to the accuracy of reported information concerning the issuers and the subjective judgment and analysis of the rating agencies. They are not a guarantee of collectability. Approximately 21.4% of these securities matured in five years or less, at December 31, 1999 and 14.2% at December 31, 2000. As such, Southern is subject to a significant risk of fluctuations in market value due to changes in the general level of interest rates.

          The following table sets forth information regarding the composition of the investment portfolio at December 31, 1999 and 2000 (amounts in thousands):

                                                1999             2000
                                              -------           ------
Securities of U.S. Government
   agencies and corporations                  $10,058           16,768
Mortgage-backed securities                      1,940            1,978
                                              -------           ------
          Total Securities                    $11,998           18,746
                                              =======           ======


          The following table sets forth information regarding the composition of the investment portfolio for September 30, 2001 and 2000:

                                                   September 30,
                                              ------------------------
                                               2001             2000
                                              -------           ------
                                                   (in thousands)
Securities of other U.S. Government
  agencies and corporations                   $28,098           17,895
Mortgage-backed securities                      1,821               --
                                              -------           ------

Total                                         $29,919           17,895
                                              =======           ======


          LOANS. Southern maintains a high quality portfolio of real estate, commercial and consumer loans. All loans over individual lending limits are reviewed and approved by Southern's loan committee, which ensures that loans comply with applicable credit standards. In most cases, Southern requires collateral from borrowers. The type and amount of collateral varies, but may include residential or commercial real estate, deposits held by financial institutions, U.S. Treasury securities, other marketable securities and personal property. Southern's monitors collateral values to ensure that they are maintained at proper levels.

          As of December 31, 1999, approximately 64% of Southern's loans were real estate loans secured by real estate in central Florida. This percentage increased to 75% at December 31, 2000 and September 30, 2001. This level of concentration could present a potential credit risk because the ultimate collectibility of these loans is susceptible to adverse changes in real estate market conditions in this market. Southern has sought to address this risk by limiting most loans to a maximum of 75% of the appraised value of the underlying real estate and maximum amortization schedules of 20 years with maturity dates not exceeding 5 years.

          The following table divides Southern's loan portfolio into four categories. Most of the loans are short-term and may be renewed or rolled over at their maturity. At that time, Southern undertakes a complete review of the borrower's credit worthiness and the value of any collateral. If these items are satisfactory, Southern will generally renew the loan at prevailing interest rates. In addition to outstanding loans, Southern enters into legally binding commitments to extend credit, letters of credit and unused line of credit. These commitments totaled $30.4 million at December 31, 1999, and $29.3 million at December 31, 2000.


                                 TYPES OF LOANS



                                               December 31, 1999                     December 31, 2000
                                      ---------------------------------        -------------------------------
                                                          Percentage of                          Percentage of
                                       Amount              Total Loans          Amount            Total Loans
                                       ------             -------------         ------           -------------
                                                                (Dollars in thousands)
Commercial .................          $ 19,122                 30.8%           $ 29,287                19.1%
Commercial real estate .....            26,451                 42.7%             82,958                54.0%
Residential real estate ....            12,915                 20.8%             31,575                20.6%
Consumer and other .........             3,536                  5.7%              9,724                 6.3%
                                      --------                -----            --------               -----
Total loans ................          $ 62,024                100.0%            153,544               100.0%
                                      --------                =====            ========               =====
Less:
      Allowance for loan
      losses ...............              (621)                                 (1,795)
      Net deferred loan fees               (40)                                 (1,015)
                                      --------                              ----------
      Loans receivable, net           $ 61,363                              $  150,734
                                      ========                              ==========



                                                         September 30, 2001                      September 30, 2000
                                                 ---------------------------------        -------------------------------
                                                                    Percentage of                          Percentage of
                                                 Amount              Total Loans          Amount            Total Loans
                                                 ------             -------------         ------           -------------
                                                                          (Dollars in thousands)
Commercial...........................          $  57,336                18.7%              28,996               22.1%
Commercial real estate...............            191,701                62.6%              87,875               67.1%
Residential real estate..............             37,067                12.1%               9,419                7.2%
Installment loans ...................             19,964                 6.6%               4,622                3.6%
Overdrafts ..........................                  6                --                      2                 --
                                               ---------               -----            ---------              -----
      Total loans ...................            306,074               100.0%             130,914              100.0%
                                               ---------               =====            ---------              =====
Less:
Allowance for loan losses ...........             (3,774)                                  (1,461)
Deferred fees and other discounts ...             (1,899)                                    (745)
                                               ---------                                ---------
Loans receivable, net ...............          $ 300,401                                  128,708
                                               =========                                =========


      The following table sets forth information regarding the maturities of Southern's loans. For purposes of the table, demand loans are shown as being payable in one year or less. The entire amount of a balloon loan is treated as maturing in the year that the balloon payment is due.

          MATURITIES OF LOANS BASED ON CONTRACTUAL PRINCIPAL REPAYMENTS


                                                   At December 31, 1999
                                 ----------------------------------------------------------
                                 One Year       Over One to       Over Five
Total Loans:                      or Less        Five Years         Years           Total
-----------                      --------        ----------      -----------        ------
                                                      (in thousands)
Commercial ............          $ 9,619          $ 5,806          $ 3,697          $19,122
Commercial real estate             5,644            6,087           14,720           26,451
Residential real estate            9,362            2,341            1,212           12,915
Consumer and other ....            1,484            1,965               87            3,536
                                 -------          -------          -------          -------
Total .................          $26,109          $16,199          $19,716          $62,024
                                 =======          =======          =======          =======


         Of the $35.9 million in loans due after one year, 59.3% have fixed interest rates and 40.7% have adjustable rates.


                                                   At December 31, 2000
                                 ----------------------------------------------------------
                                 One Year       Over One to       Over Five
Total Loans:                      or Less        Five Years         Years           Total
-----------                      --------        ----------      -----------        ------
                                                      (in thousands)
Commercial ............          $12,646            8,080            8,561           29,287
Commercial real estate            35,820           22,889           24,249           82,958
Residential real estate           13,634            8,712            9,229           31,575
Consumer and other ....            4,198            2,683            2,843            9,724
                                 -------          -------          -------          -------
Total .................           66,298           42,364           44,882          153,544
                                 =======          =======          =======          =======

         Of the $87.2 million in loans due after one year, 58.3% have fixed interest rates and 41.7% have adjustable rates.

         COMMERCIAL LOANS. Southern makes commercial loans primarily to businesses located in central Florida. The credit risk associated with business lending is influenced by general economic conditions, deterioration in a borrower's capital position resulting in increasing debt to equity ratios, deterioration in a borrower's cash position resulting in a liquidity problem, and decreasing revenues due to inefficient operations of the borrower. These loans are generally secured by corporate assets, marketable securities or other liquid financial instruments. These loans totaled $19.1 million or 30.8% of total loans at December 31, 1999 and $29.3 million or 19.1% of total loans at December 31, 2000. These loans totaled approximately $57.3 million or 19% of total loans at September 30, 2001, compared with $29.0 million or 22% of total loans at September 30, 2000.

         REAL ESTATE LOANS. Southern's real estate loans totaled $39.4 million or 63.5% of total loans at December 31, 1999, $114.5 million or 74.6% of total loans on December 31, 2000 and $228.8 million or 74.7% of total loans at September 30, 2001.

         Southern makes real estate loans secured by commercial real estate, including loans to acquire or refinance office buildings, warehouses and apartments. These loans totaled $26.5 million or 42.7% of total loans at December 31, 1999 and $82.9 million or 54.0% of total loans at December 31, 2000. These loans totaled $191.7 million, or 63% of total loans at September 30, 2001 compared with $87.9 million or 67% of total loans at September 30, 2000. Most of these loans have a maturity of five years or less. Almost all of these loans were secured by real property located in central and south Florida. These loans generally require a loan-to-collateral value of not more than 75%.

         Residential real estate loans totaled $12.9 million or 20.8% of total loans at December 31, 1999 and $31.6 million, or 20.6% of total loans at December 31, 2000. Residential real estate mortgage loans totaled $37.1 million, or 12% of total loans at September 30, 2001, compared with $9.4 million, or 7% at September 30, 2000. Residential real estate loans are predominately adjustable rate home mortgages which generally require a loan-to-collateral value of not more than 90% and equity credit lines which generally limit the loan-to-collateral value to not more than 90%. Most loans have a maximum term of five years. Almost all of the residential real estate loans were secured by homes in central and south Florida.

         CONSUMER LOANS AND OTHER. Southern offers consumer loans and personal and secured loans. The security for these loans ordinarily consists of automobiles, consumer goods, marketable securities, certificates of deposit and similar items. These loans totaled $3.5 million or 5.7% of total loans at December 31, 1999 and $9.7 million or 6.3% of total loans at December 31, 2000. These loans totaled approximately $20.0 million, or 6% of total loans, on September 30, 2001, compared with $4.6 million, or 4% of total loans, on September 30, 2000. Risks associated with consumer loans include loss of employment of borrowers, declines in the financial condition of borrowers resulting in delinquencies, and rapid depreciation of loan collateral.

NON-PERFORMING ASSETS AND PAST DUE LOANS

         Non-performing assets consist of non-accrual loans and residential and commercial properties acquired in partial or total satisfaction of problem loans which are known as "other real estate owned" or "OREO." Past due loans are loans that are delinquent 30 days or more which are still accruing interest.

         Southern's credit review and approval process is critical to its ability to minimize non-performing assets on a long-term basis. In addition to the negative impact on interest income, non-performing assets also increase operating costs due to the expense of collection efforts. It is Southern's policy to place all loans which are past due 90 days or more on non-accrual status, subject to exceptions made on a case by case basis. As of December 31, 1999, Southern had no such loans. On December 31, 2000, there were $2.0 million in loans which were nonperforming, and $81,000 in accruing loans which were past due more than 90 days.

         The following table presents Southern's non-performing assets and past due loans at September 30, 2001 and 2000.

                 NON-PERFORMING ASSETS AND 90 DAY PAST DUE LOANS

                                                         September 30,
                                                   ------------------------
                                                   2001                2000
                                                   ----                ----
                                                   (amounts in thousands)
Nonaccrual loans                                $ 3,435                 146
Foreclosed real estate                              371                  --
                                                 ------                 ---
Total nonperforming assets                        3,806                 146
                                                  -----                 ===
Accruing loans past due 90 days                     158                 308
                                                 ======                 ===

         Of the total loan portfolio of $306.1 million at September 30, 2001, $4.0 million or 1.3%, was non-performing or past due 90 days, or an increase of $3.7 million from September 30, 2000. Nonperforming loans at September 30, 2001 mainly consisted of commercial and residential real estate loans. The increase in non-performing loans is primarily attributable to the growth in Southern's loan portfolio and the maturing of the loan portfolio.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

         Southern evaluates the adequacy of its allowance for loan losses as part of Southern's on-going credit review and approval process. The review process is intended to identify, as early as possible, customers who may be facing financial difficulties. Once identified, the extent of the client's financial difficulty is carefully monitored by Southern's credit administrator, who recommends to the directors' loan committee the portion of any credit that needs a specific reserve allocation or should be charged off. Other factors considered by the loan committee in evaluating the adequacy of the allowance include overall loan volume, historical net loan loss experience, the level and composition of nonaccrual and past due loans, local economic conditions, and value of any collateral. From time to time, specific amounts of the reserve are designated for certain loans in connection with the loan review officer's analysis of the adequacy of the allowance for loan losses.

         While a portion of this allowance is typically intended to cover specific loan losses, it is considered a general reserve which is available for all credit-related purposes. The allowance is not a precise amount, but is derived based upon the above factors and represents management's best estimate of the amount necessary to adequately cover probable losses from current credit exposures. The provision for loan losses is a charge against current earnings and is determined by management as the amount needed to maintain an adequate allowance.

         Southern believes that the overall credit quality of its loan portfolio is strong, as evidenced by the fact that it has had only non-performing loans of $2.0 million at December 31, 2000, and no charge-offs through December 31, 2000. Non-performing loans grew to $3.8 million at September 30, 2001 with charge-offs of $111,000 during the first nine months of 2001. The low level of non-performing loans and charge-offs may be due, in large part, to Southern's relatively short operating history. Southern expects that it will have additional non-performing loans and charge-offs in the future as its loan portfolio matures.

         Southern believes that its allowance for loan losses will be sufficient to absorb anticipated loan losses. At December 31, 1999, its allowance was $621,000 or 1.0% of total loans, compared to $1,795,000 or 1.17% of total loans at December 31, 2000. Management increased the allowance for loan losses to $3.8 million at September 30, 2001, or 1.24% of total loans. The increase in the allowance for loan losses results from overall growth of the loan portfolio as well as the acquisition of Peninsula which was consummated in the third quarter of 2001.

         The following table further summarizes the allocation of the allowance for loan losses by type of loan at December 31, 1999, December 31, 2000 and September 30, 2001.

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES


                                  December 31, 1999                   December 31, 2000                  September 30, 2001
                                  -----------------                   -----------------                  ------------------
                                           Percentage of                      Percentage of                    Percentage of
                                Amount      Total Loans             Amount     Total Loans              Amount Total Loans
                                ------      -----------             ------     -----------              ------ -----------
                                                                   (Dollars in thousands)
Commercial                        $191         30.8%               $   293         16.3%                  $573        15.2%

Commercial real
estate                             265         42.7                    824         45.9                  1,917        50.8%

Residential real
estate                              64         10.3                    174          9.7                    185         4.9%

Consumer loans
and other                           71         11.4                     99          5.5                    399        10.6%

Unallocated
general reserves                    30          4.8                    405         22.6                    700        18.5%
                                 -----        -----                -------        -----                 ------       -----
Total allowance
for loan losses                  $ 621        100.0%               $ 1,795        100.0%                $3,774       100.0%
                                 =====        =====                =======        =====                 ======       =====

         The following table displays loan originations by type of loan and principal reductions during the year ended December 31, 1999, December 31, 2000 and September 30, 2001.

                   LOAN ORIGINATIONS AND PRINCIPAL REDUCTIONS



                                                             For Year                   For Year              For Nine Months
                                                               Ended                      Ended                    Ended
                                                         December 31, 1999          December 31, 2000        September 30, 2001
                                                         -----------------          -----------------        ------------------
                                                                                      (in thousands)
Originations:
   Commercial loans........................                    $27,708                   $ 35,701                    58,285
   Commercial real estate loans............                     38,413                    100,490                   194,874
   Residential real estate loans...........                     18,712                     39,128                    37,681
   Consumer loans and other................                      5,218                     11,854                    20,300
                                                              --------                   --------                 ---------
          Total loans originated                                89,961                    187,173                   311,140
Principal reductions.......................                    (29,151)                   (95,653)                 (158,610)
                                                              -------                    -------                   -------
          Increase in gross loans..........                    $60,810                    $91,520                  $152,530
                                                               =======                    =======                  ========


SOUTHERN'S FINANCIAL CONDITION

   Southern's goal is to maintain a high quality and liquid balance sheet. Southern seeks to achieve this objective through a high quality portfolio of investment securities with short to medium term maturities, and a high quality portfolio of real estate, commercial and consumer loans.

   SECURITIES. In 1999, securities averaged $6.1 million or 15.7% of total earning assets, on $16.1 million, or 12.4% in 2000. Southern's strategy for its investment account is to maintain a very high quality portfolio with generally short to medium term maturities. Securities where $12.0 million at December 31, 1999, and $18.7 million at December 31, 2000. On September 30, 2001, securities available for sale were $29.9 million or 8% of total earning assets. This growth in securities reflects the overall increase in Southern's assets. Southern's strategy for its investment account is to maintain a high quality portfolio. The investment portfolio, all of which has been classified as available for sale, increased 67% from $17.9 million in the third quarter of 2000 to $29.9 million in the third quarter of 2001. The increase results primarily from the acquisition of Peninsula in the second quarter of 2001. The following tables set forth information regarding the investment portfolio at December 31, 1999 and December 31, 2000.

          REMAINING MATURITY AND AVERAGE YIELD OF INVESTMENT SECURITIES
                                DECEMBER 31, 1999



                                      One to Five                   Five to Ten
                                          Years                         Years                                 Total
                                ------------------------     -----------------------------           -----------------------
                                Carrying                     Carrying                                Carrying
                                  Value            Yield       Value                 Yield             Value           Yield
                                --------           -----     --------                -----           --------          -----
                                                              (Dollars in thousands)
Securities of U.S.
government agencies and
corporations ..........          $ 2,565           5.52%       $ 7,493                7.04%           $10,058           6.71%
Mortgage-backed
securities ............               --            --           1,940                6.56%             1,940           6.56%
                                 -------                       -------                                -------
      Total ...........          $ 2,565           5.52%       $ 9,433                6.95%           $11,998           6.70%
                                 =======                       =======                                =======


          REMAINING MATURITY AND AVERAGE YIELD OF INVESTMENT SECURITIES
                                DECEMBER 31, 2000


                                      One to Five                   Five to Ten
                                          Years                         Years                                 Total
                                ------------------------     -----------------------------           -----------------------
                                Carrying                     Carrying                                Carrying
                                  Value            Yield       Value                 Yield             Value           Yield
                                --------           -----     --------                -----           --------          -----
                                                              (Dollars in thousands)
Securities of U.S.
government agencies and
corporations ..........            2,671           5.65%        14,097                7.02             16,768           6.80%
Mortgage-backed
securities ............               --                         1,978                6.58              1,978           6.58%
                                 -------                       -------                                -------
      Total ...........          $ 2,671                        16,075                                 18,746           6.78%
                                 =======                       =======                                =======


         LOANS. Loans averaged $26.9 million in 1999 and $105.6 in 2000. Loans grew from $1.2 million at December 31, 1998 to $61.4 million at December 31, 1999, and to $150.7 million at December 31, 2000. Loans were $300.4 million as of September 30, 2001, compared to $128.7 million as of September 30, 2000. See "Asset Quality and Credit Risk -- Loans," above.

         INTEREST-BEARING LIABILITIES. Interest-bearing liabilities primarily consist of deposits and federal funds purchased. Total interest-bearing liabilities increased from $3.3 million at December 31, 1998 to $71.1 million at December 31, 1999 and to $182.2 million at December 31, 2000. The growth in Southern's deposit portfolio was attributable to a campaign of seeking additional deposits by offering relatively attractive rates on Southern's deposit products. Total interest-bearing liabilities averaged $27.0 million in 1999 and $110.5 million in 2000.

         Interest bearing liabilities primarily consisted of deposits and other borrowings. Total deposits were $356.6 million at September 30, 2001, up from $157.4 million at September 30, 2000. Savings, money- market and NOW deposits increased $109.3 million or 222% to $158.6 million. There was also a significant increase in time deposits of $75.4 million or 85% compared to 2000. The growth in Southern's deposits is due to the new Bonita Springs and Peninsula branches and also Southern's marketing efforts to obtain additional deposits to fund loan growth during this period.

         The following table sets forth information regarding Southern's average deposits for 1999.

                                AVERAGE DEPOSITS

                                                           1999
                                                ----------------------------
                                                 Amount         Average Rate
                                                -------         ------------
                                                     (in thousands)

Demand deposits - non-interest bearing          $ 4,766               --
Savings and NOW accounts .............            3,592             0.95%
Money market accounts ................            9,124             3.98%
Time deposits ........................           13,985             5.52%
                                                -------
Total deposits .......................          $31,467             3.72%
                                                =======


The following table sets forth information regarding Southern's average deposits for 2000.

                                AVERAGE DEPOSITS

                                                           2000
                                                ----------------------------
                                                 Amount         Average Rate
                                                -------         ------------
                                                     (in thousands)

Demand deposits - non-interest bearing          $ 17,513               --%
Savings and NOW accounts .............            18,089             3.88%
Money market accounts ................            17,774             4.66%

Time deposits ........................            73,749             6.26%
                                                --------
Total deposits .......................          $127,125             4.84%
                                                ========

The following table summarizes the maturity of time deposits over $100,000 at December 31, 1999 and 2000.

               SUMMARY OF TIME DEPOSITS OVER $100,000 BY MATURITY
                                 (in thousands)

                                                     December 31,
                                               ------------------------
                                                 1999             2000
                                               -------          -------
Three months or less.................          $ 9,047            8,843
Three to six months..................            1,956            9,958
Six to twelve months.................            2,106           18,241
Over twelve months...................            6,219            2,082
                                               -------          -------
          Total .....................          $19,328           39,124
                                               =======          =======

         The following table sets forth the net deposit flows during the year ended December 31, 1999 and 2000:

                                NET DEPOSIT FLOWS
                                 (in thousands)

                                                     December 31,
                                               ------------------------
                                                 1999            2000
                                               -------          -------
Net increase before interest credited          $60,985          111,138
Net credited                                       804            6,024
                                               -------          -------
Net deposit increase                           $61,789          117,162
                                               =======          =======

LIQUIDITY AND RATE SENSITIVITY

         The principal functions of asset and liability management are to provide for adequate liquidity, to manage interest rate exposure by maintaining a prudent relationship between rate sensitive assets and liabilities and to manage the size and composition of the balance sheet so as to maximize net interest income.

         Liquidity is the ability to provide funds at minimal cost to meet fluctuating deposit withdrawals or loan demand. These demands are met by maturing assets and the capacity to raise funds from internal and external sources. Southern primarily utilizes cash and federal funds sold to meet its liquidity needs. Although not utilized in managing daily liquidity needs, the sale of investment securities provides a secondary source of liquidity.

         Fluctuating interest rates, increased competition and changes in the regulatory environment continue to significantly affect the importance of interest-rate sensitivity management. Rate sensitivity arises when interest rates on assets change in a different period of time or a different proportion than that of interest rates on liabilities. The primary objective of interest-rate sensitivity management is to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates.

         Regular monitoring of assets and liabilities that are rate sensitive within 90 days, one year and three years is an integral part of Southern's rate-sensitivity management process. It is Southern's policy to maintain a reasonable balance of rate-sensitive assets and liabilities on a cumulative one-year basis, thus minimizing net interest income exposure to changes in interest rates. A ratio of 1.0 represents perfect matching of interest-earning assets and interest-bearing liabilities. Southern's sensitivity position at December 31, 1999 and 2000 was such that net interest income would decrease modestly if there were an increase in short-term interest rates.

         Southern monitors the interest rate risk sensitivity with traditional gap measurements. The gap table has certain limitations in its ability to accurately portray interest sensitivity; however, it does provide a static reading of Southern's interest rate risk exposure.

         The following tables show the repricing structure of Southern's balance sheet at December 31, 2000 and 1999 with each maturity interval referring to the earliest repricing opportunity for each asset and liability. The earliest repricing opportunity is the earlier of scheduled contractual maturities or the next reset date. As of that date, Southern was liability sensitive. Liability sensitive means interest sensitive liabilities subject to repricing exceeded interest sensitive assets subject to repricing on a 365-day basis to the extent of $16.5 million and $39.4 million at December 31, 1999 and 2000, respectively. This negative gap at December 31, 1999 and 2000 was 19.67% and 18.7%, respectively of total assets. Southern measures its gap position as a percentage of its total assets.

         As of September 30, 2001, Southern was liability sensitive (interest sensitive liabilities subject to repricing exceeded interest sensitive assets subject to repricing) on a 365-day basis to the extent of $36.9 million. This negative gap at September 30, 2001 was 9.11% of total assets compared with 18.12% at September 30, 2000. Southern's target gap position is in the range of negative 20% and positive 20%.

                           SOUTHERN COMMUNITY BANCORP
                     INTEREST RATE SENSITIVITY & GAP REPORT
                                December 31, 1999
                             (Dollars in Thousands)


                                                                                    Over 3 Yrs.
                                      3 Mos.           3 Mos.       Over 1 Yr.          to             Over 5
                                     or less           to Yr.        to 3 Yrs.        5 Yrs.             Yrs.             Total
                                     --------          ------        --------        --------          --------          --------
Assets:

Loans(1) ....................        $ 28,578          $8,414        $  6,372        $  9,497          $  9,163          $ 62,024

Securities ..................              --              --              --           2,565             9,433            11,998

Other interest-earning
assets(2) ...................             212              --              --              --                --               212
                                     --------        --------        --------        --------          --------          --------
Total interest-bearing
assets ......................        $ 28,790          $8,414        $  6,372        $ 12,062          $ 18,596          $ 74,234
                                     ========        ========        ========        ========          ========          ========
Interest-bearing liabilities:
Savings and NOW
deposits(3) .................        $  5,757              --              --              --                --          $  5,757

Money-market
deposits(3) .................          14,052              --              --              --                --            14,052

Time deposits(3) ............          19,582          $8,308        $  6,569        $     26                --            34,485

Other borrowings ............           6,000              --              --              --                --             6,000
                                     --------          ------        --------        --------          --------          --------

Total interest-bearing
liabilities .................        $ 45,391          $8,308        $  6,569        $     26                --          $ 60,294
                                     ========        ========        ========        ========          ========          ========
GAP .........................        $(16,601)         $  106        ($   197)       $ 12,036          $ 18,596          $ 13,940
                                     ========        ========        ========        ========          ========          ========
Cumulative GAP ..............        $(16,601)       $(16,495)       $(16,692)       $ (4,656)         $ 13,940
                                     ========        ========        ========        ========          ========
Ratio of interest-earning
assets to interest-bearing
liabilities .................             .63            1.01             .97          463.92               N/A              1.23
                                     ========        ========        ========        ========          ========          ========
Cumulative ratio of
interest-earning assets to
interest-bearing liabilities              .63             .69             .72             .92              1.23
                                       ======        ========        ========        ========          ========
Cumulative GAP to total
assets ......................          (19.80)%        (19.67)%        (19.90)%         (5.55)%           16.62%
                                       ======        ========        ========        ========          ========


Notes to Preceding Table

(1) In preparing the above table, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2)    Includes Federal Home Loan Bank Stock, which reprices quarterly.

(3) Savings, NOW and money-market deposits are regarded as readily accessible withdrawable accounts. Time deposits are scheduled according to their respective maturity dates.

                           SOUTHERN COMMUNITY BANCORP
                     INTEREST RATE SENSITIVITY & GAP REPORT
                                December 31, 2000
                             (Dollars in Thousands)


                                                                                    Over 3 Yrs.
                                      3 Mos.           3 Mos.       Over 1 Yr.          to             Over 5
                                     or less           to Yr.        to 3 Yrs.        5 Yrs.             Yrs.             Total
                                     --------          ------        --------        --------          --------          --------
Assets:
Loans(1)...................            95,843           3,980          15,892          16,073            21,756           153,544

Securities.................                --              --           1,188           1,483            16,075            18,746

Other interest-earning
assets(2)..................            12,963              --              --              --                --            12,963
                                     --------         -------        --------        --------          --------          --------
Total interest-bearing
assets.....................          $108,806           3,980          17,080          17,556            37,831           185,253
                                     ========         =======        ========        ========          ========          ========
Interest-bearing liabilities:

Savings and NOW
deposits(3)................            39,610              --              --              --                --            39,610

Money-market
deposits(3)................            17,118              --              --              --                --            17,118

Time deposits(3)...........            50,856          44,606           6,801             842                --           103,105
                                     --------         -------        --------        --------          --------          --------
Total interest-bearing
liabilities................           107,584          44,606           6,801             842                --           159,833
                                     ========         =======        ========        ========          ========          ========
GAP........................             1,222         (40,626)         10,279          16,714            37,831            25,420
                                     ========         =======        ========        ========          ========          ========
Cumulative GAP.............             1,222         (39,404)        (29,125)        (12,411)           25,420
                                     ========         =======        ========        ========          ========
Ratio of interest-earning
assets to interest-bearing
liabilities................              1.01             .09            2.51            20.9              N/A               1.16

Cumulative ratio of
interest-earning assets to
interest-bearing liabilities             1.01             .74             .82             .92              1.16
                                     ========          ======        ========        ========          ========
Cumulative GAP to total
assets.....................               .01%          (18.7)%         (13.8)%          (5.9)%            12.1%
                                     ========          ======        ========        ========          ========


Notes to Preceding Table

(1) In preparing the above table, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2)      Includes Federal Home Loan Bank Stock, which reprices quarterly.

(3) Savings, NOW and money-market deposits are regarded as readily accessible withdrawable accounts. Time deposits are scheduled according to their respective maturity dates.

CAPITAL

         One of Southern's primary objectives is to maintain a strong capital position to merit the confidence of customers, bank regulators and shareholders. A strong capital position helps Southern withstand unforeseen adverse developments and take advantage of attractive lending and investment opportunities when they raise.

         Southern's ability to grow in the future will require Southern to increase its stockholder's equity. Southern partially addressed this issue in 2000 by undertaking a public offering of its common stock. Southern received a total of $14.6 million in net proceeds from this offering. Southern also raised an additional $5.2 million in a private placement offering during the third quarter of 2001.

         The following tables set forth Southern's required and actual capital amounts and percentages at December 31, 2000 and September 30, 2001 (dollars in thousands):


                                                              December 31, 2000
                                            ------------------------------------------------------
                                                     Actual                        Required
                                            -----------------------         ----------------------
                                             Amount             %           Amount              %
                                            -------            ----         -------            ---
Tier 1 Capital
         (to Risk-Weighted Assets)          $26,351            14.0%        $ 7,554            4.0%

Total Capital
         (to Risk-Weighted Assets)          $28,146            14.9%        $15,107            8.0%

Tier 1 Capital
         (to Total Assets) .......          $26,351            13.9%        $ 7,583            4.0%



                                                              September 30, 2001
                                            ------------------------------------------------------
                                                     Actual                        Required
                                            -----------------------         ----------------------
                                             Amount             %           Amount              %
                                            -------            ----         -------            ---

Tier 1 Capital
         (to Risk-Weighted Assets)          $41,458            11.7%        $14,192            4.0%

Total Capital
         (to Risk-Weighted Assets)          $45,232            12.8%        $28,383            8.0%

Tier 1 Capital
         (to Total Assets) .......          $41,458            10.8%        $15,354            4.0%


IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related data presented in this proxy statement/prospectus have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of Southern's assets and liabilities of are monetary in nature. As a result, interest rates have a more significant impact on Southern's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk is the risk of loss from adverse changes in market prices and rates. Southern's market risk arises primarily from interest rate risk inherent in Southern's lending and deposit taking activities. Southern has little or no risk related to trading account, commodities or foreign exchange.

         Southern actively monitors and manages its interest rate risk exposure. The primary objective in managing interest-rate risk is to limit, within established guidelines, the adverse impact of changes in interest rates on its net interest income and capital, while adjusting its asset-liability structure to obtain the maximum yield-cost spread on that structure. Management relies primarily on its asset-liability structure to control interest rate risk. However, a sudden and substantial increase in interest rates could adversely impact Southern's earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. There have been no significant changes in Southern's market risk exposure since December 31, 2000.

FUTURE ACCOUNTING REQUIREMENTS

         Financial Accounting Standards 133 - Accounting for Derivative Investments and Hedging Activities - requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. Southern will be required to adopt this Statement effective January 1, 2001. Southern does not anticipate that this Statement will have a material impact on Southern.

                                    BUSINESS

GENERAL

         Southern is a bank holding company which owns and operates Southern Community Bank, which is based in Orlando, Florida, Southern Community Bank of Southwest Florida, which is based in Bonita Springs, Florida, and Peninsula Bank, which is based in Daytona Beach, Florida.

         Our Orlando bank was opened in December 1998. We organized a bank holding company in July 1999 when we acquired all of the shares of our Orlando bank in a share exchange with the shareholders of the bank. We opened the Bonita Springs bank in January 2001. Southern acquired Peninsula Bank in April 2001.

STRATEGY

         Southern's goal is to operate its banks in the substantially the same manner as local community banks, emphasizing local leadership and local decision-making. The management of each bank makes its own credit decisions. Each bank prices and markets its own loan and deposit products. Each bank has its own board of directors, drawn mainly from members of the local business community. Each board has full authority over the bank, in contrast to an "advisory" board which lacks authority. Each bank endeavors to be an active supporter of local charities and civic organizations.

         Southern's strategy is to capitalize on the opportunities created by the consolidation in the Florida banking industry. Southern believes that this consolidation has reduced the levels of personalized services as the larger regional financial institutions have increasingly focused on larger corporate customers and standardized loan and deposit products. More specifically, many financial institutions have centralized their loan approval practices for small businesses, leaving less responsibility and authority with the traditional loan officer. By virtue of its banking experience in Florida, Southern's management believes that the most frequent customer complaints are based on a lack of personalized service and turnover in lending personnel, which limits the customer's ability to develop a relationship with his or her banker. As a result of these factors, Southern believes there currently exists a significant opportunity to attract and maintain customers who are dissatisfied with their banks. Southern also believes it can attract experienced management personnel within its identified markets.

         Southern's holding company structure provides flexibility for the future expansion of its banking business through the possible acquisition of other financial institutions and the formation of new banks. In addition, Southern's holding company structure also makes it easier to raise additional capital for its banks because Southern can issue securities without the need for prior banking regulatory approval.

SOUTHERN COMMUNITY BANK

         Our Orlando bank is a Florida state-chartered bank which commenced operations in December 1998. Its principal office is located in the central business district in Orlando, Florida, and it maintains branch offices in the cities of Winter Park, Altamonte Springs, Longwood, and Boca Raton, Florida. All of these offices are located within less than one mile of Interstate Highway 4, which provides access from most communities located in the northern portion of the Orlando metropolitan area. The bank intends to open a branch in south Orlando in the next 60 days. The bank also intends to establish an additional branch in Lake Mary in Seminole County within the next 12 months. At September 30, 2001, our Orlando bank had total assets of approximately $270.1 million.

SOUTHERN COMMUNITY BANK OF SOUTHWEST FLORIDA

         Our Bonita Springs bank is a Florida state chartered bank which opened on January 2, 2001. This bank serves the Bonita Springs and Naples, Florida markets. This main office of Bonita Springs bank is located in a new office building in Bonita Springs. The Bonita Springs bank also owns and operates a branch office in Naples, Florida. At September 30, 2001, total assets of the Bonita Springs bank were $60.7 million.

PENINSULA BANK

         Peninsula Bank is a Florida state chartered bank which opened in 1998. Its principal office is located in Daytona Beach, Florida and it maintains branches in Ormond Beach, Port Orange and Orange City, Florida. We acquired Peninsula Bank in April 2001 through the merger of Southern and Peninsula Bancorp, Inc. On September 30, 2001, Peninsula Bank had total assets of $74.1 million.

         The consolidated financial statements of Peninsula for the fiscal years ending December 31, 1990 and 2000 and for the three months ended March 31, 2000 and 2001 are included elsewhere in this prospectus. Additionally, pro forma financial information regarding the Peninsula and Southern are included elsewhere in this prospectus.

SOUTHERN COMMUNITY INSURANCE AGENCY, INC.

         Southern owns and operates an insurance agency named Southern Community Insurance Agency, Inc. The agency is a wholly owned subsidiary of our Orlando bank. The agency refers customers of our banks to another insurance agency, Insurance Office of America, Inc., for the purchase of insurance products. Insurance Office of America pays the agency a percentage of the commissions generated from customers which are referred. One of the principal shareholders of Insurance Office of America is John Ritenour, one of our directors.

SOUTHERN COMMUNITY BANC MORTGAGE LLC

         In January 2001, Southern and American Heritage Mortgage Corporation formed Southern Community Banc Mortgage LLC. The new company is a licensed mortgage broker and originates, processes and closes residential mortgage loans in central Florida. American Heritage Mortgage Corporation is an unaffiliated mortgage lender based in Altamonte Springs, Florida. The company funds these loans through a warehouse line of credit it obtained by American Heritage from an unaffiliated lender. The loans are pre-sold on a cash-flow basis and are not retained by the company or any other affiliate of Southern. Southern has initially invested $25,000 in this company.

PRODUCTS AND SERVICES

         Southern offers a broad array of traditional banking products and services to its customers, including the products and services described below.

         Deposits. Southern offers a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer term certificates of deposit. Southern has tailored the rates and terms of its accounts and time deposits to compete with the rates and terms in Southern's principal markets. Southern seeks deposits from residents, businesses and employees of businesses in these markets. The FDIC insures all of Southern's accounts up to the maximum amount permitted by law. In addition, Southern receives service charges which are competitive with other financial institutions in its markets, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and other similar fees.

         Lending Activities. Southern uses its deposits, together with borrowings and other sources of funds, to originate and purchase loans. Southern offers a full range of short and medium-term small business and commercial, consumer and real estate loans. Southern generally seeks to allocate its loan portfolio as follows: 80% to real estate loans; 15% to small business and commercial loans; and 5% to consumer loans. Southern has a loan approval process which provides for various levels of officer lending authority. When a loan amount exceeds an officer's lending authority, it is reviewed by the loan committee of the bank's board of directors which has ultimate lending authority.

         The risk of non-payment of loans is inherent in all loans. However, Southern carefully evaluates all loan applicants and attempts to minimize its credit risk exposure by use of thorough loan application and approval procedures that Southern has established for each category of loan. In determining whether to make a loan, Southern considers the borrower's credit history, analyzes the borrower's income and ability to service the loan, and evaluates the need for collateral to secure recovery in the event of default. Southern maintains an allowance for loan losses based upon assumptions and judgments regarding the ultimate collectability of loans in its portfolio and a percentage of the outstanding balances of specific loans when their ultimate collectability is considered questionable.

         Southern directs its lending activities primarily to individuals and businesses in its markets whose demand for funds falls within Southern's legal lending limits and who are potential deposit customers. The following is a description of each of the major categories of loans which Southern makes:

         Commercial Loans. This category includes loans made to individuals, partnerships or corporate borrowers for a variety of business purposes. Southern places particular emphasis on loans to small to medium-sized professional firms, retail and wholesale businesses, light industry and manufacturing concerns operating in Southern's markets. Southern considers "small businesses" to include commercial, professional and retail businesses with annual gross sales of less than $20 million or annual operating costs of less than $5 million. Southern's commercial loans include term loans with variable interest rates secured by equipment, inventory, receivables and real estate, as well as secured and unsecured working capital lines of credit. Risks of these types of loans depend on the general business conditions of the local economy and the borrower's ability to sell its products and services in order to generate sufficient business profits to repay the loans under the agreed upon terms and conditions. Personal guarantees may be obtained from the principals of business borrowers and third parties to further support the borrowers' ability to service the debt and reduce the risk of non-payment.

         Consumer and Installment Loans. Consumer loans include lines of credit and term loans secured by second mortgages on the residences of borrowers for a variety of purposes, including home improvements, education and other personal expenditures. Consumer loans also include installment loans to individuals for personal, family and household purposes, including automobile loans to individuals and pre-approved lines of credit. Consumer loans generally involve more risk than first mortgage loans because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal. This risk is due to the potential for damage to the collateral or other loss of value, while the remaining deficiency often does not warrant further collection efforts. In addition, consumer loan performance depends on the borrower's continued financial stability and is, therefore, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

         Real Estate Loans. Southern makes commercial real estate loans, construction and development loans, and residential real estate loans. These loans include commercial loans where Southern takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan. Interest rates for all categories may be fixed or adjustable, and will more than likely be fixed for shorter-term loans. Southern will compete for real estate loans with financial institutions and others who are well established and have greater resources and lending limits. As a result, Southern may have to charge lower interest rates to attract borrowers.

         Commercial Real Estate. Southern offers commercial real estate loans to developers of both commercial and residential properties. Southern manages credit risk associated with these loans by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors. Risks associated with commercial real estate loans include the general risk of the failure of the commercial borrower, which are different for each type of business and commercial entity. Southern evaluates each business on an individual basis and attempts to determine such business' risks and credit profile. Southern attempts to reduce credit risks in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, Southern may also require personal guarantees of the principal owners.

         Construction and Development Loans. Southern makes construction and development loans on a pre-sold and speculative basis. If the borrower has entered into an arrangement to sell the property prior to beginning construction, Southern considers the loan to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, Southern considers the loan to be on a speculative basis. Southern makes residential and commercial construction loans to builders and developers and to consumers who wish to build their own home. Southern limits the term of most construction and development loans to 18 months, although it may structure the payments based on a longer amortization basis. Southern bases speculative loans on the borrower's financial strength and cash flow position. Southern disburses loan proceeds based on the percentage of completion and only after an experienced construction lender or appraiser inspects the project. These loans generally command higher rates and fees commensurate with the risks warranted in the construction lending field. The risk in construction lending depends upon the performance of the builder, building the project to the plans and specifications of the borrower and the bank's ability to administer and control all phases of the construction disbursements. Upon completion of the construction, Southern typically converts construction loans to permanent loans.

         Residential Real Estate Loans. Southern makes residential real estate loans to qualified individuals for the purchase of existing single-family residences in the its markets. Southern makes these loans in accordance with its appraisal policy and real estate lending policy which detail maximum loan to value ratios and maturities. Southern believes that these loan to value ratios are sufficient to compensate Southern for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market. Southern sells mortgage loans that do not conform to its policies in the secondary markets. The risk of these loans depends on the salability of the loan to national investors and on interest rate changes. Southern seeks to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before originating the loan. Southern retains loans for its portfolio when there is sufficient liquidity to fund the needs of the established customers and when rates are favorable to retain the loans. The loan underwriting standards and policies are generally the same for both loans sold in the secondary market and those retained in Southern's portfolio.

ASSET AND LIABILITY MANAGEMENT

         Southern's primary assets are its loan portfolio and investment account. Southern's liabilities consist primarily of deposits. Southern's objective is to support asset growth primarily through the growth of core deposits, which include deposits of all categories made by individuals, partnerships, corporations and other entities. Consistent with the requirements of prudent banking necessary to maintain liquidity, Southern seeks to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching is not always possible. Southern seeks to invest the largest portion of its assets in commercial, consumer and real estate loans. Southern's investment account consists primarily of marketable securities of the United States Government, federal agencies and state and municipal governments, generally with varied maturities.

         Southern monitors its asset/liability mix on a regular basis with a monthly report detailing interest-sensitive assets and interest-sensitive liabilities presented to their board of directors. The objective of this policy is to control interest-sensitive assets and liabilities in order to minimize the impact of substantial movements in interest rates on Southern's earnings.

CORRESPONDENT BANKING

         Correspondent banking involves providing services by one bank to another bank which, from an economic or practical standpoint, cannot provide that service for itself. Southern may purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, securities safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations, and sales of loans to or participations with correspondent banks. Southern will sell loan participations to correspondent banks with respect to loans which exceed Southern's lending limits. As compensation for services provided by a correspondent bank, Southern may maintain balances with correspondents in non-interest bearing accounts.

OTHER SERVICES

         Southern's other services include cash management services, safe deposit boxes, traveler's checks, direct deposit of payroll and social security checks, wire transfers, telephone banking, and automatic drafts for various accounts. Southern offers a debit card, VISA and/or MasterCard credit card services through Southern's correspondent banks. Southern offers extended banking hours, both drive-in and lobby, and an after-hours depository. Southern is associated with a shared network of automated teller machines that customers may use throughout Southern's market areas and other regions. Southern is associated with third party Internet banking service providers that enable us to provide customers with a cost effective, secure and reliable Internet banking solution.

CUSTOMERS

         Southern believes that the recent consolidation of the Florida banking industry provides community banks significant opportunities to build successful, locally-oriented banks. Southern further believes that many of the larger financial institutions do not provide the high level of personalized services desired by many small and medium-sized businesses and their principals. Southern intends to focus its marketing efforts on attracting small and medium-sized businesses and individuals, including service companies, manufacturing companies, commercial real estate developers, entrepreneurs and professionals, such as physicians and attorneys.

         Although Southern will concentrate its lending efforts on commercial business, Southern also anticipates that it will attract a significant amount of consumer business. Southern expects that many of its retail customers will be the principals of Southern's small and medium-sized business customers. These customers comprise Southern's private banking clients. Southern emphasizes "relationship banking," with the goal that each customer will identify and establish a comfort level with Southern's bank officers. Southern intends to develop its retail business with individuals who appreciate a high level of personal service, contact with their lending officer and responsive decision-making. Southern expects that most of its business will be developed through Southern's lending officers and local boards of directors and by pursuing an aggressive strategy of calling on customers throughout its market areas.

COMPETITION

         Our banks are subject to intense competition in the Florida markets which they currently serve. We face substantial competition in all phases of our operations from a variety of different competitors. This competition includes:

         o large national and super-regional financial institutions which have well-established branches and significant market share in the communities served by Southern.

         o finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products.

         o credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks.

         o other community banks, including start-up banks, that can compete with Southern for customers who desire a high degree of personal service.

         o technology-based financial institutions including large national and super-regional banks offering on-line deposit, bill payment, and mortgage loan application services.

         Other existing community banks, and many new community bank start-ups, have marketing strategies similar to ours. These other community banks may open new branches in the communities we serve and compete directly for customers who want the level of service offered by community banks. Other community banks also compete for the same management personnel in Florida.

         Various legislative actions in recent years have led to increased competition among financial institutions. With the enactment of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and other laws and regulations affecting interstate bank expansion, it is easier for financial institutions located outside of the State of Florida to enter the Florida market, including our target markets. In addition, recent legislative and regulatory changes and technological advances have enabled customers to conduct banking activities without regard to geographic barriers through computer and telephone-based banking and similar services. There can be no assurance that the United States Congress, or the Florida Legislature or the applicable bank regulatory agencies will not enact legislation or promulgate rules that may further increase competitive pressures on us. Our failure to compete effectively for customers in its market areas could have a material adverse effect on its business, future prospects, financial condition or results of operations.

FACILITIES

         Our principal executive office is located at 250 North Orange Avenue, Orlando, Florida. We share this office with the main office of our Orlando bank. Our three bank subsidiaries currently operate a total of eleven offices. The following table sets forth information regarding each of these locations.


                                                                                              Expiration Date/
   Bank                   Location                Size              Lease/Owned               Renewal Option
   ----                   --------                ----              -----------               --------------
Orlando Bank             Downtown                6,000 Sq. ft.        Leased                June 2008 with 10 year
                         Orlando                                                            option
Orlando Bank             Altamonte               4,182 Sq. ft.        Leased                November 2018, with
                         Springs                                                            10 year option
Orlando Bank             Winter Park             4,850 Sq. ft.        Owned                 N/A
Orlando Bank             Longwood                2,200 Sq. ft.        Leased                December 2003 with
                                                                                            three 5 year options
Orlando Bank             Boca Raton              4,000 Sq. ft.        Leased                August 2006
Bonita Bank              Bonita Springs         11,600 Sq. ft.        Owned                 N/A
Bonita Bank              Naples                  4,300 Sq. ft.        Owned                 N/A
Peninsula Bank           Daytona Beach           3,600 Sq. ft.        Leased                August 2008, with 10
                                                                                            year option
Peninsula Bank           Ormond Beach            1,400 Sq. ft.        Owned                 N/A
Peninsula Bank           Port Orange             4,200 Sq. ft.        Owned                 N/A
Peninsula Bank           Daytona Beach           4,600 Sq. ft.        Leased                October 2011, with 10
                                                                                            year option

         The Bonita Springs property was formerly the site of a gas station at which leaking underground fuel storage tanks caused some contamination of the subsurface groundwater. The

Florida Department of Environmental Protection has accepted this site for clean-up under the state's remediation program and has reserved $250,000 to cover the estimated clean-up costs. Due to the relatively low priority level of the site in the State's clean-up program, Southern cannot predict when the state will commence or complete the clean-up of the site. Southern has received an environmental engineering assessment of the contamination and the required remediation. Based on this report, Southern believes that the clean-up of the site will not disrupt Southern's proposed banking services at the site.

EMPLOYEES

         We currently have approximately 127 full-time employees. We will hire additional employees as needed to support its growth.

LEGAL PROCEEDINGS

         From time to time, we are involved in litigation arising in the ordinary course of our business, such as claims to collect past due loans. As of the date of this prospectus, we are not engaged in any material legal proceedings.

                           SUPERVISION AND REGULATION

GENERAL

         Southern is subject to an extensive body of state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of our operations. Southern is also affected by government monetary policy and by regulatory measures affecting the banking industry in general. The actions of the Federal Reserve System affect the money supply, and in general, the lending abilities of banks by increasing or decreasing the costs and availability of funds to the banks. Additionally, the Federal Reserve System regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on bank borrowings, and changes in the reserve requirements against bank deposits.

         The following is a brief summary of some of the statutes, rules and regulations which affect Southern. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of all applicable statutes or regulations. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of Southern.

HOLDING COMPANY REGULATIONS

         Southern is a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 and the Florida Interstate Banking Act. It is registered as a bank holding company with the Federal Reserve System and is required to file annual reports and other information regarding its business operations and those of any subsidiary. It is also subject to the supervision of, and to periodic inspections by, the Federal Reserve.

         The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

         o        acquiring all or substantially all of the assets of a bank;

         o acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank; or

         o        merging or consolidating with another bank holding company.

         Except as authorized by the Gramm-Leach-Bliley Act of 1999, a bank holding company is generally prohibited by the Bank Holding Company Act from engaging in, or acquiring direct or indirect control of more than five percent of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

         o making or servicing loans and certain types of leases and related activities.

         o engaging in certain insurance and discount brokerage activities.

         o underwriting and dealing in government securities and certain other securities and financial instruments.

         o providing certain data processing and data transmission services.

         o acting in certain circumstances as a fiduciary or investment or financial advisor.

         o        management consulting and counseling activities.

         o issuing and selling retail monetary instruments such as money orders, savings bonds and travelers' checks.

         o operating trust companies and non-bank depository institutions such as savings associations.

         o making investments in corporations or projects designed primarily to promote community welfare.

         In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve is required to consider whether the performance of the particular activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition and gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve to engage in any new activity not previously approved by the Federal Reserve. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of any of its bank subsidiaries.

         The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve's approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company acquiring control of a bank holding company, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under
Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

         The Federal Reserve, pursuant to regulation and published policy statements, has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve's policy, a bank holding company may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary, other than a non-bank subsidiary of a bank, upon the Federal Reserve's determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

BANK REGULATION

         Each of Southern's bank subsidiaries is a state bank organized under the laws of Florida. They are all subject to the supervision of the Florida Department of Banking and Finance and the FDIC. Their deposits are insured by the FDIC for a maximum of $100,000 per depositor. For this protection, the banks must pay a semi-annual statutory assessment and comply with the rules and regulations of the FDIC. The Florida Department of Banking and Finance and the FDIC regulate and monitor all areas of a bank's operations, including:

         o        security devices and procedures.

         o        adequacy of capitalization and loss reserves.

         o        loans.

         o        investments.

         o        borrowings.

         o        deposits.

         o        mergers.

         o        issuance of securities.

         o        payment of dividends.

         o        interest rates payable on deposits.

         o        interest rates or fees chargeable on loans.

         o        establishment of branches.

         o        corporate reorganizations.

         o        maintenance of books and records.

         o adequacy of staff training to carry out safe lending and deposit gathering practices.

In addition, banks are prohibited from engaging in tie-in arrangements in connection with any extension of credit, or the offer of any property or service. The regulatory requirements to which banks are subject also set forth various conditions regarding the eligibility and qualifications of their officers and directors.

CAPITAL ADEQUACY REQUIREMENTS

         Both bank holding companies and banks are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC which vary based on differences in risk profiles. The capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The FDIC's risk-based capital guidelines apply directly to insured state banks regardless of whether they are subsidiaries of a bank holding company. Both agencies' requirements, which are substantially similar, provide that banking organizations must have capital (as defined in the rules) equivalent to 8% of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

         Both the Federal Reserve and the FDIC have also adopted minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. The guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholder's equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1, and a limited allowance for credit losses up to a designated percentage of risk-weighted assets. Under these guidelines, institutions must maintain a specified minimum ratio of "qualifying" capital to risk-weighted assets. At least 50% of an institution's qualifying capital must be "core" or "Tier 1" capital, and the balance may be "supplementary" or "Tier 2" capital. The guidelines imposed on the banks include a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions to maintain a minimum Tier 1 capital to assets ratio of 3%, with institutions receiving less than the highest rating required to maintain a ratio of 4% or greater, based upon their particular circumstances and risk profiles.

         Federal bank regulatory authorities have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank's capital adequacy, the revised capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

         The foregoing capital guidelines could affect Southern and its banks in several ways. If the banks grow rapidly, their respective capital bases may become insufficient to support continued growth, making an additional capital infusion necessary. The capital guidelines could also impact the banks' ability to pay dividends. Rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change each bank's capital position in a relatively short period of time. Failure to meet these capital requirements would require the banks to develop and file with the FDIC a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, Southern would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless it could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

DIVIDENDS

         The ability of Southern to pay cash dividends depends entirely upon the amount of dividends paid by its bank subsidiaries. Additionally, the Florida Business Corporation Act provides that a Florida corporation may only pay dividends if the dividend payment would not render the corporation insolvent or unable to meet its obligations as they come due.

         Florida state banks are subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from the banks' capital without the prior approval of the Florida Department of Banking and Finance and the FDIC. Except with the prior approval of the Florida Department of Banking and Finance, all dividends of any Florida bank must be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, any Florida bank is required to transfer at least 20% of its net income to surplus until its surplus equals the amount of paid-in capital.

OTHER LAWS

         State usury laws and federal laws concerning interest rates limit the amount of interest and various other charges collected or contracted by a bank. The lending operations of Southern are subject to federal laws applicable to credit transactions, such as the:

         o Federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers.

         o Community Reinvestment Act requiring financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low and moderate-income borrowers.

         o Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves.

         o Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit.

         o Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies.

         o the rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

         The deposit and certain other operations of Southern are also subject to provisions of the following laws:

         o Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records.

         o Title V of the Gramm-Leach-Bliley Act of 1999 regarding disclosure of customers' nonpublic personal information which requires financial institutions to publish their policies concerning disclosure of such information and give customers the opportunity to opt out of unwanted disclosure.

         o Electronic Funds Transfer Act and Regulation E, issued by the Federal Reserve to implement that act, which govern automatic deposits to, and withdrawals from, deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

INTERSTATE BANKING AND BRANCHING

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. As such, all regional compacts and substantially all then-existing regional limitations on interstate acquisitions of banking organizations have been eliminated. The Interstate Banking and Branching Efficiency Act also removed substantially all of the then-existing prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state continues to be subject to applicable state branching laws. Subject to these laws, a bank operating in any state may now establish one or more branches within any other state without the establishment of a separate banking structure within the other state through the merger with an existing bank in that state. Under current Florida law, Florida banks may open branch offices throughout Florida with the prior approval of the Florida Department of Banking and Finance and the FDIC. In addition, with prior regulatory approval, Southern will be able to acquire existing banking operations in other states.

FINANCIAL MODERNIZATION

         The Gramm-Leach-Bliley Act of 1999 modernized the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a "financial services holding company." Southern has no immediate plans to utilize the structural options created by the Gramm-Leach-Bliley Act. In the meantime, Southern provides its customers with a range of financial products and services, including various insurance products and securities brokerage services, through cooperative arrangements with third-party vendors.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information with respect to Southern's executive officers and directors.


Name                                 Age       Position with Southern Community Bancorp
----                                 ---       ----------------------------------------
George D. Anderson                   60        Director

Dennis G. Bedley                     45        Vice President

Charlie W. Brinkley, Jr.             48        Chairman of the Board and Chief Executive Officer

Thomas H. Dargan, Jr.                45        Director

Sharyn E. Dickerson                  52        Executive Vice President and Chief Information Officer

P.T. Fleuchaus                       72        Director

Richard L. Garner                    47        Director

Dennis E. Gilkey                     49        Director

Jennings L. Hurt, III                48        Director

Clark D. Jensen                      51        Director

Stephen R. Jeuck                     49        Secretary and Controller

Stephen B. McGee                     48        Chief Financial Officer

Sanford Miller                       47        Director

John K. Ritenour                     49        Director

Stanley H. Sandefur                  48        Director

John G. Squires                      54        President and Director

Joel E. Whittenhall                  41        Director

         George D. Anderson has served as a director of Southern since 2001 and as a director of Peninsula Bank since 1998. He has owned and operated hotel properties in the Daytona Beach resort area since 1972. Mr. Anderson is the principal owner of Surfside Resorts, and serves as president of Reliance Petroleum, the owner of several service stations and retail stations located in southeast Florida. He served a director of SunTrust Bank of Volusia County from 1995 until 1998.

         Dennis G. Bedley has served as a vice president of Southern as well as vice president of our Orlando bank since March 2001. He will serve as president and chief executive and a director of our new Boca Raton bank after it is organized. From 1998 through March 2001, he was president of Colonial Bank, West Palm Beach, Florida. From 1996 to 1998, he was senior banking executive for Capital Bank in Fort Lauderdale, Florida.

         Charlie W. Brinkley, Jr. has served as chairman of the board and chief executive officer of Southern since its organization in 1999, and chairman and chief executive officer of our Orlando bank since its organization in 1998. He also serves as a director of our Bonita Springs bank and our Daytona Beach bank. Mr. Brinkley was an organizing director of Southern Bank of Central Florida and served as its only president and chief executive officer from 1988 to 1996 when it was acquired by Colonial Bank of Montgomery, Alabama. From 1996 until 1998, Mr. Brinkley continued to serve as president of Colonial Bank, Florida region. Mr. Brinkley began his banking career in the Orlando area in 1978 at ComBank of Casselberry, which was acquired by Freedom Savings and Loan Association in 1983.

         Thomas H. Dargan, Jr. has served as a director Southern since 2001 and has served as president and chief executive officer of Peninsula Bank since its founding in 1998. He has 22 years of banking experience in Florida, including 15 years in the Daytona Beach community. He served as president and chief executive officer of Tomoka State Bank from 1994 until its sale in 1997 to Colonial Bank. Subsequent to the transaction, he served as president for the Volusia area of Colonial Bank.

         Sharyn E. Dickerson has served as executive vice president and chief information officer of Southern since 2000 and of our Orlando bank since 1999. She previously served as senior vice president and cashier of Citrus Bank, Orlando, from 1997 to 1999. Before that, she served as senior vice president and cashier of Southern Bank of Central Florida from 1988 to 1994 and as senior operations officer for the Florida region for Colonial Bank from 1994 until 1997.

         Dr. P.T. Fleuchaus has served as a director of Southern since 2001 and as a director of Peninsula Bank since 1998. He also serves as a chairman of the Board of Directors of Peninsula Bank. He was an organizing director and served as chairman of the board of Tomoka State Bank, and served on the advisory board of Colonial Bank following its acquisition of Tomoka State Bank. Dr. Fleuchaus is a practicing oral surgeon.

         Richard L. Garner became a vice president of Southern in 2000 and became a director in 2001 upon the opening of our Bonita Springs bank, of which he is chairman and chief executive officer. He previously served as president and chief executive officer of First National Bank of Bonita Springs (subsequently known as First National Bank of Florida) from 1994 until the acquisition of that bank by The Colonial BancGroup, Montgomery, Alabama, in 1998. From 1998 until 1999, Mr. Garner served as regional president and CEO of Colonial Bank, Southwest Florida region.

         Dennis E. Gilkey has served as a director of Southern and of Southern Community Bank of Southwest Florida since 2001. He is a professional engineer residing in Bonita Springs. Since 1984, Mr. Gilkey has been employed with the real estate development firm Bonita Bay Properties, Inc., Bonita Springs, and has served as its chief executive officer since 1998.

         Jennings L. Hurt, III has served as a director of Southern since 1999 and director of our Orlando bank since 1998. Since 1988, Mr. Hurt has served as the managing shareholder of the law firm Rissman, Weisberg, Barrett, Hurt, Donahue & McLain, P.A., located in Orlando, Florida.

         Clark D. Jensen has served as a director of Southern and of our Orlando bank since 2001. He is a building contractor residing in Naples. Since 1998, Mr. Jensen has been president of Jensen & Bernier, Inc., Naples. From 1994 to 1998 he was vice president of Imperial Homes of Naples, Inc.

         Stephen R. Jeuck has served as secretary and controller of Southern since its organization in 1999, and as vice president and chief financial officer of our Orlando bank since its organization in 1998. From 1995 until 1997, Mr. Jeuck served as vice president and controller of Southern Bank of Central Florida and Colonial Bank, Florida.

         Steven B. McGee has served as the executive vice president and chief financial officer of Southern since April 2001. He has also served as executive vice president and chief financial and director of Peninsula Bank since 1998. He was the chief financial officer and cashier of Tomoka State Bank from 1994 until 1997. Prior to that time, he worked as a financial analyst control and regional financial officer for American Pioneer Savings and its predecessor, Heritage Federal Savings.

         Sanford Miller has served as a director of Southern since 2001 and as a director of Peninsula Bank since 1998. He is chairman and chief executive officer of Budget Group, Inc., an NYSE listed corporation that owns Budget Rent-A-Car Corporation. Mr. Miller was a founding director of Tomoka State Bank, and served as a director until its acquisition by Colonial Bank in 1997.

         John K. Ritenour has served as a director of Southern since 1999 and director of our Orlando bank since 1998. Since 1988, Mr. Ritenour has served as chief executive officer of the Insurance Office of America, Inc.

         Stanley H. Sandefur has served as a director of Southern since 1999 and director of our Orlando bank since 1998. Since 1978, Mr. Sandefur has served as president and chief executive officer of Sandefur Holding Co., Inc. From 1985 to 1997, Mr. Sandefur served as a director of Seminole National Bank.

         John G. Squires has served as president of Southern since its organization in 1999, and as chief operating officer of our Orlando bank since its organization in 1998. He also serves as a director of our Bonita Springs bank and our Daytona Beach bank. Mr. Squires was also an organizing director of Southern Bank of Central Florida in 1988 and served as its vice-chairman until its acquisition by Colonial Bank in 1996. From 1996 until 1997, Mr. Squires continued to serve as an executive vice president and director of Colonial Bank, Florida region. Mr. Squires began his Florida banking career in 1978 as president and director of ComBank of Casselberry which was acquired by Freedom Savings and Loan Association in 1983.

         Joel E. Whittenhall has served as a vice president of Southern since 2000 and as a director since 2001. He also has served as president, chief lending officer and director of our Orlando bank since 2001. He previously served as executive vice president and senior lending officer of First National Bank of Florida (subsequently acquired by Colonial Bank) from 1994 to 1999.

PROPOSED NEW DIRECTORS

         We expect to add three new directors to our board after the organization of our new Boca Raton bank. We expect that these additional directors will be Dennis G. Bedley, the proposed chairman and chief executive officer of the new bank, Gregory K. Talbott, a proposed director of our new bank, and Norman E. Taplin, a proposed director of our new bank.

DEPENDENCE ON MANAGEMENT

         Our future success depends, in large part, upon the continuing contributions of our key management personnel, including the chairmen and the presidents of our existing banks and our proposed new bank. The loss of services of one or more key employees could have a material adverse effect on our operations and financial condition. We can provide no assurance that we will be able to retain any of our key officers or employees or attract or retain qualified personnel in the future.

PROPOSED EXECUTIVE OFFICERS AND DIRECTORS OF OUR PROPOSED NEW BANK

         The proposed board of directors of our proposed Boca Raton bank will consist initially of six persons from south Florida, in addition to Mr. Brinkley and Mr. Squires. The executive officers of the new bank will include Dennis G. Bedley, its president and chief executive officer, and Rick A. Simpson, its senior vice president and senior lending officer.


                                                         Proposed Position with Southern Community
Name                              Age                    Bank of Southeast Florida
----                              ---                    -----------------------------------------------
Dennis G. Bedley                  45                     President, Chief Executive Officer and Director
Lee Berman                        55                     Director
Charlie W. Brinkley, Jr.          47                     Chairman of the Board and Director



Alfred J. Cinque                  63                     Director
Henry R. Focke, Jr.               63                     Director
Rick A. Simpson                   43                     Senior Vice President and Senior Lending Officer
John G. Squires                   54                     Director
Gregory K. Talbott                47                     Director
Norman E. Taplin, Esq.            51                     Director



         Set forth below is a description of the background of each of the proposed executive officers and directors of our new Boca Raton bank, other than Mr. Bedley, Mr. Brinkley and Mr. Squires. Their backgrounds are described in the section entitled "Management - Executive Officers and Directors" above.

         Lee Berman will serve as a director of our new bank. He is a major shareholder and president of WMBL Marina, Inc. and Murrelo Marina, Inc., the owners of two marinas located in south Florida.

         Alfred J. Cinque will serve as a director of our new South Florida bank. He is currently an investment broker with Gruntal & Co. From 1985 to 1997, he was senior vice and an investment broker with Paine Webber in Miami, Florida.

         Henry R. Focke, Jr. will serve as a director of our new bank. He currently serves as chairman of the board and chief executive officer of Horizon Holding Company Federal Property Management Corporation, which is a real estate development and management company located in Coral Springs, Florida. He has served in a variety of positions for this company since 1961.

         Rick A. Simpson will be the senior vice president and senior lending officer of our new bank. Since March 2001, he has been a vice-president of our Orlando bank. From 1998 to 2001, Mr. Simpson was the senior vice president and senior lending officer of Colonial Bank, N.A. in Fort Lauderdale and West Palm Beach, Florida. From 1997 and 1998, he was vice president and business banking manager for Capital Bank in Fort Lauderdale, Florida. From 1995 to 1997, he acted as vice president of commercial real estate for Barnett Bank of Manatee County, Florida.

         Gregory K. Talbott will serve as a director of our new bank. He has been the owner and president of Talbott Realty, Inc., a real estate development company, since 1980.

         Norman E. Taplin, Esq. will serve as a director of our new bank. He currently practices law through his own firm, Norman E. Taplin & Associates, P.A. Between 1996 and 2001, he was an attorney with the firm of Edwards & Angell, West Palm Beach, Florida.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning compensation for services rendered to Southern in 1999 and 2000 by its chief executive officer and president. No other executive officer earned $100,000 or more in combined salary and bonus in 1999 or 2000.

                           SUMMARY COMPENSATION TABLE


                                                                                         Long-Term Compensation Awards
                                                                                         -----------------------------
                                                          Annual Compensation            Restricted         Securities
                                                       ------------------------            Stock            Underlying
Name and Principal Position               Year          Salary            Bonus            Awards             Options
---------------------------               ----         --------          -------         ---------            -------
Charlie W. Brinkley, Jr.                  1999         $100,000          $10,000         $75,000(1)           70,000
Chief Executive Officer                   2000         $146,000          $25,000         $75,000(1)

John G. Squires                           1999         $100,000          $10,000             --               35,000
President                                 2000         $146,000          $25,000

----------

(1) On January 1, 1999 and January 1, 2000, Mr. Brinkley was granted the right to receive 10,000 shares of common stock, valued at $75,000, based on a price of $7.50 per share, as determined by the board of directors. The shares vest over a five-year period from the date of grant with 5% of the total number of shares being vested on the first anniversary of the date of grant, 10% of such shares being vested on the second anniversary of the date of grant, 35% of such shares being vested on the third anniversary of the date of grant, and 25% of such shares being vested on the fourth and fifth anniversaries of the date of grant. Dividends, if any, will be paid on shares which have become vested.

         The following table sets forth information with respect to Southern's chief executive officer and president concerning the exercise of options in 2000 and the value of unexercised options held as of the end of 2000.

      AGGREGATE OPTION EXERCISES IN 2000 AND FISCAL YEAR-END OPTION VALUES


                                                                              Number of
                                                                             Securities                 Value of
                                                                             Underlying               Unexercised
                                                                             Unexercised              In-the-Money
                                                                             Options at                Options at
                                        Shares                              12/31/00 (#)              12/31/00 ($)
                                       Acquired            Value            ------------             -------------
                                     on Exercise         Realized            Exercisable/             Exercisable/
Name                                     (#)                ($)             Unexercisable            Unexercisable
----                                 -----------         --------           -------------            -------------
Charlie W. Brinkley, Jr..........        --                --                28,000/42,000          $21,000/$31,500

John G. Squires..................        --                --                21,000/14,000          $15,750/$10,500


         Southern granted additional stock options to Mr. Squires in 2001. See "- Employee Incentive Stock Option Plan."

SALARY CONTINUATION AGREEMENTS

         Southern has entered into salary continuation agreements with Mr. Brinkley and Mr. Squires pursuant to which they are entitled to receive various benefits in the event of the termination of their employment as a result of normal retirement, death, disability, or following a change of control of Southern. With the exception of the change of control benefit, the benefit payments vest over a 10 year period and are payable in monthly installments for a benefit period of 15 years (in the case of Mr. Squires) or 20 years (in the case of Mr. Brinkley), with annual adjustments for changes in the consumer price index. No benefits will be payable under either agreement in the event of termination of employment for cause. In the event of a change of control of Southern, the fully vested normal retirement benefit would be payable to each of Mr. Brinkley and Mr. Squires for their respective benefit periods, provided that no benefits are payable that would be subject to the excise tax applicable to excess parachute payments under the Internal Revenue Code. In addition to the foregoing, in the event of any termination of their employment as a result of a change of control of Southern, Mr. Brinkley and Mr. Squires would be entitled to receive 18 months of salary.

RESTRICTED STOCK AGREEMENT WITH MR. BRINKLEY

         On January 1, 1999, Mr. Brinkley entered into an agreement with Southern providing for the grant of 100,000 shares of common stock, which are non-transferable except as described below. The agreement provides that Mr. Brinkley will be granted the right to receive 10,000 shares each year for a period of 10 years commencing on January 1, 1999 and on each January 1st thereafter through the year 2008; however, shares granted after year 2003 will be granted in the sole discretion of the board of directors based on the performance of Southern. Shares of stock granted on January 1, 1999 and January 1, 2000 vest over a five year period from the date of grant with 5% of the total number of such shares being vested on the first anniversary of the date of grant, 10% of such shares being vested on the second anniversary of the date of grant, 35% of such shares being vested on the third anniversary of the date of grant, and 25% of such shares being vested on the fourth and fifth anniversaries of the date of grant. Shares of stock granted after January 1, 2000 shall vest ratably over a three year period from the date of grant, with 33% of such shares being vested on each of the first, second and third anniversary of the date of grant. In the event that a majority of the outstanding shares of Southern are acquired in a merger or other transaction requiring approval under the Bank Holding Company Act of 1956, as amended, all shares issuable under the plan will immediately be granted to Mr. Brinkley and become fully vested shares. If Mr. Brinkley is terminated without cause, all of the shares granted to him under the plan shall be immediately and fully vested and transferable without restriction. If Mr. Brinkley is terminated for cause, Mr. Brinkley forfeits all rights to the stock except stock which has become vested as of the date of such termination.

GRANT OF STOCK OPTIONS TO JOHN SQUIRES

         In April 2001, Southern granted Mr. John Squires options to purchase up to 135,000 shares of Southern's common stock at an exercise price of $7.50 per share. Southern's board of directors had approved the grant of these options in 2000 subject to shareholder approval, which was obtained in April 2001. The options covering 35,000 of these shares will vest on a pro rata basis over a period of 5 years, commencing as of January 1, 1998. The options covering 100,000 shares will vest at the same time as the grant of 100,000 shares made to Mr. Brinkley described in the preceding paragraph.

STOCK OPTION PLANS

         Southern currently has five stock option plans, as follows:

         o 1999 Employee Incentive Stock Option Plan. Southern adopted an employee incentive stock option plan in 1999. Under the terms of the plan, Southern is authorized to issue options covering up to 226,000 shares to officers and employees of Southern and its subsidiaries. As of the date of this prospectus, Southern had granted options under the plan to acquire 200,000 at an exercise price of $7.50 per share.

         o 1999 Directors Stock Option Plan. Southern adopted a directors stock option plan in 1999. Under the terms of the plan, Southern is authorized to grant options covering up to 140,000 shares of Southern's common stock. As of the date of this prospectus, Southern had granted options under the plan to purchase 140,000 shares at an exercise price of $7.50 per share.

         o Peninsula Incentive Stock Option Plan. In April 2001, Southern assumed all of the obligations of Peninsula under its existing employee stock option plan as part of the merger with Peninsula. As a result, Southern has assumed the obligation to issue up to 41,625 shares under options granted to employees of Peninsula.

         o Peninsula Director Stock Option Plan. In April 2001, Southern assumed all of the obligations of Peninsula under its existing director stock option plan as part of the merger with Peninsula. As a result, Southern is obligated to issue up to 56,250 shares under options held by former directors of Peninsula.

         o 2001 Equity Incentive Plan. In March 2001, Southern adopted the 2001 Equity Incentive Plan. Under the plan, Southern is authorized to issue up to 2,000,000 shares of its common stock to employees and directors pursuant to stock, options and restricted stock grants. The plan is administered by a board of directors of Southern. As of the date of this prospectus, Southern had issued options covering 395,000 shares of Southern's common stock pursuant to the plan.

EMPLOYEE STOCK PURCHASE PLAN

         Southern has established an employee stock purchase plan under which a total of 50,000 shares of Southern's common stock have been made available for sale to Southern's employees. The board of directors administers the plan. Employees are eligible to participate in the plan if they are full-time employees for at least 90 consecutive days. The plan permits eligible employees to purchase common stock through payroll deductions, which, subject to certain limitations, may not exceed 10% of an employee's compensation. The minimum purchase each month by an eligible employee is one share of common stock. The purchase price of each share of common stock under the purchase plan will be equal to the fair market value per share of common stock, but will never be less than $7.50 per share.

         Eligible employees have the opportunity to enroll in the purchase plan beginning on March 1 and ending on March 31 every year. Employees may terminate their participation in the purchase plan at any time. Participation ends automatically upon termination of employment. In the event that an employee participating in the plan ceases to be a Southern employee, Southern has the right to repurchase all or any portion of the shares purchased by such employee under the plan at any time during the following 24 months for a purchase price equal to the fair market value of the stock at the time of such repurchase. The plan will terminate upon the earlier of September 16, 2004, or the date all of the shares reserved for purchase under the purchase plan have been purchased, unless the board of directors terminates it sooner. The board of directors also has the right to amend or suspend the plan at any time without prior notice.

BOARD COMPENSATION

         Southern does not currently provide its directors with cash compensation for their services as directors, although members are reimbursed for reasonable expenses incurred in attending meetings. Our Orlando bank and Peninsula Bank both pay their directors $300 per month for their services as directors. The monthly fee is payable in cash or in the equivalent value of Southern's common stock at the election of each director. As of the date of this prospectus, all of the directors of the Orlando bank and the Peninsula bank have elected to receive their retainers for 2001 in the form of stock (based on a value of $8.25 per share).

         Southern has agreed to grant options to purchase 10,000 shares to each of the proposed directors of our new Boca Raton bank. These options have substantially the same terms as the options granted to Southern's other directors, except that the exercise price is $10.50 per share.

CERTAIN TRANSACTIONS

         From time to time, Southern makes loans to our executive officers and directors in accordance with their usual loan approval criteria. Southern makes all such loans on terms and conditions, including interest rates and collateral that are applicable to loans Southern makes to unaffiliated parties. As of September 30, 2001, the aggregate balance of all such loans was $6.8 million. In addition, Southern has approved an unsecured line of credit for each of its directors in the amount of $75,000. These lines of credit are subject to renewal on an annual basis. All extensions of credit to executive officers and directors are subject to approval by the full board of directors with the interested person abstaining from any participation in the discussion or decision with respect to his or her own loan.

         Southern Community Insurance Agency, Inc., a wholly owned subsidiary of Southern's existing bank, has entered into a relationship with Insurance Office of America, Inc., an insurance agency owned in part by one of its directors, John K. Ritenour. Insurance Office of America, Inc. pays Southern Community Insurance Agency, Inc. a percentage of the commissions received from customers referred by Southern Community Insurance Agency, Inc.

         Southern's Bonita Springs bank borrowed $642,000 from an unaffiliated bank to fund its initial organizational costs. The loan was guaranteed by the organizers of the new bank, including Charles W. Brinkley, John G. Squires, Richard Garner, Dennis E. Gilkey, Clark D. Jensen and Joel Whittenhall, who currently serve as directors of Southern. In 2001, Southern repaid the loan in connection with the opening of this bank.

         We will utilize a portion of the proceeds of the offering to reimburse the organizers of our proposed new bank for the organizational costs which they will incur in establishing the new bank. The organizers of the new bank are the persons designated as the proposed directors of the new bank, including Mr. Brinkley and Mr. Squires. The organizational costs include annual salaries of $150,000 currently being paid to Mr. Dennis G. Bedley and $90,000 to Rick A. Simpson. See "Management - Proposed Executive Officers and Directors of Our Proposed New Bank." We estimate that these costs will be approximately $450,000. If the offering is not successful, the organizers of the new bank will be required to bear all of these expenses.

         We intend to grant stock options to each of the organizers of our proposed new bank at the time it is opened. These individuals will each receive options for 10,000 shares, with an exercise price of $10.50 per share. These options will have substantially the same terms as the stock options previously granted to our non-executive directors.

                         SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of October 31, 2001, the number and percentage of shares of our outstanding common stock which are beneficially owned, directly or indirectly, by:

         o each shareholder who owns more than 5% of the outstanding shares;

         o        each of our directors;

         o        each of our executive officers; and

         o        all of our directors and executive officers as a group.

         We determine beneficial ownership based on the rules of the SEC. In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares which he has the right to acquire within 60 days of November 15, 2001. Unless otherwise indicated, the persons listed have sole voting and investment power over the shares beneficially owned.


                                                                                            Shares
                                       Position With Southern                            Beneficially
Name                                   Community Bancorp                                    Owned            Percentage
----                                   ----------------------                            ------------        ----------
Charlie W. Brinkley, Jr. ............. Chairman and CEO                                   198,182(1)             3.6%
John G. Squires ...................... President and Director                             204,292(2)             3.4%
George D. Anderson.................... Director                                           110,024(3)             2.0%
Thomas H. Dargan, Jr.................. Director                                            79,006(4)             1.3%
P.T. Fleuchaus........................ Director                                            33,250(5)             0.6%
Richard L. Garner..................... Director                                            61,000                1.1%
Dennis E. Gilkey...................... Director                                            24,244                0.4%
Jennings L. Hurt, III................. Director                                           180,304(6)             3.3%
Clark D. Jensen ...................... Director                                            34,000                0.6%
Sanford Miller........................ Director                                           116,650(7)             2.1%
John K. Ritenour...................... Director                                           143,058(8)             2.6%
Stanley H. Sandefur .................. Director                                           180,302(9)             3.3%
Joel E. Whittenhall................... Director                                            40,252                0.7%
Stephen R. Jeuck ..................... Secretary and Controller                             3,422(10)            0.1%
Sharyn E. Dickerson .................. Executive Vice President and CIO                    17,244(11)            0.3%
Stephen McGee......................... Chief Financial Officer                             36,827(12)            0.7%
Dennis G. Bedley...................... Vice President                                      36,000(13)            0.7%
All executive officers
       and directors as a group
       (17 persons) (6)...............                                                  1,498,057(14)           26.4%


Notes to Table

         (1) Includes 28,000 shares issuable upon exercise of outstanding stock options.
         (2) Includes 44,000 shares issuable upon exercise of outstanding stock options.
         (3) Includes 6,250 shares issuable upon exercise of outstanding stock options.
         (4) Includes 36,250 shares issuable upon exercise of outstanding stock options.
         (5) Includes 6,250 shares issuable upon exercise of outstanding stock options.
         (6) Includes 20,000 shares issuable upon exercise of outstanding stock options.
         (7) Includes 6,250 shares issuable upon exercise of outstanding stock options.
         (8) Includes 20,000 shares issuable upon exercise of outstanding stock options.
         (9) Includes 20,000 shares issuable upon exercise of outstanding stock options.
         (10) Includes 800 shares issuable upon exercise of outstanding stock options.
         (11) Includes 4,000 shares issuable upon exercise of outstanding stock options.
         (12) Includes 22,500 shares issuable upon exercise of outstanding stock options.
         (13) Includes 6,000 shares issuable upon exercise of outstanding stock options.
         (14) Includes 220,300 shares issuable upon exercise of outstanding stock options.

BENEFICIAL OWNERSHIP OF MANAGEMENT FOLLOWING OFFERING

       Our directors and executive officers currently intend to purchase a minimum of 47,000 shares in the offering. If we complete the offering by the sale of a minimum of 1,000,000 shares, and our directors and executive officers acquire the anticipated number of shares, then our directors and executive officers would beneficially own 1,324,757 shares, or 20.5% of the total then outstanding. This percentage would decrease to the extent we sell additional shares in the offering. This calculation excludes outstanding stock options.

       The proposed directors of our proposed new bank, excluding those who are already directors and executive officers of Southern, have indicated that they will subscribe to purchase a minimum of 148,000 shares in the offering. If we complete the offering by the sale of a minimum of 1,000,000 shares, then these directors would beneficially own 148,000 shares, or 2.3% of the total then outstanding. This calculation excludes the issuance of stock options to these directors.

                          DESCRIPTION OF CAPITAL STOCK

       Our authorized capital stock consists of 10,000,000 shares of common stock, par value $1.00 per share. As of the date of this prospectus, 5,460,202 shares of our common stock were issued and outstanding.

COMMON STOCK

       Holders of our common stock are entitled to receive ratably dividends, if any, declared by our board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably, based on the number of shares held, in the assets, remaining after payment of all of our debts and liabilities.

       Shareholders are entitled to one vote per share on all matters submitted to shareholders for a vote. Because shareholders do not have cumulative voting rights with respect to the election of directors, shareholders who hold a majority of the shares of common stock represented at a meeting can elect all of the directors. Shareholders do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock which we may issue or to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

ANTI-TAKEOVER PROVISIONS

       General. The Florida Business Corporation Act contains provisions designed to enhance the ability of the board of directors of a Florida corporation to respond to attempts to acquire control. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some of our shareholders deem to be in their best interest. These provisions may adversely affect the price that a potential purchaser would be willing to pay for our common stock. These provisions may deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of our incumbent management more difficult. These provisions may enable a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders. These provisions could also potentially adversely affect the market price of the common stock.

       The following summarizes the anti-takeover provisions contained in the Florida Business Corporation Act.

       Authorized but Unissued Stock. The authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of Southern.

       Evaluation of Acquisition Proposals. The Florida Business Corporation Act expressly permits the board of directors of a Florida corporation, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of the corporation, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of the corporation and its subsidiaries, on the communities and geographical areas in which they operate. The Corporation's board of directors may also consider the amount of consideration being offered in relation to the then current market price for outstanding shares of capital stock and the Corporation's then current value in a freely negotiated transaction. Our board of directors believes that these provisions are in the long-term best interests of Southern and its shareholders.

       Control Share Acquisitions. Southern is subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

       o acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

       o acquisitions of shares possessing one-third or more but less than a majority of all voting power;

       o or acquisitions of shares possessing a majority of more of all voting power.

       Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption under certain circumstances of control shares with no voting rights.

       Transactions with Interested Shareholders. Southern is subject to the Florida affiliated transactions statute. This statute generally requires approval by the disinterested directors or supermajority approval by shareholders for certain specified transactions between a Florida corporation and the holder of more than 10% of the outstanding shares of the corporation. These provisions could prohibit or delay mergers or other takeover attempts. Accordingly, these provisions may discourage attempts to acquire Southern.

STAGGERED BOARD

       We have adopted an amendment to our articles of incorporation to provide for staggered three-year terms for our directors. Our board of directors is divided into three classes. The directors designated in Class I who were elected at the 2001 annual meeting currently serve one-year terms running until the annual meeting in 2002. The directors designated in Class II currently serve a two-year terms running until the annual meeting in 2003, and the directors designated in Class III currently serve three-year terms running until the annual meeting in 2004. Beginning with the annual meeting in 2002, each director will be elected for a term of three years.

       The existence of a staggered board may make it more difficult for a third party to acquire control of Southern.

TRANSFER AGENT AND REGISTRAR

       SunTrust Bank acts as the transfer agent and registrar for our common stock.

LIMITED LIABILITY AND INDEMNIFICATION

       Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act unless:

       o the director breached or failed to perform his duties as a director; and

       o a director's breach of, or failure to perform, those duties constitutes:

              - a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

              - a transaction from which the director derived an improper personal benefit, either directly or indirectly,

              - a circumstance under which an unlawful distribution is made,

              - in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or

              - in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

         A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

         Our articles of incorporation and bylaws provide that we shall, to the fullest extent permitted by applicable law, indemnify all of our directors, as well as any of our officers or employees to whom we have agreed to grant indemnification.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, we will have a minimum of 6,460,202 shares and a maximum of 6,660,202 shares of common stock outstanding. Except for shares held by our affiliates, almost all of our outstanding shares will be freely tradeable without restriction or registration under the Securities Act of 1933. Our affiliates will need to comply with the resale limitations of Rule 144 under the Securities Act of 1933. Rule 144 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a company. Affiliates of a company generally include its directors, officers and principal shareholders and the directors and executive officers of its principal subsidiaries.

         Purchasers of the common stock in the offering, other than affiliates, may resell their shares immediately. Our affiliates will be subject to the volume and other limitations of SEC Rule 144. Rule 144 in general permits an affiliate to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding the affiliate's sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Southern.

                                  LEGAL MATTERS

         Shutts & Bowen LLP, Orlando, Florida has issued a legal opinion on the validity of the common stock we will issue in the offering.

                                     EXPERTS

         The consolidated financial statements of Southern Community Bancorp as of December 31, 2000 and 1999, included in this prospectus have been audited by Hacker, Johnson & Smith P.A., independent certified public accountants, as stated in their opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Peninsula Bancorp, Inc. as of December 31, 2000 and 1999, included in this prospectus have been audited by Camputaro & Associates, independent certified public accountants, as stated in their opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form SB-2 with the SEC to register the common stock we will issue in the offering. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information that you can find in the registration statement and its exhibits.

         You may read and copy our registration statement, and any reports and other information which we may file with the SEC at the SEC's public reference rooms in Washington, D.C., New York or Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants such as Southern Community Bancorp that file electronically with the SEC. The address of this website is http://www.sec.gov.

         We have filed or will file various applications with the Florida Department of Banking and Finance, the FDIC and the Federal Reserve. You should rely only on information in this prospectus and in our related registration statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the bank regulatory agencies, such other information is superseded by the information in this prospectus. Projections appearing in the applications to these agencies were based on assumptions that we believed were reasonable at the time, but which may have changed or may otherwise be wrong. We specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision.

                                    EXHIBIT A
                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report....................................................................................A-2

Consolidated Balance Sheets, December 31, 2000 and 1999.........................................................A-3

Consolidated Statements of Operations for the Year Ended
         December 31, 2000 and 1999.............................................................................A-4

Consolidated Statements of Changes in Stockholders' Equity for the
         Year Ended December 31, 2000 and 1999..................................................................A-5

Consolidated Statements of Cash Flows for the Year Ended
         December 31, 2000 and 1999.............................................................................A-6

Notes to Consolidated Financial Statements for the Year Ended
         December 31, 2000 and 1999.............................................................................A-7

Condensed Consolidated Balance Sheets, September 30, 2001 and 2000 (Unaudited).................................A-26

Condensed Consolidated Statement of Operations for the
         Nine Months ended September 30, 2001 and 2000 (Unaudited).............................................A-27

Condensed Consolidated Statements of Cash Flows for the
         Nine Months ended September 30, 2001 and 2000 (Unaudited).............................................A-28

Condensed Consolidated Statement of Changes in Stockholders'
         Equity for the Nine Months ended September 30, 2001 (Unaudited).......................................A-30

Notes to Condensed Consolidated Financial Statements for the
         Nine Months ended September 30, 2001 and 2000 (Unaudited).............................................A-31



         All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the Consolidated Financial Statements and related Notes.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Southern Community Bancorp
Orlando, Florida:

         We have audited the accompanying consolidated balance sheets of Southern Community Bancorp and Subsidiaries (the "Company") at December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


HACKER, JOHNSON & SMITH PA
Orlando, Florida
February 2, 2001

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

                           Consolidated Balance Sheets



                                                                                    At December 31,
                                                                          --------------------------------------
                                                                              2000                    1999
                                                                          -------------           -------------
         ASSETS
Cash and due from banks                                                   $  14,562,217               4,519,649
Federal funds sold                                                           12,751,000                      --
                                                                          -------------           -------------

                   Cash and cash equivalents                                 27,313,217               4,519,649

Securities available for sale                                                18,745,599              11,997,900
Loans receivable, net of allowance for loan losses of
       $1,794,983 in 2000 and $621,000 in 1999                              150,733,879              61,362,573
Accrued interest receivable                                                   1,154,136                 554,036
Federal Home Loan Bank stock, at cost                                           212,400                 212,400
Premises and equipment, net                                                   9,705,204               4,317,768
Deferred income tax asset                                                       250,279                 811,146
Other assets                                                                  2,697,860                  88,696
                                                                          -------------           -------------

                   Total assets                                           $ 210,812,574              83,864,168
                                                                          =============           =============

       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
       Noninterest-bearing demand deposits                                   22,392,360              10,768,768
       Money-market deposits                                                 17,118,064              14,051,702
       Savings and NOW deposits                                              39,609,523               5,757,244
       Time deposits                                                        103,104,728              34,485,277
                                                                          -------------           -------------

                   Total deposits                                           182,224,675              65,062,991

       Federal funds purchased                                                       --               6,000,000
       Official checks                                                        1,445,908                 662,237
       Other liabilities                                                        791,046                 300,453
                                                                          -------------           -------------

                   Total liabilities                                        184,461,629              72,025,681
                                                                          -------------           -------------

Commitments and contingencies (Notes 4, 6, 7 and 16)

Stockholders' equity:
       Common stock, $1 par value, 10,000,000 shares authorized,
             1,720,098 and 884,425 shares issued and outstanding              1,720,098                 884,425
       Additional paid-in capital                                            25,173,184              12,381,950
       Accumulated deficit                                                     (825,699)             (1,225,661)
       Accumulated other comprehensive income (loss)                            283,362                (202,227)
                                                                          -------------           -------------

                   Total stockholders' equity                                26,350,945              11,838,487
                                                                          -------------           -------------

                   Total liabilities and stockholders' equity             $ 210,812,574              83,864,168
                                                                          =============           =============




See accompanying Notes to Consolidated Financial Statements.

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

                      Consolidated Statements of Operations


                                                                                Years Ended December 31,
                                                                            --------------------------------
                                                                                2000                1999
                                                                            -----------          -----------
Interest income:
       Loans receivable                                                     $10,701,962            2,715,861
       Securities available for sale                                          1,123,379              398,178
       Other interest earning assets                                            686,853              285,012
                                                                            -----------          -----------
             Total interest income                                           12,512,194            3,399,051
                                                                            -----------          -----------
Interest expense:
       Deposits                                                               6,148,727            1,168,568
       Other borrowings                                                          52,532               17,171
                                                                            -----------          -----------

             Total interest expense                                           6,201,259            1,185,739
                                                                            -----------          -----------

Net interest income                                                           6,310,935            2,213,312

             Provision for loan losses                                        1,173,983              609,000
                                                                            -----------          -----------

Net interest income after provision for loan losses                           5,136,952            1,604,312
                                                                            -----------          -----------
Noninterest income:
       Service charges on deposit accounts                                      266,271               53,036
       Gain on the sale of securities available for sale                         29,594                   --
       Earnings on bank owned life insurance                                     84,056                   --
       Other service charges and fees                                           215,495               62,858
                                                                            -----------          -----------

             Total noninterest income                                           595,416              115,894
                                                                            -----------          -----------
Noninterest expenses:
       Salaries and employee benefits                                         2,034,987            1,464,520
       Occupancy expense                                                        979,761              804,439
       Preopening expenses                                                      659,064                   --
       Data processing                                                          287,488              127,413
       Printing and office supplies                                             164,491              148,313
       Marketing and advertising                                                211,321              173,586
       Professional fees                                                        175,237              135,682
       Other                                                                    520,661              362,461
                                                                            -----------          -----------

             Total noninterest expenses                                       5,033,010            3,216,414
                                                                            -----------          -----------

             Earnings (loss) before income tax provision (benefit)              699,358           (1,496,208)

Income tax provision (benefit)                                                  299,396             (554,223)
                                                                            -----------          -----------

             Net earnings (loss)                                            $   399,962             (941,985)
                                                                            ===========          ===========

Earnings (loss) per share:
       Basic                                                                $       .40                (1.10)
                                                                            ===========          ===========
       Diluted                                                              $       .40                (1.10)
                                                                            ===========          ===========


See accompanying Notes to Consolidated Financial Statements.

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                     Years Ended December 31, 2000 and 1999



                                                                                                  Accumulated
                                                                                                    Other
                                                                                                    Compre-
                                                                Additional                          hensive             Total
                                                 Common           Paid-in        Accumulated         Income         Stockholders'
                                                 Stock            Capital          Deficit           (Loss)             Equity
                                              -----------       -----------      -----------      ------------      -------------
Balance at December 31, 1998                  $   834,425        11,681,950         (283,676)               --        12,232,699
                                                                                                                     -----------

Comprehensive income (loss):

    Net loss                                           --                --         (941,985)               --          (941,985)

    Net change in unrealized loss on
       securities available for sale,
       net of tax                                      --                --               --          (202,227)         (202,227)

    Comprehensive income (loss)                                                                                       (1,144,212)

Sale of common stock                               50,000           700,000               --                --           750,000
                                              -----------       -----------      -----------       -----------       -----------

Balance at December 31, 1999                      884,425        12,381,950       (1,225,661)         (202,227)       11,838,487
                                                                                                                     -----------

Comprehensive income (loss):

    Net earnings                                       --                --          399,962                --           399,962

    Net change in unrealized gain
       on securities available for sale,
       net of tax                                      --                --               --           485,589           485,589
                                                                                                                     -----------

    Comprehensive income                                                                                                 885,551
                                                                                                                     -----------

Common stock issued as compensation                   250             3,500               --                --             3,750

Sale of common stock in connection with
    401(k) Profit Sharing Plan                      5,155            72,170               --                --            77,325

Sale of common stock in connection
    with Employee Stock Purchase Plan                 986            13,804               --                --            14,790

Proceeds from common stock
    offering, net of offering
    costs of $152,111                             829,282        12,701,760               --                --        13,531,042
                                              -----------       -----------      -----------       -----------       -----------

Balance at December 31, 2000                  $ 1,720,098        25,173,184         (825,699)          283,362        26,350,945
                                              ===========       ===========      ===========       ===========       ===========




See accompanying Notes to Consolidated Financial Statements.

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows


                                                                                   Years Ended December 31,
                                                                            -------------------------------------
                                                                                 2000                    1999
                                                                            -------------           -------------
Cash flows from operating activities:
        Net earnings (loss)                                                 $     399,962                (941,985)
        Adjustments to reconcile net earnings (loss) to net cash
          provided by (used in) operating activities:
            Provision for loan losses                                           1,173,983                 609,000
            Depreciation and amortization                                         345,785                 184,180
            Provision (credit) for deferred income taxes                          299,396                (554,223)
            Net amortization of securities                                        (35,641)                (11,552)
            Common stock issued as compensation                                     3,750                      --
            Gain on sale of securities available for sale                         (29,594)                     --
            Increase in accrued interest receivable                              (600,100)               (522,975)
            (Increase) decrease in other assets                                (2,609,164)                 28,052
            Increase (decrease) in official checks                                783,671                (373,148)
            Increase in other liabilities                                         490,593                 235,704
                                                                            -------------           -------------

                Net cash provided by (used in) operating
                       activities                                                 222,641              (1,346,947)
                                                                            -------------           -------------

Cash flows from investing activities:
        Proceeds from sale of securities available for sale                     8,931,325                      --
        Maturities and repayments of securities available for sale              1,190,891                  18,005
        Purchases of securities available for sale                            (16,057,620)            (12,315,472)
        Net increase in loans                                                 (90,545,289)
                                                                                                      (60,768,968)
        Purchases of premises and equipment                                    (5,733,221)             (2,651,876)
        Purchases of Federal Home Loan Bank stock                                      --                (212,400)
                                                                            -------------           -------------

                Net cash used in investing activities                        (102,213,914)            (75,930,711)
                                                                            -------------           -------------

Cash flows from financing activities:
        Net increase in deposits                                              117,161,684              61,789,387
        Net (decrease) increase in Federal funds purchased                     (6,000,000)              6,000,000
        Proceeds from issuance of common stock, net                            13,623,157                 750,000
                                                                            -------------           -------------

                Net cash provided by financing activities                     124,784,841              68,539,387
                                                                            -------------           -------------

Net increase (decrease) in cash and cash equivalents                           22,793,568              (8,738,271)

Cash and cash equivalents at beginning of year                                  4,519,649              13,257,920
                                                                            -------------           -------------

Cash and cash equivalents at end of year                                    $  27,313,217               4,519,649
                                                                            =============           =============

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
            Interest                                                        $   6,076,835               1,070,498
                                                                            =============           =============

            Income taxes                                                    $          --                      --
                                                                            =============           =============

        Noncash investing activity-
            Accumulated other comprehensive income (loss),
                unrealized loss on securities available for sale,
                net of tax                                                  $     485,589                (202,227)
                                                                            =============           =============



See accompanying Notes to Consolidated Financial Statements.

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

               December 31, 2000 and 1999 and the Years Then Ended


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION. Southern Community Bancorp (the "Holding Company") owns 100% of the outstanding common stock of Southern Community Bank and Southern Community Bank of Southwest Florida (collectively the "Banks"). Southern Community Bank of Southwest Florida was formed in 2000 and commenced operations on January 2, 2001. Southern Community Bank owns 100% of the outstanding common stock of Southern Community Insurance Agency, Inc. (the "Insurance Agency"). The Holding Company was formed on July 30, 1999 and on April 15, 1999, the Southern Community Bank stockholders approved a plan of corporate reorganization under which Southern Community Bank became a wholly-owned subsidiary of the Holding Company. Southern Community Bank stockholders exchanged their common shares for shares of the Holding Company. As a result, all of the previously issued $7.50 par value common shares of the Bank were exchanged for 834,425 shares of the $1.00 par value common shares of the Holding Company. The Holding Company's acquisition of Southern Community Bank has been accounted for similar to a pooling of interests and, accordingly, the financial data for periods presented include the results of Southern Community Bank.

        The Holding Company's only business activity is the operation of the Banks. The Banks are state (Florida) chartered commercial banks. The Banks offer a variety of financial services to individual and corporate customers through its five banking offices located in Orange, Seminole and Lee Counties, Florida. The deposits of the Banks are insured by the Federal Deposit Insurance Corporation. The Insurance Agency was formed in 2000 as a wholly-owned subsidiary of Southern Community Bank. The Insurance Agency refers certain customers of Southern Community Bank to certain insurance agencies for the purchase of insurance products.

    BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company and the Banks (collectively the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices:

    USE OF ESTIMATES. In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

    CASH AND CASH EQUIVALENTS. For purposes of the consolidate statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold.

                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    SECURITIES. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in other comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

    LOANS RECEIVABLE. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

        The accrual of interest on loans is discontinue at the time the loan is ninety days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loan that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

    ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.


                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    ALLOWANCE FOR LOAN LOSSES, CONTINUED. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfall on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cas flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

    PREMISES AND EQUIPMENT. Land is carried at cost. Buildings, leasehold improvement and furniture and equipment are carried at cost, less accumulated depreciation and amortization computed principally using the straight-line method over the estimated useful lives of the assets. The Company amortizes leasehold improvements over the lease term, which could include lease renewal periods, if it is the intent of management to exercise the renewal option on the lease. Interest costs capitalized was $143,696 during the year ended December 31, 2000. No interest costs were capitalized during the year ended December 31, 1999.

    TRANSFER OF FINANCIAL ASSETS. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

    INCOME TAXES. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred ta assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

        The Holding Company and its subsidiaries file a consolidated income tax return. Income taxes are allocated proportionately to the Holding Company and subsidiaries as though separate income tax returns were filed.

    ORGANIZATIONAL AND PREOPENING COSTS. Preopening and organizational costs associated with Southern Community Bank of Southwest Florida totaled $419,064 (ne of tax benefits of $240,000) and were charged to expense as incurred during the organizational period in 2000.

                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards (SFAS)
        No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net earnings (loss), earnings (loss) per share and other disclosures, as if the fair value based method of accounting had been applied.

    OFF-BALANCE SHEET INSTRUMENTS. In the ordinary course of business, the Company has entered into off- balance-sheet instruments consisting of commitments to extend credit, standby letters of credit, undisbursed loans in process and unused lines of credit. Such financial instruments are recorded in the financial statements when they are funded.

    FAIR VALUES OF FINANCIAL INSTRUMENTS. The following method and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

    CASH AND CASH EQUIVALENTS. The carrying amounts of cash an cash equivalents approximate their fair value.

    SECURITIES AVAILABLE FOR SALE. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

    FEDERAL HOME LOAN BANK STOCK. Fair value of the Company's investment in
        Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

    LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

    DEPOSIT LIABILITIES. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

    ACCRUED INTEREST. The carrying amounts of accrued interest approximate their fair values.

                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED. OFF-BALANCE-SHEET
        INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

    RECLASSIFICATIONS. Certain amounts in the 1999 financial statements have been reclassified to conform to the 2000 presentation.

    ADVERTISING. The Company expenses all media advertising as incurred.

    EARNINGS (LOSS) PER SHARE. Basic earnings (loss) per share is computed on the basis of the weighted-average number of common shares outstanding. For 2000 diluted earnings per share is computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. Market value is based on the Company's public offering price of $16.50 per share. For 1999 such options were antidilutive. Earnings (loss) per common share have bee computed based on the following:


                                                     Year Ended December 31,
                                                     -----------------------
                                                       2000          1999
                                                     ---------     -------

Weight-average number of common shares outstanding     994,591     855,258

    Effect of dilutive options                          15,455          --
                                                     ---------     -------
    Weighted-average number of common shares
      outstanding used to calculate earnings
      per common share                               1,010,046     855,258
                                                     =========     =======

                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    COMPREHENSIVE INCOME (LOSS). Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items along with net earnings (loss), are components of comprehensive income. The components of other comprehensive income and related tax effects are as follows:



                                                                         Before             Tax           After
                                                                           Tax             Effect          Tax
                                                                       ---------          --------        -------
         FOR THE YEAR ENDED DECEMBER 31, 2000:
           Unrealized holding gains                                    $ 776,654          (271,829)       504,825

           Reclassification adjustment for gains included
             in net earnings                                              29,594           (10,358)        19,236
                                                                       ---------          --------        -------

                                                                       $ 747,060          (261,471)       485,589
                                                                       =========           =======        =======

         FOR THE YEAR ENDED DECEMBER 31, 1999:
           Unrealized holding losses                                   $(311,119)          108,892       (202,227)
                                                                       =========           =======       ========


        There were no sales of securities during the year ended December 31, 1999.

    FUTURE ACCOUNTING REQUIREMENTS. Financial Accounting Standards No. 133 -
        Accounting for Derivative Investments and Hedging Activities (as amended) requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The Company will be required to adopt this Statement effective January 1, 2001. Management does not anticipate that this Statement will have a material impact on the Company.

                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(2) SECURITIES AVAILABLE FOR SALE

    Securities have been classified according to management's intent. The carrying amount of securities and their approximate fair value at December 31, 2000 are summarized as follows:



                                                                             Gross                 Gross
                                                      Amortized           Unrealized             Unrealized             Fair
                                                         Cost                Gains                 Losses               Value
                                                     -----------          ------------          ------------         ------------
        AT DECEMBER 31, 2000:
             U.S. governments agency securities      $16,332,185              466,582               (30,619)           16,768,148
             Mortgage-backed security                  1,977,472                   --                   (21)            1,977,451
                                                     -----------          -----------           -----------           -----------

                                                     $18,309,657              466,582               (30,640)           18,745,599
                                                     ===========          ===========           ===========           ===========
        AT DECEMBER 31, 1999:
             U.S. governments agency securities       10,336,148               19,760              (297,714)           10,058,194
             Mortgage-backed security                  1,972,871                   --               (33,165)            1,939,706
                                                     -----------          -----------           -----------           -----------

                                                     $12,309,019               19,760              (330,879)           11,997,900
                                                     ===========          ===========           ===========           ===========

        The following summarizes sales of securities available for sale:


                                                                                     Year Ended
                                                                                     December 31,
                                                                                         2000
                                                                                     ------------
        Proceeds from sales of securities available for sale                         $ 8,931,325
                                                                                     ===========
        Gross gains from sale of securities                                          $    29,594
                                                                                     ===========

        There was no sales of securities in 1999.

        At December 31, 2000 and 1999, the Company has pledged securities with a carrying value of approximately $2.2 million and $2.4 million, respectively for public deposits.

        The scheduled maturities at December 31, 2000 are as follows:


                                                                Amortized                     Fair
                                                                  Cost                        Value
                                                               -----------                 ----------
        Due from one to five years                             $ 2,689,859                  2,671,219
        Due from five to ten years                              13,642,326                 14,096,929
        Mortgage-backed security                                 1,977,472                  1,977,451
                                                               -----------                 ----------
                                                               $18,309,657                 18,745,599
                                                               ===========                 ==========

                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(3) LOANS

        The components of loans were as follows:

                                                                         At December 31,
                                                              -------------------------------------
                                                                   2000                   1999
                                                              -------------           -------------
        Commercial                                            $  29,287,071              19,122,523
        Commercial real estate                                   82,958,218              26,450,845
        Residential real estate                                  31,574,962              12,915,102
        Consumer and other                                        9,723,533               3,535,775
                                                              -------------           -------------

           Total loans                                          153,543,784              62,024,245

        Less:
          Allowance for loan losses                              (1,794,983)               (621,000)
          Net deferred loan fees and other discounts             (1,014,922)                (40,672)
                                                              -------------           -------------

           Loans receivable, net                              $ 150,733,879              61,362,573
                                                              =============           =============


    The following is a summary of the activity in the allowance for loan losses:


                                                                       Years Ended December 31,
                                                                 ----------------------------------
                                                                    2000                   1999
                                                                 ----------              ----------
        Allowance, at beginning of period                        $  621,000                  12,000
        Provision for loan losses                                 1,173,983                 609,000
                                                                 ----------              ----------
        Allowance, at end of period                              $1,794,983              $  621,000
                                                                 ==========              ==========


        The Company had no impaired loans during 1999. The following summarizes the amounts of impaired loans at December 31, 2000, all of which are collateral dependent:

        Loans identified as impaired:
           Gross loans with no related allowance for losses          $ 1,333,606
           Gross loans with related allowance for losses recorded             --
           Less: Allowances on these loans                                    --
                                                                     -----------
                                                                     $ 1,333,606
                                                                     ===========
        The average net investment in impaired loans and interest income recognized and received on impaired loans during the year ended December 31, 2000 was as follows:


        Average net investment in impaired loans                      $ 351,533
                                                                      =========

        Interest income recognized on impaired loans                  $  21,905
                                                                      =========

        Interest income received on impaired loans                    $  21,905
                                                                      =========

                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(4) PREMISES AND EQUIPMENT

   Premises and equipment were as follows:

                                                                                            At December 31,
                                                                                    -----------------------------
                                                                                         2000             1999
                                                                                    -----------         ---------
              Cost:
                 Land                                                               $ 4,068,715           450,000
                 Buildings                                                            2,486,865           839,514
                 Leasehold improvements                                               2,159,221         2,110,188
                 Furniture and equipment                                              1,526,512         1,108,390
                                                                                    -----------         ---------
                    Total cost                                                       10,241,313         4,508,092

              Less accumulated depreciation and amortization                           (536,109)         (190,324)
                                                                                     -----------        ---------
                    Premises and equipment, net                                     $ 9,705,204         4,317,768
                                                                                    ===========         =========


    The Company leases office facilities under operating leases The leases contain escalation clauses and have renewal options from 5 to 15 years. Rent expense under operating leases for the years ended December 31, 2000 and 1999 was approximately $396,000 and $327,000, respectively. Future minimum rental commitments under noncancelable leases are approximately as follows:

          Year Ending December 31:                              Amount
          ------------------------                            ----------

              2001                                            $  450,000
              2002                                               430,000
              2003                                               433,000
              2004                                               440,000
              2005                                               448,000
              Thereafter                                       1,414,000
                                                              ----------
                                                              $3,615,000
                                                              ==========


    The Company is in the process of constructing a new main office building for Southern Community Bank of Southwest Florida. As of December 31, 2000 construction commitments associated with this project which is expected to be completed in the third quarter of 2001 are approximately $1.5 million.

(5) DEPOSITS

    The aggregate amount of jumbo time deposits with a minimum denomination of $100,000, were approximately $38.7 million and $19.3 million at December 31, 2000 and 1999, respectively.

    At December 31, 2000, the scheduled maturities of time deposits were as follows:

         Year Ending December 31,                                 Amount
         ------------------------                              ------------
             2001                                              $ 95,334,032
             2002                                                 6,526,787
             2003                                                   402,519
             2004                                                    52,287
             2005                                                   789,103
                                                               ------------
                                                               $103,104,728
                                                               ============

                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(6) BENEFIT AGREEMENTS

    The Company has entered into Salary Continuation Agreements (the
        "Agreements") with the Chairman of the Board of Directors/Chief Executive Officer ("Chairman") and the President/Chief Operating Officer ("President") which requires the Company to provide salary continuation benefits to them upon retirement. The Agreements require the Company to pay annual benefits for up to twenty years following their normal retirement ages.

(7) FINANCIAL INSTRUMENTS

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, standby letters of credit, undisbursed loans in process and unused lines of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

    Standby letters of credit are conditional commitments issue by the Company to guarantee the performance of a customer to a third party. The credit risk involved is essentially the same as that involved in extending loans to customers.

                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(7) FINANCIAL INSTRUMENTS, CONTINUED

    The estimated fair values of the Company's financial instruments were as follows (in thousands):


                                                             At December 31, 2000            At December 31, 1999
                                                            -----------------------      ---------------------------
                                                          Carrying          Fair         Carrying            Fair
                                                           Amount           Value          Amount             Value
                                                         ----------      ---------       --------          ---------
         Financial assets:
              Cash and cash equivalents                  $   27,313         27,313          4,520            4,520
              Federal Home Loan Bank stock                      212            212            212              212
              Securities available for sale                  18,746         18,746         11,998           11,998
              Loans receivable                              150,734        150,516         61,363           61,316
              Accrued interest receivable                     1,154          1,154            554              554

         Financial liabilities:
              Deposit liabilities                           182,225        182,946         65,063           64,598
              Federal funds purchased                            --             --          6,000            6,000

    A summary of the notional amounts of the Company's financial instruments with off-balance-sheet risk at December 31, 2000, follows (in thousands):

           Commitments to extend credit                         $13,301
                                                                =======
           Standby letters of credit                            $ 1,061
                                                                =======
           Undisbursed loans in process                         $18,244
                                                                =======
           Unused lines of credit                               $14,956
                                                                =======

(8) CREDIT RISK

    The Company grants real estate, commercial and consumer loans to customers primarily in the State of Florida with the majority of such loans in the Orange, Seminole and Lee Counties area. Therefore, the Company's exposure to credit risk is significantly affected by changes in the economy of the Orange, Seminole and Lee Counties area.

(9) INCOME TAXES

    The income tax provision (benefit) consisted of the following:

                                                     Years Ended December 31,
                                                     ------------------------
                                                        2000         1999
                                                      --------     --------
             Deferred:
                 Federal                              $255,636     (473,218)
                 State                                  43,760      (81,005)
                                                      --------     --------

                 Total deferred provision (benefit)   $299,396     (554,223)
                                                      ========     ========


                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(9) INCOME TAXES, CONTINUED

    The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows:


                                                                              Year Ended December 31,
                                                               ------------------------------------------------------
                                                                        2000                          1999
                                                               -----------------------       ------------------------
                                                                 Amount            %          Amount              %
                                                               ---------          ----       ---------           ----
       Income tax provision (benefit) at statutory rate        $ 237,782          34.0%      $(508,711)         (34.0)%
       Increase (decrease) resulting from:
          State income taxes, net of Federal benefit              28,882           4.1         (53,463)          (3.6)
          Other                                                   32,732           4.7           7,951             .5
                                                               ---------          ----       ---------           ----

       Income tax provision (benefit)                          $ 299,396          42.8%      $(554,223)         (37.1)%
                                                               =========          ====       =========           ====



    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:


                                                                               At December 31,
                                                                        -----------------------------
                                                                           2000                1999
                                                                        ---------           ---------
          Deferred tax assets:
              Allowance for loan losses                                 $ 554,339             164,044
              Start up and organizational costs                           321,016             108,370
              Deferred compensation                                        39,051              20,707
              Net operating loss carryforwards                             29,082             572,844
              Unrealized loss on securities available for sale                 --             108,892
              Other                                                            --              13,510
                                                                        ---------           ---------

                 Gross deferred tax assets                                943,488             988,367
                                                                        ---------           ---------

          Deferred tax liabilities:
              Accrual to cash conversion                                 (457,915)           (174,106)
              Unrealized gain on securities available for sale           (152,580)                 --
              Depreciation                                                (82,714)             (3,115)
                                                                        ---------           ---------

                 Gross deferred tax liabilities                          (693,209)            177,221
                                                                        ---------           ---------

                 Net deferred tax asset                                 $ 250,279             811,146
                                                                        =========           =========


    At December 31, 2000, the Company has a net operating loss carryforward of approximately $77,000 available to offset future Federal and state taxable income. This carryforward expires in 2019.

                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(10)  RELATED PARTY TRANSACTIONS

    In the ordinary course of business, the Company has made loans, at terms and rates prevailing at the time, to Company officers, directors and their affiliates. The aggregate dollar amount of these loans totaled $7.0 million and $4.5 million at December 31, 2000 and 1999, respectively. During the year ended December 31, 2000 and 1999, total principal additions were $4.0 million and $2.6 million and total principal repayments were $.1 million and $.9 million, respectively. As of the same dates, these individuals and entities had approximately $16.7 million and $12.6 million, respectively, of funds on deposit with the Company.


    In addition, the Company leases one of its branch facilitie from a director of the Company. Total lease payments to this director totaled $129,299 and $115,724 for the years ended December 31, 2000 and 1999, respectively. The Company also has entered into agreements for various insurance coverages which have resulted in normal commissions being paid to a company affiliated with a director. The total insurance premiums paid for these policies was approximately $220,500 and $202,800 for the years ended December 31, 2000 and 1999, respectively.

(11)  STOCK OPTION PLANS

    In 1999, the Company adopted an employee incentive stock option plan. Under this plan, the total number of shares which may be issued is 106,000. The option price shall not be less than the greater of the par value of the common stock or the fair market value at the date of grant and the options vest ratably over a five year period. Options granted during 1999 were effective the date employees were hired by the Company. During the year ending December 31, 2000 and 1999, 12,000 and 93,000 options, respectively were granted under this plan.


    Also in 1999, the Company adopted a directors' nonstatutory stock option plan. Under this plan, the total number of shares which may be issued is 70,000. The option price shall not be less than the greater of the par value of the common stock or the fair market value at the date of grant and all options are immediately excisable when granted. During 1999, 70,000 options were granted under this plan. No options were granted under this plan during the year ending December 31, 2000.

    A summary of stock option transactions follows:


                                                                       Range
                                                                      of Per         Weighted-
                                                                       Share          Average       Aggregate
                                                 Number of            Option         Per Share        Option
                                                   Shares              Price           Price           Price
                                                ----------           ---------       --------       ----------
    Options granted and outstanding at
      December 31, 1999                            163,000           $   15.00          15.00        2,445,000
    Granted                                         12,000               15.00          15.00          180,000
    Expired                                         (5,000)              15.00          15.00          (75,000)
                                                ----------           ---------       --------       ----------

    Balance at December 31, 2000                   170,000           $   15.00          15.00        2,550,000
                                                ==========           =========       ========       ==========


                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(11)  STOCK OPTION PLANS, CONTINUED

    All options granted under both plans have ten year lives. The weighted-average remaining contractual life of options outstanding at December 31, 2000 and 1999 was 8.0 years and 9.1 years, respectively.

    The options are exercisable as follows:

                                        Number of      Weighted-average
         Year Ending December 31,         Shares        Exercise Price
         ------------------------       ---------      ----------------
          Currently exercisable           93,200          $   15.00
          2001                            18,500              15.00
          2002                            19,000              15.00
          2003                            21,500              15.00
          2004                            14,900              15.00
          2005                             2,900              15.00
                                         -------          ---------
                                         170,000          $   15.00
                                         =======          =========

    In order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active market for the stock. For purposes of pro forma disclosures, the estimated fair value is included in expense during the vesting period. The following information summarizes the options granted under both plans:


                                                                          Year Ending December 31,
                                                                     ----------------------------------
                                                                         2000                 1999
                                                                     ------------          ------------
          Weighted-average grant-date fair value of options
              issued during the year                                 $     77,833             1,057,227
                                                                     ============          ============

          Net earnings (loss):
              As reported                                            $    399,962              (941,985)
                                                                     ============          ============

              Proforma                                               $    209,596            (1,671,471)
                                                                     ============          ============

          Basic earnings (loss) per share:
              As reported                                            $        .40                 (1.10)
                                                                     ============          ============

              Proforma                                               $        .21                 (1.95)
                                                                     ============          ============

          Diluted earnings (loss) per share:
              As reported                                            $        .40                 (1.10)
                                                                     ============          ============

              Proforma                                               $        .21                 (1.95)
                                                                     ============          ============


                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(12)  PROFIT SHARING PLAN

    The Company has a 401(k) profit sharing plan (the "Plan") which is available to all employees electing to participate after meeting certain length-of-service requirements. The Company's contributions to the Plan are discretionary and are determined annually. The Company did not make any contributions to the Plan during the years ended December 31, 2000 and 1999. One of the investment choices available under the Plan, allows for participants to purchase the Company's common stock. 25,000 shares of the Company's common stock has been allocated to the Plan of which 19,845 are available for purchase as of December 31, 2000.

 (13) EMPLOYEE STOCK PURCHASE PLAN

    The Company has a Employee Stock Purchase Plan (the "Plan" whereby employees can elect to make payroll deductions to purchase the Company's common stock. The total number of shares which has been allocated under the Plan is 15,000 shares of which 14,014 are available for purchase as of December 31, 2000.

(14)  REGULATORY MATTERS

    Banking regulations place certain restrictions on dividend and loans or advances made by the Banks to the Holding Company.

    The Company and the Banks are subject to various regulator capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Under the regulatory framework for prompt and corrective action the Bank must also meet specific capital guidelines. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and Southern Community Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, the Company and Southern Community Bank met all capital adequacy requirements to which they are subject.



                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(14)  REGULATORY MATTERS, CONTINUED

    As of December 31, 2000, the most recent notification from the regulatory authorities categorized Southern Community Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed Southern Community Bank's category. The Company's and Southern Community Bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).


                                                                                                    Minimum
                                                                                                   to be Well
                                                                             For Capital        Capitalized Under
                                                                               Adequacy         Prompt Corrective
                                                             Actual            Purposes:        Action Provisions:
                                                    -------------------   ------------------    ------------------
                                                     Amount          %    Amount          %     Amount          %
                                                    -------        ----   -------        ---    ------         ---
        AS OF DECEMBER 31, 2000:
            Total Capital to Risk- Weighted assets:
                Consolidated                        $28,146        14.9%  $15,107        8.0%       N/A        10.0%
                Southern Community Bank              17,800         9.5    14,989        8.0    $18,737        10.0
            Tier I Capital to Risk-Weighted Assets:
                 Consolidated                        26,351        14.0     7,554        4.0        N/A         6.0
                 Southern Community Bank             16,005         8.6     7,444        4.0     11,166         6.0
            Tier I Capital to Total Assets:
                 Consolidated                        26,351        13.9     7,583        4.0        N/A         5.0
                 Southern Community Bank             16,005         8.5     7,532        4.0      9,415         5.0

        AS  OF DECEMBER 31, 1999:
            Total Capital to Risk-Weighted assets:
                 Consolidated                        12,172        17.5     5,551        8.0        N/A        10.0
                 Southern Community Bank             12,172        17.5     5,551        8.0      6,939        10.0
            Tier I Capital to Risk-Weighted Assets
                 Consolidated                        11,551        16.6     2,776        4.0        N/A         6.0
                 Southern Community Bank             11,551        16.6     2,776        4.0      4,163         6.0
            Tier I Capital to Total Assets:
                 Consolidated                        11,551        15.5     2,972        4.0        N/A         5.0
                 Southern Community Bank             11,551        15.5     2,972        4.0      3,715         5.0


                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(15)  HOLDING COMPANY FINANCIAL INFORMATION

    The Holding Company's financial information follows:


                            CONDENSED BALANCE SHEETS


                                                                         At December 31,
                                                                --------------------------------
                                                                   2000                  1999
                                                                -----------          -----------
                ASSETS

        Cash                                                    $   291,503                   --
        Other assets                                                 25,573                   --
        Investment in subsidiaries                               26,074,037           11,838,487
                                                                -----------          -----------

            Total assets                                        $26,391,113           11,838,487
                                                                ===========          ===========

                LIABILITIES AND STOCKHOLDERS' EQUITY

        Other liabilities                                            40,168                   --
        Stockholders' equity                                     26,350,945           11,838,487
                                                                -----------          -----------

            Total liabilities and stockholders' equity          $26,391,113           11,838,487
                                                                ===========          ===========


                       CONDENSED STATEMENTS OF OPERATIONS


                                                                    Years Ended December 31,
                                                                   --------------------------
                                                                     2000              1999
                                                                   --------          --------
        Equity earnings (loss) of subsidiaries                     $349,961          (941,985)
        Other earnings                                               50,001                --
                                                                   --------          --------

            Net earnings (loss)                                    $399,962          (941,985)
                                                                   ========          ========


                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(15) HOLDING COMPANY FINANCIAL INFORMATION, CONTINUED

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                                         Years Ended December 31,
                                                                                    -----------------------------------
                                                                                       2000                    1999
                                                                                    ------------           ------------

        Cash flows from operating activities:
            Net earnings (loss)                                                     $    399,962               (941,985)
            Adjustments to reconcile net earnings (loss) to net
              cash provided by operating activities:
                Common stock issued as compensation                                        3,750                     --
                Equity in undistributed loss of subsidiary                              (349,961)              (941,985)
                Increase in other assets                                                 (25,573)                    --
                Increase in other liabilities                                             40,168                     --
                                                                                    ------------           ------------

                Net cash provided by operating activities                                 68,346                     --
                                                                                    ------------           ------------

        Cash flows from investing activity-
            Investment in subsidiaries                                               (13,400,000)                    --
                                                                                    ------------           ------------

        Cash flows from financing activity-
            Net proceeds from sale of common stock                                    13,623,157                     --
                                                                                    ------------           ------------

        Net increase in cash and cash equivalents                                        291,503                     --

        Cash and cash equivalents at beginning of the year                                    --                     --
                                                                                    ------------           ------------

        Cash and cash equivalents at end of year                                    $    291,503                     --
                                                                                    ============           ============

        Noncash transactions:
            Change in investment in subsidiary due to change in
                accumulated other comprehensive income, unrealized loss on securities available for sale,
                net of income tax                                                   $    485,589               (202,227)
                                                                                    ============           ============


(16) ACQUISITION

    On December 18, 2000, the Holding Company entered into an Agreement and
        Plan of Merger ("Definitive Agreement") with Peninsula Bancorp, Inc. ("Peninsula"). Peninsula is the parent company of Peninsula Bank of Central Florida, a state bank with two offices in Volusia County Florida. The Definitive Agreement provides that the Holding Company will issue shares of its common stock to the stockholders of Peninsula upon the consummation of the Merger. On the effective date of the Merger, each share of Peninsula common stock will be converted into .625 shares of the common stock of the Holding Company. This transaction is subject to approval by the stockholders of Peninsula and regulatory authorities. The Holding Company intends to account for this transaction using the purchase method of accounting.

                                                                     (continued)

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

(17) SELECTED QUARTERLY RESULTS (UNAUDITED)

    The following table presents summarized quarterly dat (in thousands, except per share amounts):


                                                             First        Second            Third        Fourth
                                                            Quarter       Quarter          Quarter      Quarter      Total
                                                            -------       -------          -------      -------      ------
YEAR ENDED DECEMBER 31, 2000:
Interest income                                             $ 1,957        2,718            3,399        4,438       12,512
Interest expense                                                967        1,407            1,723        2,248        6,345
                                                            -------       ------           ------       ------       ------
    Net interest income                                         990        1,311            1,676        2,190        6,167

Provision for loan losses                                       178          243              419          334        1,174
                                                            -------       ------           ------       ------       ------
    Net interest income after provision for loan losses         812        1,068            1,257        1,856        4,993

Noninterest income                                               93          123              266          257          739

Noninterest expense                                            (887)      (1,015)          (1,676)      (1,455)      (5,033)
                                                            -------       ------           ------       ------       ------
Earnings (loss) before provision (benefit)                       18          176             (153)         658          699

Income tax provision (benefit)                                    7           70              (46)        (268)         299
                                                            -------       ------           ------       ------       ------
Net earnings (loss)                                         $    11          106             (107)         390          400
                                                            =======       ======           ======       ======       ======
Earnings (loss) per share:
Basic                                                       $   .01          .12             (.12)         .39          .40
                                                            =======       ======           ======       ======       ======
Diluted                                                     $   .01          .12             (.12)         .39          .40
                                                            =======       ======           ======       ======       ======
YEAR ENDED DECEMBER 31, 1999:
Interest income                                                 360          631              965        1,443        3,399
Interest expense                                                 67          137              364          618        1,186
                                                            -------       ------           ------       ------       ------
    Net interest income                                         293          494              601          825        2,213

Provision for loan losses                                        79          104              185          241          609
                                                            -------       ------           ------       ------       ------
    Net interest income after provision for loan losses         214          390              416          584        1,604

Noninterest income                                                2           15               46           53          116
Noninterest expense                                             624          757              862          973        3,216
                                                            -------       ------           ------       ------       ------
Loss before income tax benefit                                 (408)        (352)            (400)        (336)      (1,496)

Income tax benefit                                             (145)        (141)            (147)        (121)        (554)
                                                            -------       ------           ------       ------       ------
Net loss                                                    $  (263)        (211)            (253)        (215)        (942)
                                                            =======       ======           ======       ======       ======
Loss per share:
  Basic                                                     $  (.31)        (.25)            (.29)        (.25)       (1.10)
                                                            =======       ======           ======       ======       ======
  Diluted                                                   $  (.31)        (.25)            (.29)        (.25)       (1.10)
                                                            =======       ======           ======       ======       ======


                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

                Condensed Consolidated Balance Sheets (Unaudited)


                                                                               Nine Months Ended
                                                                                At September 30,
                                                                      -------------------------------------
                                                                           2001                    2000
                                                                      -------------           -------------
               ASSETS

Cash and due from banks                                               $  10,233,710               5,746,307
Federal funds sold                                                       43,196,598              10,679,000
                                                                      -------------           -------------
               Cash and cash equivalents                                 53,430,308              16,425,307

Securities available for sale                                            29,919,189              17,894,725
Loans, net of allowance for loan losses of
     $3,774,221 in 2001 and $1,460,983 in 2000                          300,401,167             128,707,874
Accrued interest receivable                                               1,845,549                 953,549
Federal Home Loan Bank stock, at cost                                       212,400                 212,400
Premises and equipment, net                                              13,476,421               7,886,816
Goodwill, net                                                             1,024,640                      --
Foreclosed real estate, net                                                 370,689                      --
Deferred income tax asset                                                   424,574                 729,096
Other assets                                                              4,042,267               2,776,976
                                                                      -------------           -------------
               Total assets                                           $ 405,147,204             175,856,643
                                                                      =============           =============
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Noninterest-bearing demand deposits                                    33,976,853              19,478,754
  Savings, money-market and NOW deposits                                158,589,308              49,267,621
  Time deposits                                                         164,048,518              88,688,636
                                                                      -------------           -------------
               Total deposits                                           356,614,679             157,435,011

 Other borrowings                                                         1,382,438                      --
 Official checks                                                          2,173,485               1,385,520
 Accrued interest payable and other liabilities                           1,712,878               1,533,606
                                                                      -------------           -------------
               Total liabilities                                        361,883,480             160,354,137
                                                                      -------------           -------------
 Stockholders' equity:
     Common stock, $1 par value, 10,000,000 shares
           Authorized, 5,460,202 and 1,090,408 shares issued
           and outstanding in 2001 and 2000                               5,460,202               1,090,408
     Additional paid-in capital                                          38,205,776              15,465,712
     Accumulated deficit                                                   (757,907)             (1,215,875)
     Accumulated other comprehensive income (loss)                          355,653                (107,739)
                                                                      -------------           -------------
               Total stockholders' equity                                43,263,724              15,232,506
                                                                      -------------           -------------
               Total liabilities and stockholders' equity             $ 405,147,204             175,586,643
                                                                      =============           =============


                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

          Condensed Consolidated Statements of Operations (Unaudited)


                                                                               Nine Months Ended
                                                                                  September 30,
                                                                        ------------------------------
                                                                           2001               2000
                                                                        -----------        -----------
Interest income:
       Loans                                                            $15,113,219          6,929,085
       Securities available for sale                                        972,439            826,898
       Other interest-earning assets                                      1,415,672            319,174
                                                                        -----------        -----------
             Total interest income                                       17,501,330          8,075,157
                                                                        -----------        -----------
Interest expense:
       Deposits                                                          10,161,285          4,046,229
       Other borrowings                                                      25,889             52,036
                                                                        -----------        -----------
             Total interest expense                                      10,187,174          4,098,265
                                                                        -----------        -----------
Net interest income                                                       7,314,156          3,976,892
       Provision for loan losses                                          1,553,793            839,983
                                                                        -----------        -----------
Net interest income after provision for loan losses                       5,760,363          3,136,909
                                                                        -----------        -----------
Noninterest income:
       Service charges on deposit accounts                                  263,432            188,653
       Other service charges and fees                                       431,584            238,412
       Earnings on bank-owned life insurance                                117,504             44,888
       Net gain on sale of securities available for sale                    459,267              9,477
                                                                        -----------        -----------
             Total noninterest income                                     1,271,787            481,430
                                                                        -----------        -----------
Noninterest expense:
       Salaries and employee benefits                                     3,619,696          1,411,040
       Organizational/preopening expense                                         --            541,976
       Occupancy and equipment expense                                    1,290,358            689,176
       Data processing                                                      490,648            198,347
       Printing and office supplies                                         206,671            121,725
       Marketing and advertising                                            181,987            150,260
       Professional fees                                                    274,430            110,180
       Telephone                                                            149,166             64,881
       Travel and entertainment                                              89,563             70,330
       Other                                                                616,203            244,766
                                                                        -----------        -----------
             Total noninterest expense                                    6,918,722          3,602,681
                                                                        -----------        -----------
Earnings before income tax provision                                        113,428             15,658
       Income tax provision                                                  45,636              5,872
                                                                        -----------        -----------
Net earnings                                                            $    67,792              9 786
                                                                        ===========        ===========
Basic earnings per share                                                $       .02                .01
                                                                        ===========        ===========
Weighted-average number of common shares outstanding for basic            4,469,914          1,779,950
                                                                        ===========        ===========
Diluted earnings per share                                              $       .02                .01
                                                                        ===========        ===========
Weighted-average number of common shares outstanding for diluted          4,513,382          1,779,950
                                                                        ===========        ===========


                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

          Condensed Consolidated Statements of Cash Flows (Unaudited)


                                                                                      Nine Months Ended
                                                                                        September 30,
                                                                             -----------------------------------
                                                                                  2001                 2000
                                                                             -------------         -------------
Cash flows from operating activities:
     Net earnings                                                            $      67,792                 9,786
     Adjustments to reconcile net earnings to net cash
        provided by (used in) operating activities:
           Provision for loan losses                                             1,553,793               839,983
           Depreciation and amortization                                           523,192               142,061
           Amortization of goodwill                                                 21,801                    --
           Net gain on sale of securities available for sale                      (459,267)               (9,477)
           Deferred income tax (credit) provision                                  (99,473)                5,872
           Net amortization of premiums and discounts on securities                 10,652                (6,242)
           Common stock issued as compensation                                      11,250                 3,750
           Increase in accrued interest receivable                                (422,029)             (399,513)
           Increase in other assets                                             (1,226,872)           (2,688,280)
           Increase in official checks                                             599,655               723,283
           Increase in accrued interest payable and other liabilities              594,106             1,233,153
                                                                             -------------         -------------
               Net cash provided by (used in) operating activities               1,174,600              (145,624)
                                                                             -------------         -------------
Cash flows from investing activities:
     Principal repayments of securities available for sale                         203,947               143,692
     Purchases of securities available for sale                                (36,983,081)           (8,308,616)
     Proceeds from sale of securities available for sale                        12,164,527             2,454,585
     Maturities and calls of securities available for sale                      17,900,000                    --
     Net increase in loans                                                    (108,852,055)          (68,185,284)
     Purchase of premises and equipment                                         (3,455,017)           (3,711,110)
     Net proceeds from sale of premises and equipment                            1,214,813                    --
     Cash and cash equivalents acquired in connection with
        merger with Peninsula Bancorp, Inc.                                     12,127,396                    --
                                                                             -------------         -------------
                            Net cash used in investing activities             (105,679,470)          (77,606,733)
                                                                             -------------         -------------

Cash flows from financing activities:
     Net increase in deposits                                                  124,230,087            92,372,020
     Net decrease in other borrowings                                              (74,562)           (6,000,000)
     Proceeds from issuance of common stock, net                                 6,466,436             3,285,995
                                                                             -------------         -------------
               Net cash provided by financing activities                       130,621,961            89,658,015
                                                                             -------------         -------------
Net increase in cash and cash equivalents                                       26,117,091            11,905,658

Cash and cash equivalents at beginning of period                                27,313,217             4,519,649
                                                                             -------------         -------------

Cash and cash equivalents at end of period                                   $  53,430,308            16,425,307
                                                                             =============            ==========

                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

           Condensed Consolidated Statements of Cash Flows (Unaudited)


                                                                      Nine Months Ended
                                                                          September 30,
                                                                  ------------------------------
                                                                     2001                2000
                                                                  -----------          ---------
       Supplemental disclosures of cash flow information:

Cash paid during the period for:
  Interest                                                        $ 9,941,959          3,914,500
                                                                  ===========          =========
  Income taxes                                                    $        --                 --
                                                                  ===========          =========

Noncash financing and investing activities -

  Change in accumulated other comprehensive income (loss),
       unrealized loss on securities available for sale,
       net of tax                                                 $    72,291            944,488
                                                                  ===========          =========
    Transfer of loans to foreclosed real estate                   $   370,689                 --
                                                                  ===========          =========

    Assets and liabilities acquired in connection with Merger with Peninsula Bancorp, Inc. in 2001:

          Securities available for sale                           $ 3,889,828
                                                                  ===========
          Loans, net                                              $42,739,715
                                                                  ===========
          Premises and equipment                                  $ 2,054,205
                                                                  ===========
          Deposits                                                $50,159,917
                                                                  ===========
          Other borrowings                                        $ 1,457,000
                                                                  ===========
          Other assets, net of other liabilities                  $    54,342
                                                                  ===========
          Goodwill                                                $ 1,046,441
                                                                  ===========
          Common stock issued                                     $10,295,010
                                                                  ===========


                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

      Condensed Consolidated Statement of Stockholders' Equity (Unaudited)
                      Nine Months Ended September 30, 2001


                                                                                                       Accumulated
                                                                                                         Other
                                                                                                         Compre-
                                                                  Additional                             hensive        Total
                                                 Common            Paid-in            Accumulated         Income     Stockholders'
                                                  Stock            Capital              Deficit           (Loss)        Equity
                                                ---------         -----------         -----------      ------------  -------------
Balance at December 31, 2000                    1,720,098         25,173,184            (825,699)         283,362     26,350,945
                                                                                                                      ----------
Comprehensive income:

   Net earnings (unaudited)                            --                 --              67,792           --             67,792

   Net change in unrealized gain on
       securities available for sale, net
       of tax of $58,149 (unaudited)                   --                 --                  --           72,291         72,291
                                                                                                                      ----------
   Comprehensive income
       (unaudited)                                                                                                       140,083

Common stock issued as
   compensation (unaudited)                           750             10,500                  --           --             11,250

Sale of common stock in connection
   with 401(k) Profit Sharing Plan
   (unaudited)                                      7,816            109,424                  --           --            117,240

Sale of common stock in connection
   with Employee Stock Purchase
   Plan (unaudited)                                 5,548             77,672                  --           --             83,220

Proceeds from common stock offering,
   net of offering costs of $4,786
   (unaudited)                                     65,974          1,017,801                  --           --          1,083,775

Common stock issued in connection
   with private placement offering,
   net of offering costs of $4,075
   (unaudited)                                    305,975          4,876,226                  --           --          5,182,201

Common stock issued in connection
   with merger with Peninsula
   Bancorp, Inc. (unaudited)                      623,940          9,671,070                  --           --         10,295,010

Two-for-one stock split (unaudited)             2,730,101         (2,730,101)                 --           --                 --
                                              -----------         ----------            --------          -------     ----------
Balance at September 30, 2001
(unaudited)                                   $ 5,460,202         38,205,776            (757,907)         355,653     43,263,724
                                              ===========         ==========            ========          =======     ==========



                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

        Notes to Condensed Consolidated Financial Statements (Unaudited)

1. GENERAL. In the opinion of the management of Southern Community Bancorp and its subsidiaries (the "Company" or "Southern"), the accompanying condensed consolidated financial statements contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at September 30, 2001 and 2000, and the results of operations for the three-month and nine-month periods then ended and statement of cash flows for the nine-month periods then ended. The results of operations and other data for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2001.

         Southern Community Bancorp (the "Holding Company") owns 100% of the outstanding common stock of Southern Community Bank (the "Orlando Bank"), Southern Community Bank of Southwest Florida (the "Bonita Springs Bank") and Peninsula Bank of Central Florida ("Peninsula"). The banks are state chartered commercial banks and their deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund. The Orlando Bank offers a variety of financial services to individual and corporate customers through its banking offices located in Orange and Seminole Counties, Florida. During the quarter ended June 30, 2001 the Orlando Bank opened a loan production office in Palm Beach County, Florida. The Bonita Springs Bank commenced banking operations on January 2, 2001 and offers a variety of financial services to individual and corporate customers through its banking offices located in Collier County, Florida. Peninsula was acquired by the Company on April 30, 2001 as a result of the Company's merger with Peninsula Bancorp, Inc. and offers a variety of financial services to individual and corporate customers through its banking offices located in Volusia County, Florida.

         The Orlando Bank owns 100% of the outstanding common stock of Southern Community Insurance Agency, Inc. (the "Insurance Agency"). The Insurance Agency, which was formed in 2000, refers customers of the Orlando Bank to certain insurance agencies for the purchase of insurance products. In January 2001, the Holding Company acquired a 50% equity interest in Southern Community Bank Mortgage LLC (the "Mortgage Company"). The Mortgage Company originates, processes and closes residential mortgage loans in central Florida.

2. LOAN IMPAIRMENT AND LOSSES. The Company performs a quarterly loan loss analysis to identify impaired loans as defined by SFAS 114 and 118. The Company's impaired loans were as follows (in thousands):

                                                                         At
                                                         ---------------------------------
                                                         September 30,        December 31,
                                                             2001                 2000
                                                         -------------        ------------
        Gross loans with no related allowance               $    --                --
        Gross loans with related allowance                    2,332                --
        Less: Allowance on the loans                           (117)               --
                                                            -------              ----
        Net investment in impaired loans                    $ 2,215                --
                                                            =======              ====

The average net investment in collateral dependent impaired loans and interest income recognized and received on these loans was as follows (in thousands):


                                                        Three Months Ended              Nine Months Ended
                                                            September 30,                  September 30,
                                                      -----------------------          ----------------------
                                                       2001              2000          2001              2000
                                                      ------             ----          -----             ----
Average net investment in impaired loans              $2,270              49           1,747              49
                                                      ======              ==           =====              ==
Interest income recognized on impaired loans          $   --               8              45               8
                                                      ======              ==           =====              ==
Interest income received on impaired loans            $   --               8              45               8
                                                      ======              ==           =====              ==



An analysis of the change in the allowance for loan losses was as follows:


                                                             Three Months Ended
                                                                September 30,
                                                    -----------------------------------
                                                        2001                     2000
                                                    -----------               ---------
          Balance at beginning of period            $ 3,465,615               1,042,000
          Provision charged to earnings                 408,793                 418,983
          Charge-offs                                  (100,187)                     --
                                                    -----------               ---------
          Balance at end of period                  $ 3,774,221               1,460,983
                                                    ===========               =========


                                                             Nine Months Ended
                                                                September 30,
                                                    -----------------------------------
                                                        2001                     2000
                                                    -----------               ---------
          Balance at beginning of period            $ 1,794,983                 621,000
          Provision charged to earnings               1,553,793                 839,983
          Allowance acquired upon merger                537,355                      --
          Charge-offs                                  (111,910)                     --
                                                    -----------               ---------
          Balance at end of period                  $ 3,774,221               1,460,983
                                                    ===========               =========


                  SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

3. EARNINGS (LOSS) PER SHARE. Earnings (loss) per share of common stock were computed on the basis of the weighted-average number of shares of common stock outstanding. For the nine months ended September 30, 2001 diluted earnings per share were computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. Such options were antidilutive for the three months ended September 30, 2001 and 2000 and the nine months ended September 30, 2000. The following table presents the calculations of earnings per share:


                                                                                    Nine Months Ended September 30, 2001
                                                                              -------------------------------------------------
                                                                                                  Weighted-              Per
                                                                                                   Average              Share
                                                                               Earnings             Shares              Amount
                                                                              ---------            ---------            -------
          Basic earnings per share:
               Net earnings available to common stockholders                  $  67,792            4,469,914            $   .02
                                                                                                                        =======
          Effect of dilutive securities --
               Incremental shares from assumed exercise of options                                    43,468
                                                                                                   ---------
          Diluted earnings per share:
               Net earnings available to common stockholders and
                 assumed conversion                                           $  67,792            4,513,382            $   .02
                                                                              =========            =========            =======


4. STOCK DIVIDEND. The Company's Board of Directors declared a two-for-one stock split, effected in the form of a 100% stock dividend, on August 6, 2001 to stockholders of record on October 19, 2001 which resulted in the issuance of 2,730,101 shares of common stock and corresponding decrease of $2,730,101 in additional paid-in capital. The stock split has been reflected in the accompanying financial statements and all per share information has been restated.

5. REGULATORY CAPITAL. The Holding Company, the Orlando Bank, the Bonita Springs Bank and Peninsula are required to maintain certain minimum regulatory capital requirements. The following is a summary at September 30, 2001 of the regulatory capital requirements and the actual capital on a percentage basis:


                                                                                                Regulatory
                                                                                Actual          Requirement
                                                                                ------          -----------
          Total capital to risk-weighted assets

                  Consolidated                                                    12.78               8%

                  Bonita Springs Bank                                             16.59               8%

                  Orlando Bank                                                     9.78               8%

                  Peninsula                                                       18.14               8%

          Tier I capital to risk-weighted assets

                  Consolidated                                                     11.72              4%

                  Bonita Springs Bank                                              15.68              4%

                  Orlando Bank                                                      8.71              4%

                  Peninsula                                                        16.94              4%

          Tier I capital to total assets - leverage ratio

                   Consolidated                                                    10.82              4%

                   Bonita Springs Bank                                             16.48              4%

                   Orlando Bank                                                     8.13              4%

                   Peninsula                                                       13.29              4%


                   SOUTHERN COMMUNITY BANCORP AND SUBSIDIARIES

6. OTHER EVENTS. On December 18, 2000, the Holding Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Peninsula Bancorp, Inc., pursuant to which Peninsula agreed to merge with and into the Holding Company. Peninsula is the parent company of Peninsula Bank of Central Florida ("Peninsula"), a state bank with three offices in Volusia County, Florida. The merger was consummated on April 30, 2001. Under the terms of the Merger Agreement, each share of Peninsula common stock was converted into 0.625 shares of the common stock of the Holding Company. The Holding Company issued 623,940 shares of common stock in connection with this transaction. The Holding Company accounted for this transaction using the purchase method of accounting.

The results for the three months and nine months ended September 30, 2001 include the results of Peninsula from the date of acquisition. The excess purchase price over fair market value of the net assets acquired of $1.0 million was allocated to goodwill which is being amortized over twenty years. However, the Company will adopt FASB 142, GOODWILL AND OTHER INTANGIBLE ASSETS on January 1, 2002. Under this standard, goodwill amortization will cease and the asset will be evaluated periodically for impairment. The unaudited proforma results below assume the acquisition at the beginning of all periods presented (dollars in thousands, except per share amounts):


                                           Three
                                       Months Ended               Nine Months Ended
                                       September 30,                September 30,
                                       -------------          -------------------------
                                           2000                2001               2000
                                         -------              ------             ------
          Interest income                $ 4,300              18,794             10,447
                                         =======              ======             ======
          Net interest income            $ 2,120               7,896              5,214
                                         =======              ======             ======
          Net (loss) earnings            $   (50)                 20                139
                                         =======              ======             ======
          Earnings per share:
              Basic                      $  (.03)                .01                .09
                                         =======              ======             ======
              Diluted                    $  (.03)                .01                .09
                                         =======              ======             ======


         In management's opinion, the unaudited proforma combined results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of the three months and nine months periods ended September 30, 2000 or the nine month period ended September 30, 2001, or of future operations of the combined entities under the ownership and management of the Company.

                                   EXHIBIT B
                        PENINSULA BANCORP AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors Report..............................................................B-2

Consolidated Balance Sheets December 31, 2000 and 1999...................................B-3

Consolidated Statement of Operations for the Year Ended December 31, 2000 and 1999.......B-4

Consolidated Statement of Change in Stockholders Equity for the Year
  Ended December 31, 2000 and 1999.......................................................B-5

Consolidated Statements of Cash Flows for the Year Ended
  December 31, 2000 and 1999.............................................................B-6

Notes to Consolidated Financial Statements for the Year Ended
  December 31, 2000 and 1999.............................................................B-7

Condensed Consolidated Balance Sheets March 31, 2001 and 2000 (unaudited)................B-17

Condensed Consolidated Statements of Operations for the Three Months
  Ended March 31, 2001 and 2000 (unaudited)..............................................B-18

Condensed Consolidated Statement of Changes in Stockholders Equity
  for the Three Months Ended March 31, 2001 and 2000  ...................................B-19

Condensed Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 2001 and 2000 (unaudited)..............................................B-20

Notes to Condensed Consolidated Financial Statements for the Three
  Months Ended March 31, 2001 and 2000 (unaudited).......................................B-21

To the Stockholders and
Board of Directors
Peninsula Bancorp, Inc.
Daytona Beach, Florida



                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Peninsula Bancorp, Inc. and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peninsula Bancorp, Inc. and Subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the periods then ended in conformity with generally accepted accounting principles.




February 6, 2001


Camputaro & Associates

                     PENINSULA BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999



                                                            2000               1999
                                                       ------------       ------------
                                   ASSETS

Cash and due from banks                                $  2,167,725       $  1,473,490
Federal funds sold                                       10,227,000          4,875,000
                                                       ------------       ------------
      Total cash and cash equivalents                    12,394,725          6,348,490
Investment Securities _ Available for sale                5,347,554          4,438,063
Loans, less allowance for loan losses of $416,355
  and $305,000, respectively                             30,283,134         24,046,694
Property and equipment, net                               1,996,901            927,808
Accrued interest receivable                                 211,778            148,755
Other assets                                                169,001            281,811
                                                       ------------       ------------

                                                       $ 50,403,093       $ 36,191,621
                                                       ============       ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Non-interest bearing                                 $  6,094,741       $  3,850,838
  Interest bearing                                       33,172,046         25,195,112
                                                       ------------       ------------
                                                         39,266,787         29,045,950

Customer repurchase agreements                            1,494,850            393,874
Accrued interest payable                                     73,241             54,177
Other liabilities                                           104,240             55,321
                                                       ------------       ------------
      Total liabilities                                  40,939,118         29,549,322
                                                       ------------       ------------

Stockholders' equity
  Common stock, $1 par value,10,000,000 shares
    authorized, 994,806 and 735,859 shares issued
    and outstanding 994,806                                 735,859
  Capital surplus                                         8,953,254          6,622,731
  Accumulated Deficit                                      (461,963)          (587,550)
  Accumulated other comprehensive loss                      (22,122)          (128,741)
                                                       ------------       ------------
      Total stockholders' equity                          9,463,975          6,642,299
                                                       ------------       ------------

                                                       $ 50,403,093       $ 36,191,621
                                                       ============       ============

         The accompanying Auditors' Report and notes should be read with the financial statements.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999




                                                                   2000            1999
                                                               ----------      -----------
Interest Income
  Interest and fees on loans                                   $2,557,626      $ 1,153,172
  Interest on investment securities                               308,567          219,912
  Interest on federal funds sold                                  425,381          231,439
                                                               ----------      -----------
                                                                3,291,574        1,604,523
                                                               ----------      -----------
Interest expense
  Interest on deposits                                          1,607,777          643,244
                                                               ----------      -----------

      Net interest income                                       1,683,797          961,279
Provision for loan losses                                         114,000          276,000
                                                               ----------      -----------

      Net interest income after provision for loan losses       1,569,797          685,279
                                                               ----------      -----------

Non-interest income
  Service fees                                                    136,896           60,906
  Other                                                            15,244           12,155
                                                               ----------      -----------
                                                                  152,140           73,061
                                                               ----------      -----------

Non-interest expense
  Salaries and employee benefits                                  787,431          591,090
  Occupancy and equipment                                         265,743          232,240
  Other operating expense                                         497,669          394,120
                                                               ----------      -----------
                                                                1,550,843        1,217,450
                                                               ----------      -----------

    Income (loss) before income tax provision                     171,094         (459,110)
Income tax provision (benefit)                                     45,507          (92,405)
                                                               ----------      -----------

    Net income (loss)                                          $  125,587      $  (366,705)
                                                               ==========      ===========

Net income (loss) per share of common stock                    $     0.14      $     (0.50)
                                                               ==========      ===========

Average shares outstanding                                        930,069          735,859
                                                               ==========      ===========

         The accompanying Auditors' Report and notes should be read with the financial statements.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
                                     EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999




                                               COMMON STOCK                                      ACCUMULATED
                                           -------------------                                      OTHER           TOTAL
                                                          PAR        CAPITAL     ACCUMULATED    COMPREHENSIVE   STOCKHOLDERS'
                                           SHARES       VALUE        SURPLUS        DEFICIT      INCOME (LOSS)       EQUITY
                                           -------     --------     ----------   -----------    --------------  -------------

Balances, December 31, 1998                735,859     $735,859     $6,622,731     $(220,845)     $  (9,441)     $ 7,128,304

COMPREHENSIVE LOSS
  Net Loss                                      --           --             --      (366,705)            --         (366,705)
  Other comprehensive loss
      net of tax:
    Change in unrealized gain (loss)
      on securities, net of deferred
      income tax benefit of $33,197             --           --             --            --       (119,300)        (119,300)
                                           -------     --------     ----------     ---------      ---------      -----------

      TOTAL COMPREHENSIVE
      LOSS                                      --           --             --            --             --         (486,005)
                                           -------     --------     ----------     ---------      ---------      -----------


Balances, December 31, 1999                735,859      735,859      6,622,731      (587,550)      (128,741)       6,642,299

Sale of Common Stock                       258,947      258,947      2,330,523            --             --        2,589,470

COMPREHENSIVE INCOME
  Net Income                                     _            _              _       125,587             --          125,587
  Other comprehensive loss
    net of tax:
      Change in unrealized gain (loss)
        on securities, net of deferred
        income tax benefit of $5,704             _            _              _             _        106,619          106,619
                                           -------     --------     ----------     ---------      ---------      -----------

      TOTAL COMPREHENSIVE
      INCOME                                    --           --             --            --             --          232,206
                                           -------     --------     ----------     ---------      ---------      -----------


BALANCES, DECEMBER 31, 2000                994,806     $994,806     $8,953,254     $(461,963)     $ (22,122)     $ 9,463,975
                                           =======     ========     ==========     =========      =========      ===========


         The accompanying Auditors' Report and notes should be read with the financial statements.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999





                                                                     2000              1999
                                                                ------------      ------------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                                              $    125,587      $   (366,705)
 Adjustments to reconcile net loss to net cash provided
  by operating activities:
    Provision for loan losses                                        114,000           276,000
    Depreciation                                                      97,075            85,004
    Deferred income taxes                                             45,507           (92,405)
    Net change in:
      Accrued interest receivable                                    (63,023)         (117,242)
      Accrued interest payable                                        19,064            47,543
      Other assets                                                    39,810           (57,883)
      Other liabilities                                               48,919            (2,059)
                                                                ------------      ------------
        Net cash provided by (used in) operating activities          426,939          (227,747)
                                                                ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of securities available for sale                     (775,380)       (2,100,000)
     Net increase in loans                                        (6,350,440)      (20,252,690)
     Purchases of property and equipment                          (1,166,167)         (249,695)
                                                                ------------      ------------
        Net cash used in investing activities                     (8,291,987)      (22,602,385)
                                                                ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                     10,220,837        23,439,091
     Proceeds from sale of stock                                   2,589,470                --
     Increase in customer repurchase agreements                    1,100,976           393,874
                                                                ------------      ------------
        Net cash provided by financing activities                 13,911,283        23,832,965
                                                                ------------      ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                          6,046,235         1,002,833

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       6,348,490         5,345,657
                                                                ------------      ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                          $ 12,394,725      $  6,348,490
                                                                ============      ============


SUPPLEMENTAL INFORMATION:
 Cash paid during the year for interest                         $  1,588,713      $    595,701
                                                                ============      ============


         The accompanying Auditors' Report and notes should be read with the financial statements.

                    PENINSULA BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Organization - On April 26, 2000, a majority of the stockholders approved an "Agreement and Plan of Share Exchange". Pursuant to this plan, a new Florida corporation known as Peninsula Bancorp, Inc. (The Holding Company) became effective and on January 3, 2000 the Articles of Share Exchange were filed with the State of Florida completing the reorganization of the Bank with the Holding Company. Under the terms of the reorganization, the Bank's stockholders exchanged one share of common stock for one share of common stock of the Holding Company, which operates as a one-bank holding company. The Holding Company's acquisition of the Bank has been accounted for similar to a pooling of interests, and accordingly, the financial data for periods presented include results of the Bank.

         Nature of Operations - The Holding Company's only business activity is the operation of the Bank. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers primarily in the Volusia county area of Florida. The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Florida State Banking Department and the Federal Deposit Insurance Corporation.

         Basis of Presentation - The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to generally accepted accounting principles and to general practices within the banking industry.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

         Investment Securities - Investment securities are comprised of debt securities classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available for sale are included in other income (expense) and when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific identification method.

                    PENINSULA BANCORP, INC. AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED


Loans and Allowance for Loan Losses - Loans are stated at the amount of unpaid principal, reduced by allowance for loan losses. Interest on loans is calculated by using the simple interest method on the principal amounts outstanding. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Fees and related costs on loans are amortized over the term of the loan as required by generally accepted accounting principles.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets, which are 40 years for building, 3 to 12 years for furniture and equipment.

Stock Compensation Plans - Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows and entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net loss and other disclosures, as if the fair value based method of accounting had been applied. (See Note 11).

Income Taxes - Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses, accumulated depreciation, amortization of organizational costs, and operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED



         Earnings per Share - Earnings per share is calculated on the basis of the weighted average number of shares outstanding during the year.

(2)      INVESTMENT SECURITIES:

         The amortized cost of securities and their approximate fair values as of December 31, 2000 and 1999, are as follows:

                                                        GROSS             GROSS
                                     CARRYING        UNREALIZED         UNREALIZED            FAIR
                                      AMOUNT            GAINS             LOSSES              VALUE
                                    ----------        --------         -----------         ----------
         December 31, 2000
         -----------------

         Available for Sale:
           Federal Agencies         $5,350,000        $  4,897         $   (32,723)        $5,322,174
           Corporate Stock              25,380              --                  --             25,380
                                    ----------        --------         -----------         ----------
                                    $5,375,380        $  4,897         $   (32,723)        $5,347,554
                                    ==========        ========         ===========         ==========


         December 31, 1999
         -----------------

         Available for Sale:
           Federal Agencies         $4,600,000        $     --         $  (161,937)        $4,438,063
                                    ==========        ========         ===========         ==========



         There were no sales of securities in 2000 or 1999.

         The amortized cost and approximate fair values of investment securities at December 31, 2000, by expected maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                      AMORTIZED           FAIR
                                                         COST             VALUE
                                                     ----------        ----------
         Amounts maturing in:
           One year or less                          $  250,000        $  249,609
           After one year through five years          4,600,000         4,569,293
           After five years through ten years           500,000           503,272
           After ten years                                   --                --
                                                     ----------        ----------
                                                      5,350,000         5,322,174
           Other securities                              25,380            25,380
                                                     ----------        ----------
                                                     $5,375,380        $5,347,554
                                                     ==========        ==========

         Securities carried at approximately $2,228,000 and $1,920,000 were pledged to secure deposits for customer repurchase agreements at December 31, 2000 and 1999, respectively.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED



(3)      LOANS AND ALLOWANCE FOR LOAN LOSSES:

         Loans at December 31, 2000 and 1999 are summarized as follows:

                                                      2000                 1999
                                                 ------------         ------------

         Commercial loans                        $ 23,276,818         $ 17,540,300
         Residential real estate loans              1,287,044            3,900,151
         Consumer loans                             6,173,507            2,957,295
                                                 ------------         ------------
                                                   30,373,369           24,397,746
         Unamortized loan fees                        (37,880)             (46,052)
                                                 ------------         ------------
                                                   30,699,489           24,351,694
         Allowance for loan losses                   (416,355)            (305,000)
                                                 ------------         ------------
                                                 $ 30,283,134         $ 24,046,694
                                                 ============         ============

         Allowance for loan losses:
            Balance, beginning of year           $    305,000         $     29,000
            Provision for losses                      114,000              276,000
            Recoveries on loans                            --                   --
                                                       (2,645)                  --
                                                 ------------         ------------
            Balance, end of year                 $    416,355         $    305,000
                                                 ============         ============


         There were no impaired loans recognized under SFAS 114 and 118 during 2000 or 1999.


(4)      PROPERTY AND EQUIPMENT:

         A summary of property and equipment at December 31, 2000 and 1999 follows:

                                               2000                1999
                                           -----------         -----------
         Land                              $   564,275         $   253,398
         Vehicles                               13,800              13,800
         Buildings and improvements            922,261             285,245
         Furniture and equipment               691,982             473,707
                                           -----------         -----------
                                             2,192,318           1,026,150
         Accumulated depreciation             (195,417)            (98,342)
                                           -----------         -----------
                                           $ 1,996,901         $   927,808
                                           ===========         ===========


         Total depreciation expense for December 31, 2000 and 1999 was $97,075 and $85,004, respectively.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED



(5)      DEPOSITS:

         Deposit account balances at December 31, 2000 and 1999 are summarized as follows:

                                                               2000               1999
                                                           -----------        -----------
         Non-interest bearing                              $ 6,094,741        $ 3,850,838
         Interest bearing demand                            10,008,815          7,046,308
         Savings deposits                                      308,166            182,989
         IRA deposits                                          617,149            395,223
         Certificates of deposit, $100,000 and over          9,427,264          6,908,262
         Certificates of deposit, other                     12,810,652         10,662,330
                                                           -----------        -----------
                                                           $39,266,787        $29,045,950
                                                           ===========        ===========


         Certificates maturing in year ending December 31, as of December 31, 2000:

            2001                      $ 21,299,128
            2002                           835,871
            2003                           102,917
            2004                                --
            2005 and thereafter                 --
                                      ------------
                                      $ 22,237,916
                                      ============

(6)      INCOME TAXES:

         The components of income tax benefit as of December 31, 2000 and 1999 are as follows:


                                     2000             1999
                                   --------         --------
         Currently payable:
           Federal                 $     --         $     --
           State                         --               --
                                   --------         --------
                                         --               --
                                   --------         --------

         Deferred:
           Federal                   33,297          (67,613)
           State                     12,210          (24,792)
                                   --------         --------
                                     45,507          (92,405)
                                   --------         --------
                                   $ 45,507         $(92,405)
                                   ========         ========

         The Company's expected provision using statutory federal income tax rates differs from the actual provision due to permanent
         (non-deductible) back tax timing differences and state income taxes.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED



         As of December 31, 2000, the Bank has net operating losses of approximately $131,000 for tax purposes, which will begin to expire in the year 2018.

         Deferred tax asset included in other assets at December 31, 2000 and 1999 consists of the following:

                                                 2000            1999
                                               --------        --------
         Deferred tax assets:
           Net operating loss carryover        $ 27,875        $ 80,793
           Market valuation reserve               5,704          33,197
           Allowance for loan losses             85,353          62,525
           Organization costs                    11,308          17,770
                                               --------        --------
                                                130,240         194,285
                                               --------        --------

         Deferred tax liabilities:
           Fixed assets                          21,117          12,162
                                               --------        --------

                                               $109,123        $182,123
                                               ========        ========

(7)      LEASES:

         The Bank leases office space under an operating lease expiring in 2008 with an option to renew for two additional terms of five years. Rent expense for the periods ending December 31, 2000 and 1999, amounted to $102,797 and $100,944, respectively, including taxes and other building operating costs.

         At December 31, 2000, future minimum lease payments approximated the following:

      Year ending December 31:
           2001                          $  69,991
           2002                             69,991
           2003                             69,991
           2004                             69,991
           2005                             69,991
           2006 and thereafter             209,973
                                         ---------
                                         $ 559,928
                                         =========

                      PENINSULA BANCORP, INC AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED


(8)      FINANCIAL INSTRUMENTS, COMMITMENTS AND CONTINGENCIES:

         In the normal course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. At December 31, 2000 and 1999, unfunded commitments aggregated $13,389,678 and $11,600,566, respectively. The bank does not anticipate any material losses as a result of these commitments.

         The Bank is not a defendant in legal actions arising from normal business activities.

(9)      RELATED PARTY TRANSACTIONS:

         The Bank has entered into transactions with certain officers, directors, principal shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on the same terms and conditions, including interest rates and collateral, as those for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2000 and 1999 was $2,521,573 and $3,082,754, respectively. At December 31, 2000, total deposits of officers, directors and their affiliates were $1,709,512.

(10)     RESTRICTION ON DIVIDENDS:

         The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2000, no retained earnings were available for dividend declaration without prior regulatory approval.

(11)     STOCK OPTION PLANS:

         On April 26, 2000, a majority of the stockholders approved the "Key Employee Stock Option Plan" ("Employee Plan") and the "Directors Stock Option Plan" ("Directors Plan"). Under both of these plans, stock options may be granted to certain key employees or members of the Company's board of directors for the right to purchase shares of the Company's common stock up to an aggregate limit of 10% of the number of shares outstanding at an exercise price equal to the fair market value of a share of common stock as of the date of grant.

         Options granted under the Employee Plan are vested at 20% per year for five years and are not exercisable for the first six months after the date of grant.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED




         Options granted under the Directors Plan are vested immediately and are not exercisable for a period of one year after the date of grant.


                                                                         DIRECTORS           EMPLOYEE
                                                                           PLAN                 PLAN
                                                                         ---------           ---------
          Number of options outstanding on January 1, 1999                      --                  --

          Number of options granted in 1999                                 27,000              17,800
                                                                         ---------           ---------

          Number of options outstanding on December 31, 1999                27,000              17,800

          Number of options granted in 2000                                  9,000              20,600

          Number of options forfeited in 2000                               (4,000)             (5,300)
                                                                         ---------           ---------

          Number of options outstanding at December 31, 2000                32,000              33,100
                                                                         =========           =========

          Number of options exercisable at December 31, 2000                24,000               7,380
                                                                         =========           =========

          Number of options exercisable at December 31, 1999                    --               3,560
                                                                         =========           =========

          Weighted average exercise price per share outstanding
            and per share exercisable for 2000 and 1999                  $   10.00           $   10.00
                                                                         =========           =========

          Total compensation cost recognized in 2000 and 1999
            for stock based compensation awards                          $    0.00             $ 0 .00
                                                                         =========           =========

         Grant date fair value of options granted in 2000                $  79,560           $ 182,104

          Weighted average grant date fair value of options
            granted in 2000                                              $    8.84           $    8.84
                                                                         =========           =========

          Grant date fair value of options granted in 1999               $ 121,500           $  80,100

          Weighted average grant date fair value of options
            granted in 1999                                              $    4.50           $    4.50
                                                                         =========           =========

      No options were exercised, were forfeited or expired in 2000.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED




         Following is a summary of the status of fixed stock options outstanding at December 31, 2000:

                                            OUTSTANDING OPTIONS                EXERCISABLE OPTIONS
                               -----------------------------------------       -------------------
                                             WEIGHTED
                                             AVERAGE            WEIGHTED                   WEIGHTED
             EXERCISE                        REMAINING          AVERAGE                    AVERAGE
               PRICE                        CONTRACTUAL         EXERCISE                   EXERCISE
              RANGE            NUMBER          LIFE              PRICE       NUMBER          PRICE
            ---------          ------       -----------         --------     ------        ---------
            $ 10.00            39,000        8.5 years          $ 10.00       27,000        $ 10.00
            $ 10.00            26,100        9.5 years          $ 10.00        4,380        $ 10.00
                               ------                                         ------

                               65,100                                         31,380
                               ======                                         ======

         In order to calculate the fair value of the options, it was assumed that risk-free interest rate was 5.06%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active market for the stock. For purposes of proforma disclosures, the estimated fair value is included in expense during the vesting period. The following summarizes compensation expense and resulting net income or loss in relation to the options under accounting standard FAS 123:

           Compensation expense         $ 277,399       $  16,020
                                        =========       =========

           Net income (loss)            $ (94,945)      $(379,441)
                                        =========       =========

(12)     REGULATORY CAPITAL:

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED




         As of December 31, 2000, the most recent notification from the FDIC, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risked-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Bank's actual and required capital amounts and ratios are as follows (dollars in thousands):


                                                                                            TO BE WELL
                                                                                         CAPITALIZED UNDER
                                                                  FOR CAPITAL            PROMPT CORRECTIVE
                                               ACTUAL          ADEQUACY PURPOSES         ACTION PROVISIONS
                                         ----------------      -------------------     --------------------
                                         AMOUNT      RATIO     AMOUNT        RATIO     AMOUNT       RATIO
                                         ------      -----     ------        -----     ------       ------

        As of December 31, 2000:
         Total Risk-Based Capital
          (To Risk-Weighted Assets)     $   9,822    27.94%    > $  2,813     > 8.0%   > $  3,516     > 10.0%
                                                               -              -        -              -
         Tier 1 Capital
          (To Risk-Weighted Assets)     $   9,406    26.75%    > $  1,406     > 4.0%   > $  2,110     >  6.0%
                                                               -              -        -              -
         Tier 1 Capital
          (To Adjusted Total Assets)    $   9,406    19.85%    > $  1,895     > 4.0%   > $  2,368     >  5.0%
                                                               -              -        -              -


        As of December 31, 1999:
         Total Risk-Based Capital
          (To Risk-Weighted Assets)     $   6,894    26.00%    > $  2,121     > 8.0%   > $  2,652     > 10.0%
                                                               -              -        -              -

         Tier 1 Capital
          (To Risk-Weighted Assets)     $   6,589    24.85%    > $  1,061     > 4.0%   > $  1,591     >  6.0%
                                                               -              -        -              -

         Tier 1 Capital
          (To Adjusted Total Assets)    $   6,589    20.36%    > $  1,295     > 4.0%   > $  1,618     >  5.0%
                                                               -              -        -              -

(13)     PROFIT SHARING PLAN:

         During 2000, the Company adopted a 401(k) plan for the benefit of its employees. This plan is available to all employees electing to participate after meeting certain length-of-service requirements. Under the Plan, the Company makes basic contributions which matches fifty percent of employee salary reduction contributions (up to six percent of compensation). Total contributions to the Plan for the year ended December 31, 2000 amounted to $15,270.

(14)     PENDING MERGER:

         Peninsula Bancorp Inc. and Southern Community Bancorp entered into an agreement to merge the two companies. The agreement provides that, upon consummation of the merger, each .625 outstanding share of Peninsula Bancorp, Inc. common stock shall be converted and exchanged for the right to receive one share of Southern Community Bancorp common stock. The merger will be accounted for as a purchase. The merger is subject to regulatory and shareholder approval and is anticipated to be consummated in February, 2001.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY

                      Condensed Consolidated Balance Sheets
                                   (Unaudited)


                                                                                   March 31,
                                                                       ---------------------------------
                                                                           2001                 2000
                                                                       ------------         ------------
    ASSETS

Cash and due from banks .......................................        $  2,390,016            1,979,212
Federal funds sold ............................................          10,080,000            4,173,000
                                                                       ------------         ------------

            Cash and cash equivalents .........................          12,470,016            6,152,212

Securities available for sale .................................           4,156,055            4,670,438
Loans, net of allowance for loan losses of $495,355 in 2001 and
    $332,000 in 2000 ..........................................          39,152,887           25,412,287
Premises and equipment, net ...................................           2,060,750            1,208,125
Accrued interest receivable ...................................             240,568              195,239
Other assets ..................................................             194,683              294,761
                                                                       ------------         ------------

            Total assets ......................................        $ 58,274,959           37,933,062
                                                                       ============         ============

    LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Noninterest-bearing deposits ..............................           7,183,535            5,404,476
    Interest-bearing deposits .................................          39,830,463           24,330,121
                                                                       ------------         ------------

            Total deposits ....................................          47,013,998           29,734,597

    Customer repurchase agreements ............................           1,647,850            1,460,411
    Accrued interest payable ..................................              98,448               53,125
    Other liabilities .........................................              47,199               26,583
                                                                       ------------         ------------

            Total liabilities .................................          48,807,495           31,274,716
                                                                       ------------         ------------

Stockholders' equity:
    Common stock, $1 par value, 10,000,000 shares authorized,
        994,806 and 735,859 issued and outstanding ............             994,806              735,859
    Additional paid-in capital ................................           8,953,254            6,622,731
    Accumulated deficit .......................................            (497,085)            (559,871)
    Accumulated other comprehensive income (loss) .............              16,489             (140,373)
                                                                       ------------         ------------

            Total stockholders' equity ........................           9,467,464            6,658,346
                                                                       ------------         ------------

            Total liabilities and stockholders' equity ........        $ 58,274,959           37,933,062
                                                                       ============         ============








See Accompanying Notes to Condensed Consolidated Financial Statements.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY

           Condensed Consolidated Statements of Operations (Unaudited)


                                                                Three Months Ended
                                                                    March 31,
                                                           ---------------------------
                                                             2001                2000
                                                           ---------         ---------
Interest income:
    Interest and fees on loans ....................        $ 744,521           561,876
    Interest on investment securities .............           74,174            68,761
    Interest on federal funds sold ................          124,049            71,430
                                                           ---------         ---------
            Total interest income .................          942,744           702,067
                                                           ---------         ---------
Interest expense:
    Deposits ......................................          496,752           319,119
    Customer repurchase agreements ................           15,066            11,023
                                                           ---------         ---------

            Total interest expense ................          511,818           330,142
                                                           ---------         ---------

            Net interest income ...................          430,926           371,925

Provision for loan losses .........................           79,000            27,000
                                                           ---------         ---------
            Net interest income after
              provision for loan losses ...........          351,926           344,925
                                                           ---------         ---------
Noninterest income:
    Service fees ..................................           68,022            18,800
    Other .........................................           11,135             8,127
                                                           ---------         ---------
            Total noninterest income ..............           79,157            26,927
                                                           ---------         ---------

Noninterest expense:
    Salaries and employee benefits ................          255,112           172,390
    Occupancy expense .............................           88,562            61,965
    Other .........................................          133,710           101,098
                                                           ---------         ---------
            Total noninterest expense .............          477,384           335,453
                                                           ---------         ---------

(Loss) income before income tax (benefit) provision          (46,301)           36,399

            Income tax (benefit) provision ........          (11,180)            8,720
                                                           ---------         ---------
Net (loss) income .................................        $ (35,121)           27,679
                                                           =========         =========
(Loss) income per share, basic and diluted ........        $    (.04)              .04
                                                           =========         =========
Weighted-average number of shares outstanding
    for basic and diluted .........................          930,069           735,859
                                                           =========         =========




See Accompanying Notes to Condensed Consolidated Financial Statements.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY

            Condensed Consolidated Statement of Stockholders' Equity
                        Three Months Ended March 31, 2001


                                                                                                       Accumulated
                                                                                                          Other
                                                                                                         Compre-
                                                       Common Stock        Additional                    hensive       Total
                                                    --------------------    Paid-in     Accumulated       Income   Stockholders'
                                                     Shares     Amount      Capital       Deficit         (Loss)      Equity
                                                    -------   ----------   ----------   -----------    ----------- -------------
Balance at December 31,  2000 ................      994,806   $  994,806    8,953,254     (461,963)      (22,122)    9,463,975
                                                                                                                     ---------
Comprehensive income (loss):
   Net loss (unaudited) ......................           --           --           --      (35,121)           --       (35,121)

Net change in unrealized  gain (loss) on
  securities available for sale, net of income
  taxes of $19,890 (unaudited) ...............           --           --           --           --        38,611        38,611
                                                                                                                     ---------
Comprehensive income (unaudited) .............                                                                           3,490
                                                    -------   ----------    ---------     --------        ------     ---------

Balance at March 31, 2001 (unaudited) ........      994,806   $  994,806    8,953,254     (497,085)       16,489     9,467,464
                                                    =======   ==========    =========     ========        ======     =========









See Accompanying Notes to Condensed Consolidated Financial Statements.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY

           Condensed Consolidated Statements of Cash Flows (Unaudited)



                                                                                              Three Months Ended
                                                                                                   March 31,
                                                                                      ---------------------------------
                                                                                           2001               2000
                                                                                      ------------         ------------
Cash flows from operating activities:
    Net (loss) income ........................................................        $    (35,121)              27,679
    Adjustments to reconcile net (loss) income to net cash
      used in operating activities:
        Depreciation .........................................................              35,984               15,569
        Provision for loan losses ............................................              79,000               27,000
        (Credit) provision for deferred income taxes .........................             (11,180)               8,720
        Increase in accrued interest receivable and
            other assets .....................................................             (63,183)             (62,161)
        Decrease in accrued interest payable and other liabilities ...........             (31,834)             (29,790)
                                                                                      ------------         ------------
                Net cash used in operating activities ........................             (26,334)             (12,983)
                                                                                      ------------         ------------

Cash flows from investing activities:
    Purchases of securities available for sale ...............................            (250,000)            (250,000)
    Calls of securities available for sale ...................................           1,500,000                   --
    Net increase in loans ....................................................          (8,948,753)          (1,392,593)
    Net purchases of premises and equipment ..................................             (99,833)            (295,886)
                                                                                      ------------         ------------
                Net cash used in investing activities ........................          (7,798,586)          (1,938,479)
                                                                                      ------------         ------------
Cash flows from financing activities:
    Net increase in deposits .................................................           7,747,211              688,647
    Net increase in customer repurchase agreements ...........................             153,000            1,066,537
                                                                                      ------------         ------------
                Net cash provided by financing activities ....................           7,900,211            1,755,184
                                                                                      ------------         ------------

Net increase (decrease) in cash and cash equivalents .........................              75,291             (196,278)

Cash and cash equivalents at beginning of period .............................          12,394,725            6,348,490
                                                                                      ------------         ------------

Cash and cash equivalents at end of period ...................................        $ 12,470,016            6,152,212
                                                                                      ============         ============
Supplemental disclosures of cash flow information: Cash paid during the period for:
        Interest .............................................................        $    486,611              331,194
                                                                                      ============         ============
        Income taxes .........................................................        $         --                   --
                                                                                      ============         ============
    Noncash transaction-
        Change in accumulated other comprehensive
            income (loss), net of tax ........................................        $     38,611              (11,632)
                                                                                      ============         ============




See Accompanying Notes to Condensed Consolidated Financial Statements.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY

        Notes to Condensed Consolidated Financial Statements (Unaudited)

(1) DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    GENERAL. Peninsula Bancorp, Inc. owns 100% of the outstanding common stock of Peninsula Bank (the "Bank") (collectively, the "Company"). Peninsula Bancorp's only business is the ownership and operation of the Bank. The Bank is a Florida state-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank provides community banking services to businesses and individuals through its banking offices in Volusia County, Florida.

        In the opinion of the management, the accompanying condensed consolidated financial statements contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at March 31, 2001, the results of operations for the three-month periods ended March 31, 2001 and 2000, and cash flows for the three-month periods ended March 31, 2001 and 2000. The results of operations for the three months ended March 31, 2001, are not necessarily indicative of the results to be expected for the year ending December 31, 2001.

    BASIS OF PRESENTATION. The accompanying condensed consolidated financial statements of the Company include the accounts of both Peninsula Bancorp, Inc. and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

(2) LOAN IMPAIRMENT AND LOAN LOSSES. No loans were identified as impaired during the three months ended March 31, 2001 or 2000.

        An analysis of the change in the allowance for loan losses follows:

                                                           Three Months Ended
                                                               March 31,
                                                          -------------------
                                                          2001           2000
                                                         --------       -------
         Balance at beginning of period.............     $416,355       305,000
         Provision for loan losses..................       79,000        27,000
                                                         --------       -------

         Balance at end of period...................     $495,355       332,000
                                                         ========       =======


                                                                     (continued)

                     PENINSULA BANCORP, INC. AND SUBSIDIARY

(3) LOSS PER SHARE. Basic loss per share has been computed on the basis of the weighted-average number of shares of common stock outstanding. The Company's common stock equivalents are not dilutive.

(4) REGULATORY MATTERS. The Bank is required to maintain certain minimum regulatory capital requirements. The following is a summary at March 31, 2001 and 2000, of the regulatory capital requirements and the Bank's actual capital on a percentage basis:


                                                                                     March 31,
                                                                               --------------------
                                                                                 2001         2000          Regulatory
                                                                                Actual       Actual         Requirement
                                                                                ------       ------         -----------
                Total capital to risk-weighted assets......................      22.88%       25.45%           8.00%
                Tier I capital to risk-weighted assets.....................      21.71%       24.25%           4.00%
                Tier I capital to average assets - leverage ratio..........      17.87%       17.70%           4.00%


(5) MERGER. On December 18, 2000, Peninsula Bancorp, Inc. entered into an Agreement and Plan of Merger (the "Merger Agreement") with Southern Community Bancorp pursuant to which Peninsula Bancorp, Inc. agreed to merge with and into Southern Community Bancorp. The merger was consummated on April 30, 2001. Under the terms of the Merger Agreement, each share of Peninsula Bancorp, Inc. common stock was converted into
        0.625 shares of common stock of Southern Community Bancorp.

                                    Exhibit C
                         PROFORMA FINANCIAL INFORMATION

         The share amounts set forth in this Exhibit have not been adjusted to reflect Southern's 2 for 1 stock split which was effective on October 19, 2001.

                    Index to Proforma Financial Information

ProForm Per Share Data...................................................  C-2

ProForma Condensed Combined Capitalization...............................  C-4

ProForma Condensed Combined Balance Sheet................................  C-5

ProForma Condensed Combined Statements of Earnings.......................  C-7

ProForma Condensed Combined Balance Sheet and Statements of Operations... C-10

                            PRO FORMA PER SHARE DATA

         The following table summarizes the historical consolidated and pro forma net earnings and net worth of Southern and Peninsula after giving effect to the merger for the three months ended March 31, 2001 and for the year ended December 31, 2000. The pro forma data is based on the aggregate purchase price of $10,256,000, represented by 621,598 Southern common shares, for all of the outstanding shares of Peninsula at January 1, 2000 for the year ended December 31, 2000. Peninsula shares were exchanged for Southern common shares, using an exchange ratio of .625 shares of Southern for each Peninsula share tendered. The information presented below is provided for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been consummated at the date and for the periods indicated or which may be obtained in the future. This information should be read in conjunction with the separate consolidated financial statements and notes thereto of both Southern and Peninsula, and Southern's Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.


                                                                     At or for the        At or for the
                                                                   Three Months Ended       Year Ended
                                                                     March 31, 2001      December 31, 2000
                                                                   ------------------    -----------------
                                                                              (Dollars in Thousands)
Shares outstanding at end of period:
         Assumed number of shares of Southern common
              stock issued ...................................        $   621,598                621,598
         Shares of common stock of Southern before acquisition          1,769,813              1,720,098
                                                                      -----------            -----------
         Pro forma shares of Southern common stock
              outstanding after acquisition ..................          2,391,411              2,341,696
                                                                      ===========            ===========
Consolidated net earnings (loss):
         Southern - historical ...............................        $       306                    400
         Peninsula - historical ..............................                (35)                   126
         Adjustments for the acquisition .....................                  5                     18 (a)
                                                                      -----------            -----------
              Combined entity - pro forma after acquisition ..        $       276                    544
                                                                      ===========            ===========
Consolidated stockholders' equity:
         Southern - historical ...............................        $    27,363                 26,351
         Peninsula - historical ..............................              9,467                  9,464
         Net issuance of Southern common stock ...............             10,256 (b)             10,256 (b)
         Adjustments for the acquisition .....................             (9,467)(c)             (9,464)(c)
                                                                      -----------            -----------
              Combined entity - pro forma after acquisition ..        $    37,619                 36,607
                                                                      ===========            ===========

Consolidated net loss per share, basic and diluted:
         Southern - historical basic (d) .....................        $       .18                    .40
                                                                      ===========            ===========
         Southern - historical diluted (i) ...................        $       .17                    .40
                                                                      ===========            ===========
         Peninsula - historical basic and diluted (e) ........        $      (.04)                   .14
                                                                      ===========            ===========
         Southern - proforma after acquisition ...............        $       .12                    .34
                                                                      ===========            ===========
         Peninsula - proforma after acquisition (h) ..........        $       .08                    .21
                                                                      ===========            ===========



                                                                     At or for the        At or for the
                                                                   Three Months Ended       Year Ended
                                                                     March 31, 2001      December 31, 2000
                                                                   ------------------    -----------------
                                                                              (Dollars in Thousands)
Dividends per share:
         Southern - historical ...............................        $        --                     --
                                                                      ===========            ===========
         Peninsula - historical ..............................        $        --                     --
                                                                      ===========            ===========
         Peninsula - proforma after acquisition ..............        $        --                     --
                                                                      ===========            ===========

Consolidated book value per share:

         Southern - historical (f) ...........................        $     15.46                  15.32
                                                                      ===========            ===========
         Peninsula - historical (g) ..........................        $      9.52                   9.51
                                                                      ===========            ===========
         Southern - proforma after acquisition ...............        $     15.73                  15.63
                                                                      ===========            ===========
         Peninsula - proforma after acquisition (h)...........        $      9.83                   9.77
                                                                      ===========            ===========

-------------------------------

(a) Reflects pro forma adjustments as detailed on the pro forma combined statements of operations.

(b) Represents gross proceeds from issuance of 621,598 Southern's shares at $16.50 per share.

(c)      Represents elimination of stockholders' equity of Peninsula.

(d) Computed using 1,749,382 and 994,591 for weighted-average shares outstanding for the three months ended March 31, 2001 and year ended December 31, 2000, respectively.

(e) Computed using 930,069 weighted-average shares outstanding for the three months ended March 31, 2001 and the year ended December 31, 2000, respectively.

(f) Computed using 1,769,813 and 1,720,098 common shares outstanding on March 31, 2001 and December 31, 2000, respectively.

(g) Computed using 994,806 common shares outstanding on March 31, 2001 and December 31, 2000, respectively.

(h) Computed using the related Southern's proforma after acquisition amount multiplied by the exchange ratio.

(i) Computed using 1,764,837 and 1,010,046 for weighted-average shares outstanding for the three months ending March 31, 2001 and year ended December 31, 2001, respectively.

                   PRO FORMA CONDENSED COMBINED CAPITALIZATION

         The following table sets forth the capitalization of Southern at March 31, 2001 and December 31, 2000 and the pro forma capitalization of Southern, after giving effect to the 621,598 shares of Southern shares are issued in the merger. The information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of Southern and Peninsula and Southern's Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                                                                                  At March 31, 2001
                                                                                   ---------------------------------------------
                                                                                           Proforma
                                                                                           Adjustments
                                                                                         for Acquisition
                                                                                   ---------------------------            Pro
                                                   Southern        Peninsula          Debit            Credit            Forma
                                                   ---------       ---------       ---------         ---------         ---------
                                                                            (Dollars in Thousands)
        Deposits ............................      $ 236,131          47,014              --                 4(1)        283,149
        Other borrowings ....................             --           1,648              --                --             1,648
                                                   ---------       ---------       ---------         ---------         ---------
                   Total ....................      $ 236,131          48,662              --                 4           284,797
                                                   =========       =========       =========         =========         =========
        Stockholders' equity:
             Common stock ...................          1,770             995             995(2)            622(3)          2,392
             Additional paid-in capital .....         25,918           8,953           8,953(2)          9,634(3)         35,552
             Accumulated deficit ............           (519)           (497)             --               497(2)           (519)
             Accumulated other comprehensive
                   income ...................            194              16              16(2)             --               194
                                                   ---------       ---------       ---------         ---------         ---------
                   Total stockholders' equity      $  27,363           9,467           9,964            10,753            37,619
                                                   =========       =========       =========         =========         =========



                                                                                                  At December 31, 2000
                                                                                   ---------------------------------------------
                                                                                           Proforma
                                                                                           Adjustments
                                                                                         for Acquisition
                                                                                   ---------------------------            Pro
                                                   Southern        Peninsula          Debit            Credit            Forma
                                                   ---------       ---------       ---------         ---------         ---------
                                                                            (Dollars in Thousands)
        Deposits ............................      $ 182,225          39,267              --                 4(1)        221,496
        Other borrowings ....................             --           1,495              --                --             1,495
                                                   ---------       ---------       ---------         ---------         ---------
                   Total ....................      $ 182,225          40,762              --                 4           222,991
                                                   =========       =========       =========         =========         =========
        Stockholders' equity:
             Common stock ...................          1,720             995             995(2)            622(3)          2,342
             Additional paid-in capital .....         25,173           8,953           8,953(2)          9,634(3)         34,807
             Accumulated deficit ............           (825)           (462)             --               462(2)           (825)
             Accumulated other comprehensive
                   income (loss) ............            283             (22)             --                22(2)            283
                                                   ---------       ---------       ---------         ---------         ---------
                   Total stockholders' equity      $  26,351           9,464           9,948            10,740            36,607
                                                   =========       =========       =========         =========         =========


(1) Represents the write-up for the deposits of Peninsula to estimated fair value.

(2)      Reflects the elimination of the stockholders' equity of Peninsula.

(3) Reflects the issuance of 621,598 shares of Southern common stock at $16.50 per share as the consideration issued in the merger.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

    The following Pro Forma Condensed Combined Balance Sheet reflects the consolidated balance sheet of Southern as of March 31, 2001 and December 31, 2000, after giving effect to the merger of Peninsula with Southern. The transaction was accounted for as a purchase and was based on assumptions explained herein and in the Notes to Pro Forma Condensed Combined Balance Sheet and Statement of Operations. The information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of Southern and Peninsula and Southern's Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.


                                                                                                   At March 31, 2001
                                                                                  ----------------------------------------------
                                                                                         Adjustments
                                                                                       for Acquisition
                                                                                  -----------------------------
                                                      Southern     Peninsula         Debit            Credit           Proforma
                                                    -----------    -----------    -----------       -----------      -----------
                                                                                 (In Thousands)
    ASSETS

Cash and cash equivalents .......................   $    59,830         12,470             --                --           72,300
Securities available for sale ...................        13,062          4,156             --                --           17,218
Federal Home Loan Bank stock ....................           212             --             --                --              212
Loans, net ......................................       178,694         39,153             --               319(2)       217,528
Premises and equipment, net .....................        10,371          2,061             --                --           12,432
Accrued interest receivable .....................         1,070            240             --                --            1,310
Deferred tax asset ..............................           148            115            129(11)            --              392
Goodwill ........................................            --             --            983(4)             --              983
Other assets ....................................         2,879             80             --                --            2,959
                                                    -----------    -----------    -----------       -----------      -----------
        Total ...................................   $   266,266         58,275          1,112               319          325,334
                                                    ===========    ===========    ===========       ===========      ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Noninterest-bearing demand deposits .........        23,431          7,184             --                --           30,615
    Savings, NOW and money-market deposits ......       100,156         13,144             --                --          113,300
    Time deposits ...............................       112,544         26,686             --                 4(3)       139,234
                                                    -----------    -----------    -----------       -----------      -----------

        Total deposits ..........................       236,131         47,014             --                 4          283,149

Other borrowings ................................            --          1,648             --                --            1,648
Other liabilities ...............................         2,772            146             --                --            2,918
                                                    -----------    -----------    -----------       -----------      -----------

        Total liabilities .......................       238,903         48,808             --                 4          287,715
                                                    -----------    -----------    -----------       -----------      -----------

Stockholders' equity:
    Common stock ................................         1,770            995            995(5)            622(1)         2,392
    Additional paid-in capital ..................        25,918          8,953          8,953(3)          9,634(1)        35,552
    Accumulated deficit .........................          (519)          (497)            --               497(5)          (519)
    Accumulated other comprehensive income (loss)           194             16             16(5)             --              194
                                                    -----------    -----------    -----------       -----------      -----------

        Total stockholders' equity ..............        27,363          9,467          9,964            10,753           37,619
                                                    -----------    -----------    -----------       -----------      -----------

        Total ...................................   $   266,266         58,275          9,964            10,757          325,334
                                                    ===========    ===========    ===========       ===========      ===========

Book value per share ............................   $     15.46           9.53                                             15.73
                                                    ===========    ===========                                       ===========

Common shares outstanding .......................     1,769,813        994,806                                         2,391,411
                                                    ===========    ===========                                       ===========



                                                                                                At December 31, 2000
                                                                                  ----------------------------------------------
                                                                                         Adjustments
                                                                                       for Acquisition
                                                                                  -----------------------------
                                                      Southern     Peninsula         Debit            Credit           Proforma
                                                    -----------    -----------    -----------       -----------      -----------
                                                                                 (In Thousands)
    ASSETS

Cash and cash equivalents .......................   $    27,313         12,395             --                --            39,708
Securities available for sale ...................        18,746          5,348             --                --            24,094
Federal Home Loan Bank stock ....................           212             --             --                --               212
Loans receivable, net ...........................       150,734         30,283             --               319(2)        180,698
Premises and equipment, net .....................         9,705          1,997             --                --            11,702
Accrued interest receivable .....................         1,155            212             --                --             1,367
Deferred tax asset ..............................           250            109            129(11)            --               488
Goodwill ........................................            --             --            986(4)             --               986
Other assets ....................................         2,698             59             --                --             2,757
                                                    -----------    -----------    -----------       -----------       -----------

        Total ...................................   $   210,813         50,403          1,115               319           262,012
                                                    ===========    ===========    ===========       ===========       ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Noninterest-bearing demand deposits .........        22,392          6,095             --                --            28,487
    Savings, NOW and money-market deposits ......        56,728         10,934             --                --            67,662
    Time deposits ...............................       103,105         22,238             --              4(3)           125,347
                                                    -----------    -----------    -----------       -----------       -----------

        Total deposits ..........................       182,225         39,267             --                 4           221,496

Other borrowings ................................            --          1,495             --                --             1,495
Other liabilities ...............................         2,237            177             --                --             2,414
                                                    -----------    -----------    -----------       -----------       -----------

        Total liabilities .......................       184,462         40,939             --                 4           225,405
                                                    -----------    -----------    -----------       -----------       -----------

Stockholders' equity:
    Common stock ................................         1,720            995            995(5)            622(1)          2,342
    Additional paid-in capital ..................        25,173          8,953          8,953(5)          9,634(1)         34,807
    Accumulated deficit .........................          (825)          (462)                             462(5)           (825)
    Accumulated other comprehensive income (loss)           283            (22)            --                22(5)            283
                                                    -----------    -----------    -----------       -----------       -----------

        Total stockholders' equity ..............        26,351          9,464          9,948            10,740            36,607
                                                    -----------    -----------    -----------       -----------       -----------

        Total ...................................   $   210,813         50,403          9,948            10,744           262,012
                                                    ===========    ===========    ===========       ===========       ===========

Book value per share ............................   $     15.32           9.51                                              15.63
                                                    ===========    ===========                                        ===========

Common shares outstanding .......................     1,720,098        994,806                                          2,341,696
                                                    ===========    ===========                                        ===========



               PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

    The following Pro Forma Condensed Combined Statements of Operations reflect the consolidated results of operations of Southern for the three months ended March 31, 2001 and for the year ended December 31, 2000, after giving effect to the acquisition of all of the outstanding stock of Peninsula by Southern in a transaction which was accounted for as a purchase. The statements are based on the assumptions explained herein and in the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations. The Pro Forma Condensed Combined Statements of Operations do not necessarily reflect the results of operations as they would have been if Southern and Peninsula had constituted a single entity during the three months ended March 31, 2001 or during the year ended December 31, 2000. The information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of Southern and Peninsula and Southern's Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.


                                                                                      Three Months Ended March 31, 2001
                                                                                 ------------------------------------------
                                                                                         Proforma
                                                                                        Adjustments
                                                                                      for Acquisition
                                                                                 --------------------------      Proforma
                                                       Southern    Peninsula       Debit           Credit        Combined
                                                      ----------   ----------    ----------      ----------      ----------
                                                                                    ($ in Thousands)
Interest income:
    Loans .........................................   $    4,032          745            --              27(6)        4,804
    Securities ....................................          312           74            --              --             386
    Other interest-earning assets .................          500          124            --              --             624
                                                      ----------   ----------    ----------      ----------      ----------

        Total interest income .....................        4,844          943            --              27           5,814
                                                      ----------   ----------    ----------      ----------      ----------

Interest expense:
    Deposits ......................................        2,725          497            --               1(7)        3,221
    Other borrowings ..............................           --           15            --              --              15
                                                      ----------   ----------    ----------      ----------      ----------

        Total interest expense ....................        2,725          512            --               1           3,236
                                                      ----------   ----------    ----------      ----------      ----------

Net interest income ...............................        2,119          431            --              28           2,578

        Provision for loan losses .................          484           79            --              --             563
                                                      ----------   ----------    ----------      ----------      ----------

Net interest income after provision for loan losses        1,635          352            --              28           2,015
                                                      ----------   ----------    ----------      ----------      ----------

Noninterest income:
    Service changes on deposit accounts ...........           73           68            --              --             141
    Service charges and fees ......................           62           11            --              --              73
    Earnings on bank owned life insurance .........           39           --            --              --              39
    Gain on sale of securities available for sale .          396           --            --              --             396
                                                      ----------   ----------    ----------      ----------      ----------

        Total noninterest income ..................          570           79            --              --             649
                                                      ----------   ----------    ----------      ----------      ----------

Noninterest expense:
    Salaries and employee benefits ................          878          255            --              --           1,133
    Occupancy expense .............................          325           89            --              --             414
    Data processing ...............................          107           38            --              --             145
    Other expense .................................          406           95            12(8)           --             513
                                                      ----------   ----------    ----------      ----------      ----------

        Total noninterest expenses ................        1,716          477            12              --           2,205
                                                      ----------   ----------    ----------      ----------      ----------

Loss income before income tax provision (benefit) .          489          (46)           12              28             459

        Income tax provision (benefit) ............          183          (11)           11              --             183
                                                      ----------   ----------    ----------      ----------      ----------

Net income ........................................   $      306          (35)           23              28             276
                                                      ==========   ==========    ==========      ==========      ==========

Basic earnings (loss) per share ...................   $      .18         (.04)                                          .12
                                                      ==========   ==========                                    ==========

Diluted earnings (loss) per share .................   $      .17         (.04)                                          .12
                                                      ==========   ==========                                    ==========

Weighted-average shares outstanding for basic (9) .    1,749,382      930,069                                     2,370,980
                                                      ==========   ==========                                    ==========

Weighted-average shares outstanding for diluted (9)    1,764,837      930,069                                     2,386,435
                                                      ==========   ==========                                    ==========




                                                                                    Three Months Ended December 31, 2001
                                                                                 ------------------------------------------
                                                                                         Proforma
                                                                                        Adjustments
                                                                                      for Acquisition
                                                                                 --------------------------      Proforma
                                                       Southern    Peninsula       Debit           Credit        Combined
                                                      ----------   ----------    ----------      ----------      ----------
                                                                                    ($ in Thousands)
Interest income:
    Loans .........................................   $   10,702        2,558            --             109(6)       13,369
    Securities ....................................        1,123          309            --              --           1,432
    Other interest-earning assets .................          687          425            --              --           1,112
                                                      ----------   ----------    ----------      ----------      ----------

        Total interest income .....................       12,512        3,292            --             109          15,913
                                                      ----------   ----------    ----------      ----------      ----------

Interest expense:
    Deposits ......................................        6,149        1,540            --               2(7)        7,687
    Other borrowings ..............................           52           68            --              --             120
                                                      ----------   ----------    ----------      ----------      ----------

        Total interest expense ....................        6,201        1,608            --               2           7,807
                                                      ----------   ----------    ----------      ----------      ----------

Net interest income ...............................        6,311        1,684            --             111           8,106

        Provision for loan losses .................        1,174          114            --              --           1,288
                                                      ----------   ----------    ----------      ----------      ----------

Net interest income after provision for loan losses        5,137        1,570            --             111           6,818
                                                      ----------   ----------    ----------      ----------      ----------

Noninterest income:
    Service changes on deposit accounts ...........          266          137            --              --             403
    Service charges and fees ......................          215           15            --              --             230
    Earnings on bank owned life insurance .........           84           --            --              --              84
    Gain on sale of securities available for sale .           30           --            --              --              30
                                                      ----------   ----------    ----------      ----------      ----------

        Total noninterest income ..................          595          152            --              --             747
                                                      ----------   ----------    ----------      ----------      ----------

Noninterest expense:
    Salaries and employee benefits ................        2,035          787            --              --           2,822
    Preopening expense ............................          659           --            --              --             659
    Occupancy expense .............................          980          266            --              --           1,246
    Data processing ...............................          287          153            --              --             440
    Other expense .................................        1,072          345            49(8)           --           1,466
                                                      ----------   ----------    ----------      ----------      ----------

        Total noninterest expenses ................        5,033        1,551            49              --           6,633
                                                      ----------   ----------    ----------      ----------      ----------

Earnings before income tax ........................          699          171            49             111             932

        Income taxes ..............................          299           45            44              --             388
                                                      ----------   ----------    ----------      ----------      ----------

Net earnings ......................................   $      400          126            93             111             544
                                                      ==========   ==========    ==========      ==========      ==========

Basic and diluted earnings per share ..............   $      .40          .14                                           .34
                                                      ==========   ==========                                    ==========

Weighted-average shares outstanding (9) ...........      994,591      930,069                                     1,616,189
                                                      ==========   ==========                                    ==========


               NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                          AND STATEMENTS OF OPERATIONS

    The Pro Forma condensed Combined Balance Sheet as of March 31, 2001 and December 31, 2000, assumes the merger of Peninsula with Southern occurred on March 31, 2001 and December 31, 2000. The merger of Peninsula with Southern was accounted for as a purchase transaction, and, in accordance with generally accepted accounting principles, the purchase price was allocated to the assets and liabilities of Peninsula based upon their relative fair values, as determined by appraisals and studies undertaken as of the Effective Date. The adjustments will include, among others, a valuation of loans, a valuation of premises and equipment and a determination of the value in excess of book value, if any, of customer checking, savings and other deposit accounts. The excess of the purchase price over the fair value of Peninsula's net assets was allocated to goodwill.

    The Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2001 and for the year ended December 31, 2000, assumes that the proposed acquisition of Peninsula by Southern occurred on January 1, 2000.

    The Pro Forma financial information included in the Pro Forma Condensed Combined Balance Sheet and the Pro Forma Condensed Combined Statements of Operations assumes a purchase price of $10,256,000, represented by 621,598 Southern common shares valued at $16.50 per share, the book value of Southern's common stock.

    The adjustments shown in these pro forma statements reflect approximate market values as of March 31, 2001 and December 31, 2000, and do not reflect subsequent changes in interest rates. The actual adjustments as of the Effective Date can not be determined until that time and may have an impact on the pro forma financial position and results of operations which is different from that reflected in the accompanying Proforma Condensed Combined Balance Sheet and Statements of Operations.

(1) Reflects the issuance of 621,598 shares of Southern stock at an assumed price of $16.50 per share in exchange for 100% of the outstanding shares of Peninsula's common stock.

(2) Reflects the write-down of Peninsula's loans receivable to estimated fair value.

(3)      Reflects the write-up of Peninsula deposits to estimated fair value.

(4) Reflects the excess of the purchase price over the estimated fair value of the net assets acquired. Such excess has been allocated to goodwill.

(5)      Reflects the elimination of stockholders' equity of Peninsula.

(6) Reflects the amortization or accretion of the premium or discount from the write-up of the loan portfolio using the level yield method over the remaining estimated lives of the related loans.

(7) Reflects the amortization of the premium from the write-up of the deposits using the level-yield method over the remaining estimated life of the related deposits.

(8) Reflects the amortization of goodwill resulting from the purchase of Peninsula using the straight-line method over a period of twenty years.

(9) Computed using the weighted average number of shares of Southern at the dates indicated plus 621,598 shares of Southern issued as a result of the acquisition.

(10) Costs incurred by Southern to complete this acquisition are not expected to be material and accordingly have not been considered in these pro forma statements.

(11) Reflects the tax effect (40% effective tax rate) of the amortization of the write-down of Peninsula loans receivable and deposits.

    The following table sets forth the pro forma effect on future periods results of operations, of the accretion and amortization of the valuation adjustments to be recorded in connection with the proposed merger of Peninsula with Southern. The actual effect of the accretion and amortization of these valuation adjustments may vary if the assumptions used are not realized.


                                                  Increase (Decrease) in Net Earnings
                                                               (In Thousands)
                               -----------------------------------------------------------------------------------
                                 Accretion/
                               (Amortization)      Amortization                           Income     Net Effect
   For the Year                  of Premium         of Premium                              Tax      On Results
Ending December 31,               On Loans          On Deposits             Goodwill      Effect    of Operations
-------------------            --------------       -----------             --------      ------    -------------
         2001 ..............      $ 109                    2                   49           44           18
         2002 ..............        108                    1                   49           44           16
         2003 ..............        102                    1                   49           41           13
         2004 ..............         --                   --                   49           --          (49)
         2005 ..............         --                   --                   49           --          (49)
         2006 ..............         --                   --                   49           --          (49)
         2007 ..............         --                   --                   49           --          (49)
         2008 ..............         --                   --                   49           --          (49)
         2009 ..............         --                   --                   49           --          (49)
         2010 ..............         --                   --                   49           --          (49)
         2011 ..............         --                   --                   49           --          (49)
         2012 ..............         --                   --                   49           --          (49)
         2013 ..............         --                   --                   49           --          (49)
         2014 ..............         --                   --                   49           --          (49)
         2015 ..............         --                   --                   50           --          (50)
         2016 ..............         --                   --                   50           --          (50)
         2017 ..............         --                   --                   50           --          (50)
         2018 ..............         --                   --                   50           --          (50)
         2019 ..............         --                   --                   50           --          (50)
         2020 ..............         --                   --                   50           --          (50)
                                  -----                 ----                 ----        -----         ----
         Total..............      $ 319                    4                 (986)        (129)        (792)
                                  =====                 ====                  ===        =====          ===


                                   EXHIBIT D

                               ESCROW AGREEMENT


This ESCROW AGREEMENT effective as of the ___ day of _________ by and among:

         SOUTHERN COMMUNITY BANCORP, a Florida corporation, the principal place of business of which is located at 250 North Orange Avenue, Orlando, Florida 32801 (hereinafter referred to as the "Company")

                                      and

         SUNTRUST BANK, located at 225 East Robinson Street, Suite 250, Orlando, Florida 32801 (hereinafter referred to as the "Escrow Agent")


                                   RECITALS:

         A. The Company plans to undertake a public offering (the "Offering") of up to 1,200,000 shares (the "Shares") of the Company's common stock, par value $1.00 per share, at a subscription price of $10.50 per share.

         B. The Offering will be subject to the fulfillment of the following conditions: (i) the Company's receipt and acceptance of subscriptions for at least 1,000,000 Shares on or before May 15, 2002; and (ii) the Company's receipt of all required regulatory approvals to open the Southern Community Bank of South Florida (the "New Bank") on or before June 30, 2002.

         C. The Escrow Agent has agreed to act as the escrow agent or the Offering pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises set forth in this Agreement, the Company and the Escrow Agent hereby agree as follows:

1. Appointment of Escrow Agent. The Company hereby appoints the Escrow Agent to act as the escrow agent for the Offering, and the Escrow Agent accepts the appointment, subject to the terms and conditions of this Agreement.

2. Establishment of Escrow Account. The Escrow Agent will establish an escrow account (the "Escrow Account") for purposes of this Agreement.

3.       Deposit and Delivery of Proceeds.

         (a) For purposes of this Agreement, the term "Proceeds" shall mean all subscription proceeds which may be delivered to the Escrow Agent, whether in the form of checks, cashier checks and/or money orders.

         (b) The Company shall promptly deliver to the Escrow Agent all Proceeds received by the Company from persons who subscribe to the Offering (the "Subscribers"). The Escrow Agent shall deposit the Proceeds in the Escrow Account and shall hold, invest and disburse such amounts in accordance with the terms of this Agreement. The Escrow Agent shall have no responsibility whatsoever for Proceeds not delivered to the Escrow Agent or for funds that have not yet cleared and become good funds.

         (c) The parties acknowledge that Subscribers have been instructed to make all checks for the Shares payable to the Escrow Agent. In the event that a Subscriber makes a check payable to the Company, the Company shall endorse such check to the order to the Escrow Agent.

         (d) Simultaneously with the delivery of the Proceeds received from each Subscriber, the Company shall deliver to the Escrow Agent a copy of the Subscription Agreement executed by such

Subscriber and the Company's written acceptance of the subscription offer contained in the Subscription Agreement.

4. Partial Rejection of Subscriptions. If the Company accepts a subscription offer for less than the number of Shares requested by a Subscriber in his Subscription Agreement, then the Company shall notify the Escrow Agent in writing of the number of Shares which the Company has accepted. Promptly after the receipt of this notice, the Escrow Agent will remit to the Subscriber that portion of his Proceeds which were not accepted, without interest or deduction, and the Escrow Agent will continue to hold the balance of the Proceeds from the Subscriber in the Escrow Account.

5. Terms of Escrow. The Escrow Agent shall hold and disburse all Proceeds which it receives on the following terms and conditions:

         (a) Unless the Escrow Agent has previously disbursed the Proceeds under Section 4, the Escrow Agent will promptly return all Proceeds to Subscribers, without interest or deduction, upon the first to occur of the following:

                  (i) Upon written notice from the Company that the Offering has been terminated.

                  (ii) In the event that the Escrow Agent has not received Proceeds for at least $10,500,000 on or before May 15, 2001.

                  (iii) In the event that the Company has not provided written notice to the Escrow Agent that it has received all required regulatory approvals to open the new bank on or before June 30, 2002.

         (b) The Escrow Agent will promptly deliver the Proceeds to the Company upon the Company's written request, provided that both of the following conditions have been fulfilled:

                  (i) The Escrow Agent has received Proceeds of at least $10,500,000 on or before May 15, 2002.

                  (ii) The Escrow Agent has received written notice from the Company that the Company has received all required regulatory approvals to open the New Bank on or before June 30, 2002.

6. Return of Proceeds to Subscribers. In the event that the Escrow Agent is obligated to return any Proceeds to any Subscriber pursuant to the terms of this Agreement, the Escrow Agent shall return such Proceeds to the Subscriber in the form of a check, mailed by regular mail, to the address the Subscriber set forth in the Subscriber's Subscription Agreement.

7. Investment of Proceeds by Escrow Agent. The Escrow Agent shall invest the Proceeds deposited in the Escrow Account in the STI Classic Institutional U.S. Treasury Securities Money Market Fund (a AAA rated mutual fund comprised solely of investments in United States government, United States government backed securities and repurchase agreements collateralized by United States government backed securities). The Escrow Agent will deliver all income and other amounts earned on the investment of the Proceeds to the Company, including all interest income from the investment of the Escrow Account in the Fund. The Escrow Agent shall furnish to the Company periodic and final reports regarding the investments of the Proceeds. The Escrow Agent shall have no liability or obligation whatsoever for the status of the investments or the failure of said investments, and shall have no responsibility for tax reporting in connection with earnings or gains/losses on the investments.

8. Duties of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

9. Reliance of Escrow Agent on Documents. The Escrow Agent may act in reliance upon any writing, instrument or signature which the Escrow Agent, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in any such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions of this Agreement has been duly authorized to do so.

10. Indemnification of Escrow Agent. The Company shall indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature (including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim) which it may incur or with which it may be threatened, provided that the Company shall not be obligated to provide indemnification if the claims, liabilities, losses, actions, suits, proceedings, expenses, fees and charges are a result of the Bank's gross negligence or wilful misconduct.

11. Discretion of Escrow Agent to File an Interpleader Action in the Event of Dispute. If the Escrow Agent shall be uncertain as to the interpretation of this Agreement, or about its rights and obligations, or the propriety of any action contemplated by the Escrow Agent under this Agreement, the Escrow Agent may, but shall not be required to, file an action of interpleader to resolve the disagreement and may hold all Proceeds until directed by a court of competent jurisdiction as to the distribution of the Escrow Proceeds, or until all parties in dispute mutually agree to the distribution. The Escrow Agent shall be indemnified as set forth in Section 10 for all costs, including reasonable attorneys' fees incurred by it, in connection with the aforesaid interpleader action, and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment or other appropriate order in the interpleader action is entered.

12. Consultation with Counsel. The Escrow Agent may consult with independent counsel of its own choice and shall not be liable for any actions which it takes in reliance upon the advise of such counsel.

13. Limitation of Liability. The Escrow Agent shall not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless they constitute gross negligence or willful misconduct on the part of the Escrow Agent.

14.      Resignation of Escrow Agent. The Escrow Agent may resign upon thirty
(30) days written notice to the Company. If a successor escrow agent is not appointed by the Company within this thirty (30) day period, the Escrow Agent may petition a court of competent jurisdiction to name a successor or, at its option, the Escrow Agent may suspend the performance of its duties until such time as the Company has furnished the name of a successor escrow agent.

15. Compensation and Expenses. The Escrow Agent shall be entitled to compensation from the Company for its services under this Agreement in an amount of $1,500.00. In the event Escrow Agent must return the Proceeds to a Subscriber, the Company will pay the Escrow Agent an additional $15.00 for each refund. The parties acknowledge that the Escrow Agent will earn a management fee on the investment of the Proceeds pursuant to Section 7 of this Agreement.

16. Notices. All notices permitted or required to be given to any party under this Agreement shall be in writing and shall be deemed to have been given upon receipt by the party being notified. In the case of the Company, such notices shall be sent to: Mr. Charlie W. Brinkley, Jr., Chairman and CEO, Southern Community Bancorp, 250 North Orange Avenue, Orlando, Florida 32801. Either party may change the address to which said notice is to be given by giving notice of such change to all other parties to this Agreement in the manner set forth in this Agreement.

17. Successors and Assigns. The rights created by the Agreement shall inure to the benefit of, and the obligations created by this Agreement shall be binding upon, the successors and assigns of the Escrow Agent and the Company.

18. Governing Law. This Agreement shall be construed in accordance with, and governed by the laws of, the State of Florida.

19. Termination. This Escrow Agreement shall terminate and the Escrow Agent shall be discharged of all responsibility under this Agreement at such time as the Escrow Agent shall have disbursed all of the Proceeds in accordance with the terms of this Agreement.

20. Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                    SOUTHERN COMMUNITY BANCORP



                                    By:
                                       ----------------------------------------
                                       Charlie W. Brinkley, Jr.
                                       Chairman and Chief Executive Officer



                                    SUNTRUST BANK



                                    By:
                                       ----------------------------------------
                                       First Vice President

                                   EXHIBIT E

                            SUBSCRIPTION AGREEMENT


Southern Community Bancorp
250 North Orange Avenue
Orlando, Florida 32801

Attn:    Mr. Dennis G. Bedley


Gentlemen:

         1. Subscription. The undersigned hereby subscribes to purchase shares (the "Shares") of the common stock, par value $1.00 per share (the "Common Stock"), of Southern Community Bancorp, a Florida corporation (the "Company"), on the terms and conditions of this Agreement.

         2. Receipt of Prospectus. The undersigned hereby acknowledges that the undersigned has received a copy of the Company's Prospectus, dated as of _________________ ___ , 2001 (the "Prospectus"), with respect to the offering of the Common Stock.

         3. Purchase of Shares. The undersigned hereby subscribes for the number of Shares specified below:


Number of Shares to be purchased:           ____________ Shares
(minimum of 1,000 Shares)

Price per Share:                                      x  $ 10.50

Total purchase price:                     $ ____________

Amount of enclosed check:
 ($10.50 per Share times
 number of Shares purchased)              $ ____________

         4. Payment of Purchase Price. The undersigned has enclosed with this Agreement the undersigned's personal check (or a certified check, bank check or money order) payable to "SunTrust Bank -- Escrow Agent for Southern Community Bancorp" in payment for the number of Shares listed in Section 3.

         5. Title to Shares. The undersigned hereby requests that the Shares be issued as follows:

Title to be Taken - (check one)

[ ] Individual ownership                (Name as it should appear on the
                                        Company's stock register - two names
[ ] Joint tenants with right            for joint owners - please print or
      of survivorship                   type)

[ ] Other-specify: ______________

                                        (Residence Address)


Social Security No. or
Taxpayer Identification No::


                                         (Home Phone)


                                         (Business Phone)


         6. Escrow Agreement. The undersigned acknowledges and agrees that the undersigned's funds will be held in escrow in accordance with the terms of the Escrow Agreement dated November 30, 2001 by and between the Company and SunTrust Bank, as escrow agent.

         7.       Certain Acknowledgments. The undersigned is fully aware that:

                  (a) The subscription offer set forth in this Agreement may be accepted or rejected in whole or in part by the Company in its sole and absolute discretion.

                  (b) The subscription offer set forth in this Agreement is and shall be irrevocable, except as set forth in the Prospectus, provided that the undersigned shall have no obligations under this Agreement in the event that the subscription offer set forth in this Agreement is rejected or the offering described in the Prospectus is canceled or withdrawn.

                  (c) No federal or state agency has made any finding or determination as to the fairness of the offering for public investment, and no such agency has made any recommendation or endorsement of the Shares.

                  (d)      There is no public market for the Shares.

                  (e) THE SHARES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY.

         8.       Miscellaneous

                  (a) Modification. Neither this Agreement nor any provisions of this Agreement shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

                  (b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. If the undersigned is more than one person, the obligation of the undersigned shall be joint and several and the agreements, representations, warranties and acknowledgments contained in this Agreement shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators and successors.

                  (c) Assignability. This Agreement is not transferable or assignable by the undersigned. Any purported transfer or assignment by the undersigned shall be null and void.

                  (d) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Florida.


                  IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on this ____ day of ___________________, 200__.



                                             Signature



                                             Signature (Second signature
                                             required for joint ownership)


ACCEPTANCE OF SUBSCRIPTION:

         Southern Community Bancorp hereby accepts the subscription offer set forth in this Agreement for ________ Shares, with $________ of proceeds to be deposited in the escrow account.



                                             SOUTHERN COMMUNITY BANCORP

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Bylaws limit, to the maximum extent permitted by Florida law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors or officers. The Bylaws provide further that the Registrant shall indemnify to the fullest extent permitted by Florida law any person made a party to an action or proceeding by reason of the fact that such person was director, officer, employee or agent of the Registrant. The Bylaws also provide that directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Registrant to the maximum extent permitted by Florida law.

         Reference is made to the following documents filed as Exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:


Document                                                                        Exhibit Number
--------                                                                        --------------


Registrant's Articles of Incorporation.......................................        3.1
Registrant's Bylaws..........................................................        3.2

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable in connection with the sale of the common stock being registered hereby. All amounts are estimates, except the registration fee.


Item                                                                     Amount
----                                                                     ------

SEC registration fee........................................            3,011.40

Blue sky fees and expenses..................................            1,000.00

Printing and engraving expenses.............................            1,500.00

Legal fees and expenses.....................................           30,850.00

Auditors' fees and expenses.................................           10,000.00

Transfer agent and registrar fees...........................            1,500.00

Miscellaneous expenses......................................            2,138.60
                                                                      ----------

           TOTAL                                                      $50,000.00

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         The following is a summary of the transactions by Registrant since the Registrant's incorporation on March 24, 1999, involving sales of Registrant's securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act").

         On July 30, 1999, the Registrant issued 884,425 shares of common stock in exchange for all of the outstanding capital stock of Southern Community Bank. This transaction was exempt from Section 5 of the Securities Act pursuant to the provisions of Section 3(a)(12).

         The Registrant has entered into a Restricted Stock Agreement with Charlie W. Brinkley, Jr., its Chairman, under which the Registrant has agreed to issue up to 50,000 shares of its common stock to Mr. Brinkley as compensation for services. Under the terms of this agreement, the Registrant issued 250 shares effective as of January 1, 2000. This transaction was exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2).

         On January 1, 2000, the Registrant issued 986 shares of its common stock to certain employees pursuant to the Registrant's Employee Stock Purchase Program. These shares were issued at a price of $15.00 per share. These transactions were exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2).

         On January 1, 2000, the Registrant sold 4,637 shares of its common stock to certain employees at a price of $15.00 per share. These transactions were exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2).

         On September 30, 2000, the Registrant sold 110 shares of its common stock to certain employees at a price of $15.00 per share. These transactions were exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2).

         On March 16, 2001, the Registrant issued 750 shares to an executive under a restricted stock grant agreement. These shares were issued at a value of $15.00 per share. This transaction was exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2).

         On March 16, 2001, the Registrant issued 7,816 shares as its contribution to the Registrant's 401(k) Profit Sharing Plan. These shares were issued at a value of $15.00 per share. This transaction was exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2).

         On March 16, 2001, the Registrant issued 5,548 shares pursuant to the Registrant's Employee Stock Purchase Plan. These shares were issued at a value of $15.00 per share. This transaction was exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2).

         On May 31, 2001, the Registrant sold 5,500 shares at a price of $16.50 to certain employees of the Registrant. These transactions were exempt from the registration requirements of Section 5 of the Securities Act of 1933 pursuant to Section 4(2).

         Between June 15, 2001 and June 29, 2001, the Registrant sold 292,615 shares at a price of $16.95 per share to private investors. These sales were exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2).

         Between July 10, 2001 and July 31, 2001, the Registration sold 13,360 shares to 11 investors at a price of $16.95 per share. These transactions were exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2).

         Between July 17, 2001 and August 29, 2001, Southern sold 24,900 shares to 5 employees at a price of $16.50 per share. These transactions were exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2).

ITEM 27.  EXHIBITS.

         (a)      Exhibits


EXHIBIT
NUMBER            EXHIBIT
-------           -------
   3.1            Articles of Incorporation, as amended, of Registrant (a) (d)
   3.2            Bylaws of Registrant (a)
   4.1            Specimen Common Stock Certificate of Registrant (a)
   5.1            Opinion of Shutts & Bowen LLP
   10.1           Employees' Incentive Stock Option Plan of Registrant (a)
   10.2           Directors' Statutory Stock Option Plan of Registrant (a)
   10.3           Amended and Restated Employee Stock Purchase Plan of Registrant (a)
   10.4           Salary Continuation Agreement between the Registrant and Charlie W. Brinkley, Jr. dated February 23, 1999 (a)
   10.5           Salary Continuation Agreement between the Registrant and John G. Squires dated February 23, 1999 (a)
   10.6           Electronic Data Processing Agreement dated August 12, 1998 between the Registrant and First Commerce
                  Technologies, Inc.(a)
   10.7           Restricted Stock Agreement made effective as of January 1, 1999 between the Registrant and Charlie W.
                  Brinkley, Jr. (a)
   10.8           2001 Equity Incentive Plan (d)
   10.9           Agreement and Plan of Merger dated as of December 18, 1999 by and between Peninsula Bancorp, Inc. and the
                  Registrant (e)
   21.1           List of Subsidiaries of Registrant
   23.1           Consent of Hacker, Johnson & Smith PA

   23.2           Consent of Shutts & Bowen LLP (included in Exhibit 5.1)
   23.3           Consent of Camputaro & Associates
   24.1           Powers of Attorney (included on signature page)
   99.1           Consent of Dennis G. Bedley, Proposed Director
   99.2           Consent of Gregory K. Talbott, Proposed Director
   99.3           Consent of Norman E. Taplin, Esq, Proposed Director

---------

(a) Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 (File No. 333-35548).

(b) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000 (filed with the Commission on October 20, 2000).

(c) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K (filed with the Commission on October 2, 2000).

(d) Previously filed as an Exhibit to the Registrant's quarterly report on Form 10-QSB for the Quarter ended March 31, 2001 (filed with Commission on May 15, 2001).

(e) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (file number 333-57428) (filed with Commission on March 22, 2001).

ITEM 28. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement; (iii) To include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Orlando, State of Florida on November 30, 2001.



                                    SOUTHERN COMMUNITY BANCORP


                                    By:/s/Charlie W. Brinkley, Jr.
                                       ----------------------------------------
                                       Charlie W. Brinkley, Jr.
                                       Chairman of the Board and
                                       Chief Executive Officer



                               POWER OF ATTORNEY

         Each person whose signature appears below hereby authorized Charlie W. Brinkley, Jr., as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


                 Name                                     Title                                  Date
                 ----                                     -----                                  ----

/s/Charlie W. Brinkley, Jr.             Chairman of the Board and Chief Executive          November 30, 2001
------------------------------          Officer (Principal Executive Officer)
   Charlie W. Brinkley, Jr.

/s/John G. Squires                      President and Director                             November 30, 2001
------------------------------
       John G. Squires

/s/George D. Anderson                   Director                                           November 30, 2001
------------------------------
   George D. Anderson

/s/Thomas H. Dargan, Jr.
------------------------------                           Director                          November 30, 2001
   Thomas H. Dargan, Jr.

/s/P.T. Fleuchaus
------------------------------                           Director                          November 30, 2001
       P.T. Fleuchaus


------------------------------                           Director
     Richard L. Garner

/s/Dennis E. Gilkey
------------------------------                           Director                          November 30, 2001
      Dennis E. Gilkey

/s/Jennings L. Hurt, III
------------------------------                           Director                          November 30, 2001
    Jennings L. Hurt, III

/s/Clark D. Jensen
------------------------------                           Director                          November 30, 2001
      Clark D. Jensen

/s/Sanford Miller
------------------------------                           Director                          November 30, 2001
       Sanford Miller

/s/John K. Ritenour
------------------------------                           Director                          November 30, 2001
     John K. Ritenour

/s/ Stanley H. Sandefur
------------------------------                           Director                          November 30, 2001
    Stanley H. Sandefur

/s/Joel E. Whittenhall
------------------------------                           Director                          November 30, 2001
    Joel E. Whittenhall

/s/Stephen R. Jeuck
------------------------------                   Secretary and Controller                  November 30, 2001
      Stephen R. Jeuck                          (Chief Accounting Officer)

/s/Stephen B. McGee
------------------------------                   Chief Financial Officer                   November 30, 2001
      Stephen B. McGee                        (Principal Financial Officer)


EXHIBIT INDEX


EXHIBIT
NUMBER            EXHIBIT
-------           -------

5.1               Opinion of Shutts & Bowen LLP

21.1              Subsidiaries of Registrant

23.1              Consent of Hacker, Johnson & Smith P.A.

23.2              Consent of Camputaro & Associates

99.1              Consent of Dennis G. Bedley, Proposed Director

99.2              Consent of Gregory K. Talbott

99.3              Consent of Norman E. Taplin, Proposed Director